   As filed with the Securities and Exchange Commission on November 14, 2000

                                                  REGISTRATION NO. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           LAMAR ADVERTISING COMPANY
             (Exact Name of Registrant as Specified in its Charter)


            DELAWARE                                          72-1449411
  (State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                       Identification Number)

                            5551 CORPORATE BOULEVARD
                          BATON ROUGE, LOUISIANA 70808
                                 (225) 926-1000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              KEVIN P. REILLY, JR.
                            Chief Executive Officer
                           Lamar Advertising Company
                            5551 Corporate Boulevard
                          Baton Rouge, Louisiana 70808
                                 (225) 926-1000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                with a copy to:

        PAUL M. KINSELLA                            JOSEPH M. CRABB
       STACIE S. AARESTAD                  Squire, Sanders & Dempsey, L.L.P.
       Palmer & Dodge LLP                       Two Renaissance Square
        One Beacon Street                 40 North Central Avenue, Suite 2700
   Boston, Massachusetts 02108                  Phoenix, Arizona 85004
         (617) 573-0100                             (602) 528-4000


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective time of this Registration Statement and the effective time of the merger contemplated by the Agreement and Plan of Merger dated as of October 3, 2000 among Lamar Advertising Company, Lamar Southwest Acquisition Corporation, and Bowlin Outdoor Advertising & Travel Centers Incorporated, which is attached as Annex A to the proxy statement/prospectus forming a part of this Registration Statement.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
    Title of securities to be       Amount to be    Proposed maximum aggregate     Proposed maximum          Amount of
           registered                Registered      offering price per unit   aggregate offering price  registration fee
---------------------------------------------------------------------------------------------------------------------------
Class A common stock, $.001 par
value, of the Company                725,000(1)                N/A                  $4,621,875(2)          $1,220.18(3)
===========================================================================================================================

(1) Represents the maximum number of shares of Class A common stock of Registrant that would be issued by the Registrant in connection with the merger of Bowlin with a wholly owned subsidiary of the Registrant.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(f) and 457(c) under the Securities Act of 1993, as amended (the "Securities Act"). Based upon the average of the high and low sale price for Bowlin common stock on November 7, 2000.

(3)  Calculated pursuant to Rules 457(f) and 457(c) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS
                    SUBJECT TO COMPLETION, NOVEMBER 14, 2000

           BOWLIN OUTDOOR ADVERTISING AND TRAVEL CENTERS INCORPORATED
                                150 LOUISIANA NE
                             ALBUQUERQUE, NM 87108

Dear Bowlin Outdoor Advertising and Travel Centers Stockholder:

         You are cordially invited to attend the special meeting of the stockholders of Bowlin Outdoor Advertising and Travel Centers to be held at 9:00 a.m., Mountain Standard Time, on January 19, 2001, at 150 Louisiana NE, Albuquerque, New Mexico 87108. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement among Bowlin, Lamar Advertising Company and Lamar Southwest Acquisition Corporation, pursuant to which Bowlin will become a wholly owned subsidiary of Lamar and you will become a shareholder of Lamar.

         Upon the closing of the merger, outstanding shares of Bowlin common stock will convert into the right to receive 725,000 shares of Lamar common stock, with each Bowlin stockholder entitled to a pro rata share of the 725,000 shares.

         Bowlin common stock is traded on the American Stock Exchange under the symbol "BWN." Lamar common stock is traded on the Nasdaq National Market under the symbol "LAMR."

         Your board of directors has carefully considered and approved the merger and has determined that the merger is in your best interests. Accordingly, the Bowlin board recommends that you vote for adoption of the merger agreement at the special meeting. In reaching this determination, the Bowlin board has received the written opinion of Sanders Morris Harris Inc. which states that the consideration to be paid by Lamar in the merger is fair, from a financial point of view, to you. A copy of this opinion is attached to the accompanying proxy statement/prospectus as Annex C, and we urge you to read this opinion in its entirety.

         We have enclosed a notice of special meeting and a proxy statement/prospectus discussing the proposed merger and the merger agreement to be considered at the special meeting. A copy of the merger agreement is also attached to the proxy statement/prospectus as Annex A. We encourage you to read the merger agreement. Also enclosed is a proxy card so you can vote on the proposals without attending the special meeting.

         The merger involves certain risks to Bowlin Outdoor Advertising and Travel Centers Stockholders. See "Risk Factors," beginning on page 12.

         It is important that your shares be represented at the special meeting. Whether or not you expect to attend in person, please promptly sign, date and return the enclosed proxy card in the enclosed, postage prepaid envelope.

         Thank you, and we look forward to seeing you at the special meeting.

                                                     Very truly yours,


                                                     Michael L. Bowlin
                                                     Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Lamar Advertising Company common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated December ____, 2000 and is first being mailed to stockholders on or about December _____, 2000.

           BOWLIN OUTDOOR ADVERTISING AND TRAVEL CENTERS INCORPORATED
                                150 LOUISIANA NE
                              ALBUQUERQUE, NM 87108

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 19, 2001

TO THE STOCKHOLDERS OF BOWLIN OUTDOOR ADVERTISING AND TRAVEL CENTERS
INCORPORATED:

         The special meeting of the stockholders of Bowlin Outdoor Advertising and Travel Centers Incorporated, a Nevada corporation, will be held on January 19, 2001, at 9:00 a.m., Mountain Standard Time at 150 Louisiana NE, Albuquerque, New Mexico 87108 for the following purposes:

         1. To adopt and approve the merger agreement among Bowlin Outdoor Advertising and Travel Centers Incorporated, Lamar Advertising Company and Lamar Southwest Acquisition Corporation; and

         2. To transact any other business that properly comes before the meeting.

         Your board of directors has determined that the merger agreement and the merger are in your best interests and recommends that you vote for adoption of the merger agreement.

         The close of business on December __, 2000 has been fixed by the board of directors of Bowlin Outdoor Advertising and Travel Centers Incorporated as the record date for determination of the stockholders of Bowlin entitled to notice of, and to vote at, the special meeting or any postponement or adjournment. Whether or not you plan to attend the special meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by delivering a written notice of such revocation or a duly executed, later-dated proxy to Bowlin Outdoor Advertising and Travel Centers Incorporated at 150 Louisiana NE, Albuquerque, New Mexico 87108, Attention: Corporate Secretary, or by attending the special meeting and voting in person.

                                             By Order of the Board of Directors



                                             Michael L. Bowlin
                                             Chairman of the Board and
                                             Chief Executive Officer

Albuquerque, New Mexico
December ___, 2000

You are invited to attend the special meeting in person. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please vote, sign, date and mail the enclosed proxy in the accompanying postage-paid reply envelope.

                      REFERENCES TO ADDITIONAL INFORMATION

         This proxy statement/prospectus incorporates important business and financial information about Lamar and Bowlin from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents, which are incorporated by reference in this proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company at the following address and telephone numbers:

   Lamar Advertising Company                Bowlin Outdoor Advertising & Travel
   5551 Corporate Boulevard                        Centers Incorporated
    Baton Rouge, LA 70808                            150 Louisiana NE
       (225) 926-1000                              Albuquerque, NM 87018
                                                      (505) 266-5985

         See "Where You Can Find More Information" on page __.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Questions & Answers About The Merger..............................................................................1
Summary...........................................................................................................2
Lamar Advertising Company and Subsidiaries Selected Historical Financial Information..............................6
Bowlin Outdoor Advertising and Travel Centers Incorporated Selected Historical Financial Information..............8
Comparative Per Share Data........................................................................................9
Comparative Stock Prices and Dividends...........................................................................10
Risk Factors.....................................................................................................12
Special Note Regarding Forward-Looking Statements................................................................18
The Bowlin Special Meeting.......................................................................................19
Business of Lamar................................................................................................20
Recent Developments..............................................................................................20
   Completed Acquisitions........................................................................................20
   Pending Acquisitions..........................................................................................20
Business of Bowlin...............................................................................................20
Bowlin Management's Discussion and Analysis of Financial Condition and Results of Operations.....................21
   Overview......................................................................................................21
   Results of Operations.........................................................................................21
   Liquidity and Capital Resources...............................................................................26
   Quantitative and Qualitative Disclosures About Market Risk....................................................26
Background and Reasons For the Merger............................................................................27
   Background....................................................................................................27
   Bowlin's Reasons for the Merger...............................................................................28
   Opinion of Financial Advisor To Bowlin's Board of Directors...................................................30
   Potential Conflicts of Interest of Bowlin Management in the Merger............................................35
The Merger and the Merger Agreement..............................................................................36
   General Description of the Merger.............................................................................36
   Effective Time................................................................................................37
   Merger Consideration for Bowlin Stock and Exchange Ratio......................................................37
   No Fractional Shares..........................................................................................37
   Exchange of Bowlin Stock Certificates.........................................................................38
   Treatment of Bowlin Stock Options.............................................................................38
   Treatment of Bowlin Benefits..................................................................................38
   Accounting Treatment..........................................................................................38
   Material United States Federal Income Tax Consequences of the Merger..........................................39
   Covenants Under the Merger Agreement..........................................................................40
   Representations and Warranties................................................................................41
   Conditions to the Merger......................................................................................43
   Termination of the Merger Agreement...........................................................................44
   Termination Fees and Expenses.................................................................................45
   Amendments and Waivers........................................................................................45
   Appraisal or Dissenters' Rights...............................................................................45
   Nasdaq Listing of Lamar Stock.................................................................................45
   Delisting of Bowlin Stock.....................................................................................45
   Resales of Lamar Stock by Bowlin Affiliates...................................................................46
   Regulatory Matters............................................................................................46
Stock Ownership..................................................................................................47
   Ownership of Lamar Stock......................................................................................47
   Ownership of Bowlin Stock.....................................................................................49
Comparison of Rights of Lamar and Bowlin Stockholders............................................................51
Legal Matters....................................................................................................59
Experts..........................................................................................................59
Future Bowlin Stockholder Proposals..............................................................................60
Other Matters....................................................................................................60
Where You Can Find More Information..............................................................................60
Index to Financial Statements...................................................................................F-1

Annex A - Merger Agreement
Annex B - Contribution Agreement
Annex C - Fairness Opinion of Sanders Morris Harris Inc.
Annex D - Bowlin's Annual Report on Form 10-K for the period ended
          January 31, 2000

                      QUESTIONS & ANSWERS ABOUT THE MERGER

Q:       WHAT DO I NEED TO DO NOW?

A:       Carefully read and consider the information contained in this proxy statement/prospectus. Then, please complete, sign and date your proxy and return it as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy, your shares will be voted as you indicate in your proxy. If you sign and send in your proxy, but do not indicate how you want to vote, we will count the shares represented by your proxy as a vote FOR adoption of the merger agreement. If you abstain from voting or do not vote, it will have the effect of a vote against the merger agreement.

Q:       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A:       Yes. You can change your vote at any time before your proxy is voted.
You can do this in one of three ways. First, you can send a written notice stating that you are revoking your proxy. Second, you can complete and submit a new proxy dated after the date of your original proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Bowlin at 150 Louisiana NE, Albuquerque, New Mexico 87108. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must also vote at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:       Your broker generally will vote your shares only if you provide instructions on how to vote. Follow the information provided to you by your broker. If your broker does not vote your shares, it will have the effect of a vote against the merger.

Q:       WHAT WILL I RECEIVE IN EXCHANGE FOR MY BOWLIN STOCK IN THE MERGER?

A:       You will receive shares of Class A common stock of Lamar. Assuming the exercise of all outstanding Bowlin options, the number of shares of Class A common stock of Lamar that you will receive will equal the number of Bowlin shares that you own multiplied by .1502.

Q: WHAT IS THE DIFFERENCE BETWEEN THE LAMAR CLASS A COMMON STOCK THAT I WILL RECEIVE IN EXCHANGE FOR MY BOWLIN STOCK IN THE MERGER AND LAMAR'S CLASS B COMMON STOCK?

A:       The Class A common stock and the Class B common stock have the same rights and powers, except that a share of Class A common stock entitles the holder to one vote and a share of Class B common stock entitles the holder to ten votes.

Q:       SHOULD I SEND IN MY BOWLIN STOCK CERTIFICATES NOW?

A:       No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:       We are working toward completing the merger as quickly as possible. If approved by the Bowlin stockholders, we expect to complete the merger during the first quarter of 2001.

Q:       WHOM SHOULD I CALL WITH QUESTIONS?

A:       You can call Bowlin Investor Relations at (505) 266-5985 with questions about the merger.

                                    SUMMARY

This summary highlights what we believe is the most important information about the merger. Nonetheless, to fully understand the transaction, you should read this entire proxy statement/prospectus, including the materials attached as annexes, as well as the other documents to which we have referred you. See "Where You Can Find More Information" on page ___. The page references in parentheses will direct you to a more detailed description of the topics presented in this summary.

                                 THE COMPANIES

LAMAR (SEE PAGE ____)

         Lamar is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. Lamar also operates the largest logo sign business in the United States. Lamar has a holding company structure, in which Lamar Advertising Company and its direct wholly-owned subsidiary, Lamar Media Corp., serve as holding companies for Lamar's indirect subsidiaries.

         The principal executive offices of Lamar, a Delaware corporation, are located at 5551 Corporate Boulevard, Baton Rouge, LA 70808 and its telephone number at these offices is (225) 926-1000.

BOWLIN (SEE PAGE ____)

         Bowlin is a regional leader in the operation of travel centers and outdoor advertising displays dedicated to serving the traveling public in rural and smaller metropolitan areas of the Southwestern United States. The travel center assets are being "spun off," or transferred, to a separate entity and will not be a part of Bowlin at the time of the merger.

         The principal offices of Bowlin, a Nevada corporation, are located at 150 Louisiana NE, Albuquerque, New Mexico 87108 and its telephone number at these offices is (505) 266-5985.

                                   THE MERGER

SUMMARY OF THE TRANSACTIONS (SEE PAGE ____)

         In the proposed merger, Lamar Southwest Acquisition Corporation, a Nevada corporation and a wholly owned subsidiary of Lamar, will be merged into Bowlin. Bowlin will be the surviving corporation and its name will be changed to Lamar Southwest, Inc. Prior to the merger, Bowlin and its subsidiary, Bowlin Travel Centers, Inc., will enter into a contribution agreement. The contribution agreement will provide that certain assets and liabilities related to Bowlin's travel centers line of business will be contributed to Bowlin Travel. Bowlin will then distribute the shares of Bowlin Travel to the Bowlin stockholders immediately prior to completion of the merger. The business, assets and liabilities of the travel centers line of business will not, therefore, be acquired by Lamar in the merger with Bowlin. The shares of Bowlin Travel must be distributed to the stockholders of Bowlin prior to the consummation of the merger.

         The proposed merger will occur following adoption of the merger agreement by the Bowlin stockholders and satisfaction or waiver of all other conditions to the merger. The merger agreement is attached as Annex A. We encourage you to read it because it is the legal document that governs the merger.

WHAT THE HOLDERS OF BOWLIN COMMON STOCK WILL RECEIVE IN THE MERGER (SEE PAGE___)

         In the proposed merger, Bowlin common stockholders will receive Lamar Class A common stock, which is referred to in this proxy statement/prospectus as "Lamar stock." When we complete the merger, all of the outstanding shares of Bowlin common stock, which is referred to in this proxy statement/prospectus as "Bowlin stock," will be exchanged for 725,000 shares of Lamar stock. Assuming the exercise of all outstanding options, each outstanding share of Bowlin stock will convert into a right to receive .1502 of a share of Lamar stock. Lamar will not issue any fractional shares of Lamar stock in the merger. Instead, Bowlin stockholders will receive cash for fractional shares.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE ____)

         We intend that the merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code. If the merger does qualify as a reorganization, no gain or loss will be recognized by Bowlin, Lamar or the merger subsidiary by reason of the merger. In addition, you will not recognize gain or loss on the exchange of your shares of Bowlin stock for shares of Lamar stock, except for any cash you receive instead of fractional shares.

         BECAUSE THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON EACH BOWLIN STOCKHOLDER'S PARTICULAR CIRCUMSTANCES, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE ____)

         Bowlin stockholders do not have appraisal or dissenters' rights in connection with the merger.

BOWLIN'S REASONS FOR THE MERGER (SEE PAGE ____)

         The Bowlin board concluded that the separation of its two business segments, the distribution to the Bowlin stockholders of Bowlin Travel stock, and the merger were in the best interests of Bowlin and its stockholders. In reaching its decision, the board considered, among other things, its belief that:

         o the separation of Bowlin into two separate entities, one to operate the travel centers business, and the other to operate the outdoor advertising business, would improve the travel centers business, and would improve the ability of investors to value each business and as a result increase stockholder value; and

         o a merger with Lamar Advertising Company would further increase stockholder value by giving Bowlin stockholders the opportunity to hold shares in a much larger outdoor advertising company with greater financial resources and opportunities for growth than Bowlin, as well as a more liquid trading market for its shares.

FAIRNESS OPINION OF SANDERS MORRIS HARRIS INC. (SEE PAGE ____)

         In deciding to approve the merger, the Bowlin board considered an opinion from its financial advisor, Sanders Morris Harris Inc. On October 2, 2000, Sanders Morris Harris Inc. delivered its written opinion to the Bowlin board that as of that date and based on and subject to the matters set forth in the opinion, the consideration pursuant to the merger agreement was fair, from a financial point of view, to Bowlin stockholders. The full text of this written opinion is attached as Annex C to this proxy statement/prospectus. We encourage you to read this opinion carefully in its entirety. The opinion of Sanders Morris Harris Inc. is directed to the Bowlin board and is not a recommendation to any stockholder on how to vote on the merger agreement.

                               THE SPECIAL MEETING

DATE AND PURPOSE (SEE PAGE ____)

         A special meeting of Bowlin stockholders will be held at Bowlin's headquarters at 150 Louisiana NE, Albuquerque, New Mexico 87108 on January 19, 2001 at 9:00 a.m., Mountain Standard Time.

RECORD DATE; VOTING RIGHTS (SEE PAGE ____)

         If you owned shares of Bowlin stock as of the close of business on December __, 2000, the record date for the special meeting, you may vote on the adoption of the merger agreement.

         On that date, there were _______________ shares of Bowlin stock outstanding. Bowlin stockholders will have one vote at the meeting for each share of common stock they owned on the record date.

QUORUM; REQUIRED VOTES (SEE PAGE ____)

         The holders of a majority of the outstanding shares of Bowlin stock must be present, in person or by proxy, at the Bowlin special meeting for there to be a quorum. To approve the merger, holders of a majority of the outstanding shares of Bowlin stock must vote to adopt the merger agreement. If you fail to vote or abstain from voting, it will have the effect of a vote against the merger. A broker who holds Bowlin stock as your nominee generally will not have authority to vote your shares unless you provide the broker with voting instructions.

         On the record date, directors and officers of Lamar as a group owned no shares of Bowlin stock, and directors and officers of Bowlin as a group owned approximately 62.2% of the outstanding shares of Bowlin stock.

RECOMMENDATION OF THE BOWLIN BOARD (SEE PAGE ____)

         BOWLIN'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF BOWLIN STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                           OTHER SELECTED INFORMATION

TREATMENT OF STOCK OPTIONS (SEE PAGE ____)

         Any options for Bowlin stock that have not been exercised at the effective time of the merger will be cancelled and will cease to represent the right to receive either Bowlin stock or Lamar stock.

EMPLOYEE MATTERS (SEE PAGE ____)

         The Bowlin employees who become employed by Lamar will be eligible to participate in Lamar's 401(k) plan and any assets held in their respective accounts of Bowlin's plan will be transferred to Lamar's plan.

ACCOUNTING TREATMENT (SEE PAGE ____)

         Lamar will account for the merger under the purchase method of accounting, which means the assets and liabilities of Bowlin, including its intangible assets, will be recorded on Lamar's books at their fair market values. The results of operations and cash flows of Bowlin will be included in Lamar's financial statements prospectively as of the closing of the merger.

REGULATORY APPROVALS (SEE PAGE ____)

         United States antitrust laws prohibit Lamar and Bowlin from completing the merger until we have furnished information and materials about the companies and the merger to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired. Lamar and Bowlin have filed the required forms with these government agencies. We are not aware of any other governmental or regulatory approvals required for closing the merger other than compliance with federal securities laws.

CONDITIONS TO THE MERGER (SEE PAGE ____)

         We must satisfy the following conditions before completing the merger:

         o        Bowlin stockholders must adopt the merger agreement;

         o the registration statement of which this proxy statement/prospectus is a part must have been declared effective by the SEC and must not be the subject of any stop order or related proceeding; and

         o        we must obtain regulatory approval.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE ____)

         We can mutually terminate the merger agreement without completing the merger. Either Lamar or Bowlin may terminate the agreement if the merger is not completed by March 31, 2001, and under other circumstances, including failure to obtain required stockholder approval. Bowlin may terminate the agreement if the average closing share price of Lamar stock for the 30 trading days ending on the last trading day immediately prior to the closing of the merger is below $40.00.

TERMINATION FEES AND EXPENSES (SEE PAGE ____)

         If we do not complete the merger, each party generally will pay its own expenses. If we complete the merger, Lamar will pay all of Bowlin's merger-related expenses up to $1,250,000. Bowlin Travel will assume any costs incurred by Bowlin in excess of $1,250,000. Bowlin has agreed to pay Lamar a termination fee of $580,000 if either party terminates the merger agreement because Bowlin's stockholders fail to adopt the merger agreement.

COMPARATIVE STOCKHOLDER RIGHTS (SEE PAGE ____)

         When we complete the merger, Bowlin stockholders will hold shares of Lamar stock. Their rights will thus be governed by Lamar's charter, by-laws and the Delaware General Corporation Law.

COMPARATIVE STOCK PRICE INFORMATION (SEE PAGE ____)

         Lamar stock is quoted on the Nasdaq National Market and Bowlin stock is quoted on the American Stock Exchange. The following table presents the market value of Lamar stock and the market value of Bowlin stock as of October 3, 2000, the last business day before we publicly announced the merger agreement.

                                LAMAR STOCK                     BOWLIN STOCK
                       ------------------------------   --------------------- --------
                         HIGH       LOW      CLOSING      HIGH       LOW      CLOSING
                       --------   --------   --------   --------   --------   --------
October 3, 2000 ....   $  38.13   $  37.13   $  37.44   $   6.56   $   6.56   $   6.56


You are encouraged to obtain current market quotations for Lamar stock and Bowlin stock.

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES
                   SELECTED HISTORICAL FINANCIAL INFORMATION

         Lamar is providing the following information to aid you in your analysis of the financial aspects of the merger. The table below represents selected historical consolidated statement of operations and balance sheet data of Lamar and its subsidiaries. Lamar derived this information from audited financial statements for the years ended October 31, 1995 through October 31, 1996 and December 31, 1997 through December 31, 1999 and from unaudited financial statements for the six months ended June 30, 1999 and June 30, 2000. Effective January 1, 1997, Lamar changed its fiscal year from a twelve-month period ending October 31 to a twelve-month period ending December 31.

         In Lamar's opinion, the information for the six months ended June 30, 1999 and 2000 reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the results of operations and financial condition. Results from interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it in conjunction with Lamar's historical financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference into this proxy statement/prospectus.




                                             YEAR ENDED OCTOBER 31,               YEAR ENDED DECEMBER 31,
                                           -------------------------     ----------------------------------------
                                              1995           1996           1997           1998           1999
                                           ----------     ----------     ----------     ----------     ----------

                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues ...........................   $  102,408     $  120,602     $  201,062     $  288,588     $  444,135
Operating expenses:
  Direct advertising expenses ..........       34,386         41,184         63,390         92,849        143,090
  General and administrative
   expenses ............................       27,057         29,466         45,368         60,935         94,372
  Depreciation and amortization ........       15,597         16,712         48,317         88,791        177,138
                                           ----------     ----------     ----------     ----------     ----------
   Total operating expenses ............       77,040         87,362        157,075        242,575        414,600
                                           ----------     ----------     ----------     ----------     ----------

Operating income (loss) ................       25,368         33,240         43,987         46,013         29,535
                                           ----------     ----------     ----------     ----------     ----------
Other expense (income):
  Interest income ......................         (199)          (240)        (1,723)          (762)        (1,421)
  Interest expense .....................       15,783         15,441         38,230         60,008         89,619
  Loss (gain) on disposition of
   assets ..............................        1,476             91            (15)        (1,152)        (5,481)
                                           ----------     ----------     ----------     ----------     ----------
   Total other expense .................       17,060         15,292         36,492         58,094         82,717
                                           ----------     ----------     ----------     ----------     ----------
Earnings (loss) before income
  taxes, extraordinary item and
  cumulative effect of an
  accounting change ....................        8,308         17,948          7,495        (12,081)       (53,182)
Income tax expense (benefit) ...........       (2,390)         7,099          4,654           (191)        (9,596)
                                           ----------     ----------     ----------     ----------     ----------

Earnings (loss) before
  extraordinary item and
  cumulative effect of an
  accounting change ....................       10,698         10,849          2,841        (11,890)       (43,586)
Extraordinary loss on debt
  extinguishment .......................         --             --             --             --             (182)
                                           ----------     ----------     ----------     ----------     ----------
Earnings (loss) before
  cumulative effect of an
  accounting change ....................       10,698         10,849          2,841        (11,890)       (43,768)
Cumulative effect of an
  accounting change ....................         --             --             --             --             (767)
                                           ----------     ----------     ----------     ----------     ----------
Net earnings (loss) ....................       10,698         10,849          2,841        (11,890)       (44,535)
Preferred stock dividends ..............         --             (365)          (365)          (365)          (365)
                                           ----------     ----------     ----------     ----------     ----------

Net earnings (loss) applicable
  to common stock ......................       10,698         10,484          2,476        (12,255)       (44,900)
                                           ==========     ==========     ==========     ==========     ==========
Earnings (loss) per common share
  - basic and diluted:
  Earnings (loss) before
   extraordinary item and
   accounting change(1) ................   $     0.21     $     0.25     $     0.05     $     (.24)    $     (.64)
  Extraordinary loss on debt
   extinguishment(1) ...................         --             --             --             --             --
  Cumulative effect of a change
   in accounting principle(1) ..........   $     --       $     --       $     --       $     --       $     (.01)
                                           ----------     ----------     ----------     ----------     ----------
  Net earnings (loss)(1) ...............   $     0.21     $     0.25     $     0.05     $     (.24)    $     (.65)
                                           ==========     ==========     ==========     ==========     ==========

Other Data:
EBITDA(2) ..............................   $   40,965     $   49,952     $   92,304     $  134,804     $  206,673
EBITDA margin ..........................           40%            41%            46%            47%            47%

Cash flows from operating ..............
  activities(3) ........................   $   25,065     $   32,493     $   45,783     $   72,498     $  110,551
Cash flows from investing
  activities(3) ........................   $  (17,817)    $  (48,124)    $ (370,228)    $ (535,217)    $ (950,650)
Cash flows from financing
  activities(3) ........................   $   (9,378)    $   18,175     $  250,684     $  584,070     $  719,903













                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES
            SELECTED HISTORICAL FINANCIAL INFORMATION -- (CONTINUED)

                                                        NINE MONTHS ENDED
                                                    --------------------------
                                                           SEPTEMBER 30
                                                      1999              2000
                                                    ---------        ---------
                                                            (UNAUDITED)
                                                      (in thousands, except
                                                          per share data)
STATEMENT OF OPERATIONS DATA:
Net revenues .................................      $ 294,614        $ 509,026
Operating expenses:
  Direct advertising expenses ................         93,481          162,176
  General and administrative
   expenses ..................................         64,025          103,213
  Depreciation and amortization ..............        104,951          231,533
                                                    ---------        ---------
   Total operating expenses ..................        262,457          496,922
                                                    ---------        ---------

Operating income (loss) ......................         32,157           12,104
                                                    ---------        ---------
Other expense (income):
  Interest income ............................         (1,067)            (968)
  Interest expense ...........................         57,471          109,186
  Loss (gain) on disposition of
   assets ....................................         (5,666)            (274)
                                                    ---------        ---------
   Total other expense .......................         50,738          107,944
                                                    ---------        ---------
Earnings (loss) before income
  taxes, extraordinary item and
  cumulative effect of an
  accounting change ..........................        (18,581)         (95,840)
Income tax expense (benefit) .................           (362)         (26,959)
                                                    ---------        ---------

Earnings (loss) before
  extraordinary item and
  cumulative effect of an
  accounting change ..........................        (18,219)         (68,881)
Extraordinary loss on debt
  extinguishment .............................           (182)            --
                                                    ---------        ---------
Earnings (loss) before
  cumulative effect of an
  accounting change ..........................      $ (18,401)       $ (68,881)
                                                    ---------        ---------
Cumulative effect of an
  accounting change ..........................           (767)            --
                                                    ---------        ---------
Net earnings (loss) ..........................        (19,168)         (68,881)
Preferred stock dividends ....................           (365)            (273)
                                                    ---------        ---------

Net earnings (loss) applicable
  to common stock ............................      $ (19,533)       $ (69,154)
                                                    =========        =========
  Earnings (loss) per common
   share - basic and diluted:
  Earnings (loss) before
   extraordinary item and
   accounting change(1) ......................      $    (.30)       $    (.77)
                                                    ---------        ---------
  Extraordinary loss on debt
   extinguishment(1) .........................           --               --
                                                    ---------        ---------
  Cumulative effect of a change
   in accounting principle(1) ................      $    (.01)       $    --
                                                    ---------        ---------
  Net earnings (loss)(1) .....................      $    (.31)       $    (.77)
                                                    =========        =========

OTHER DATA:
EBITDA(2) ....................................      $ 137,108        $ 244,037
EBITDA margin ................................             47%              48%

Cash flows from operating
  activities(3) ..............................      $  65,311        $ 115,468
Cash flows from investing
  activities(3) ..............................      $(882,760)       $(378,097)
Cash flows from financing
  activities(3) ..............................      $ 699,630        $ 260,904

                   LAMAR ADVERTISING COMPANY AND SUBSIDIARIES
             SELECTED HISTORICAL FINANCIAL INFORMATION (CONTINUED)


                                                                                                           AS OF
                                                                                                        SEPTEMBER 30,
                                           AS OF OCTOBER 31,                AS OF DECEMBER 31,              2000
                                          1995          1996         1997         1998         1999      (UNAUDITED)
                                       ----------    ----------   ----------   ----------   ----------  -------------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents ..........   $    5,886    $    8,430   $    7,246   $  128,597   $    8,401  $    6,676
Working capital ....................        1,737         1,540       18,662       94,221       40,787      45,340
Total assets .......................      133,885       173,189      651,336    1,413,377    3,206,945   3,611,253
Long term debt (including current
  maturities) ......................      146,051       131,955      539,200      876,532    1,615,781   1,875,657
Total long term obligations ........      143,944       130,211      551,865      857,760    1,730,710   1,998,488
Stockholders' equity (deficit) .....      (28,154)       19,041       68,713      466,779    1,391,529   1,508,495



----------

(1) After giving effect to the three-for-two split of Lamar's Class A and Class B common stock effective in February 1998.

(2) "EBITDA" is defined as operating income before depreciation and amortization. It represents a measure which management believes is customarily used to evaluate the financial performance of companies in the media industry. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net earnings as an indicator of Lamar's operating performance or to net cash provided by operating activities as a measure of its liquidity.

(3) Cash flows from operating, investing and financing activities are obtained from the Company's consolidated statements of cash flows prepared in accordance with generally accepted accounting principles.

           BOWLIN OUTDOOR ADVERTISING AND TRAVEL CENTERS INCORPORATED
                    SELECTED HISTORICAL FINANCIAL INFORMATION


         The table below represents selected historical consolidated statement of income and balance sheet data of Bowlin Outdoor Advertising and Travel Centers Incorporated. Bowlin derived this information from audited consolidated financial statements for the five years ended January 31, 2000 and from the unaudited financial statements for the six months ended July 31, 2000 and 1999. This information is only a summary. The data presented below should be read in conjunction with the audited consolidated financial statements, related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in this proxy statement/prospectus and provided in the enclosed materials.


                                                                                                        SIX MONTHS ENDED
                                                              FISCAL YEARS ENDED,                            JULY 31,
                                           --------------------------------------------------------    --------------------
                                             1996        1997        1998        1999        2000        1999        2000
                                           --------    --------    --------    --------    --------    --------    --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)       (unaudited)
STATEMENT OF INCOME DATA:
Net sales ..............................   $ 22,945    $ 24,848    $ 27,159    $ 30,295    $ 34,618    $ 17,727    $ 18,813
Cost of goods sold .....................    (15,003)    (16,340)    (17,531)    (18,848)    (22,350)    (11,188)    (12,138)
                                           --------    --------    --------    --------    --------    --------    --------
Gross profit ...........................      7,942       8,508       9,628      11,447      12,268       6,539       6,675
General and administrative
  expenses .............................     (6,408)     (6,115)     (6,568)     (7,480)     (8,069)     (3,953)     (3,862)
Depreciation and amortization ..........       (857)       (780)     (1,150)     (1,895)     (2,526)     (1,201)     (1,353)
Other operating income .................        490         379          90           7          31          --          --
                                           --------    --------    --------    --------    --------    --------    --------
Income from operations .................      1,167       1,992       2,000       2,079       1,704       1,385       1,460
Interest expense .......................       (612)       (678)       (722)     (1,108)     (1,934)       (909)     (1,076)
Other income (loss), net ...............         81         194         469         139         813         291         188
                                           --------    --------    --------    --------    --------    --------    --------
Income before income taxes .............        636       1,508       1,747       1,110         583         767         572
Income taxes ...........................        252         603         678         437         245         300         226
                                           --------    --------    --------    --------    --------    --------    --------
                                           $    384    $    905    $  1,069    $    673    $    338    $    467    $    346
                                           ========    ========    ========    ========    ========    ========    ========
Basic and diluted earnings per
  share ................................   $   0.11    $   0.26    $   0.24    $   0.15    $   0.08    $   0.11    $   0.08
                                           ========    ========    ========    ========    ========    ========    ========


BALANCE SHEET DATA:
Property & equipment ...................   $  8,910    $  9,971    $ 16,197    $ 26,425    $ 30,556    $ 29,594    $ 30,289
Total assets ...........................   $ 13,598    $ 21,843    $ 25,859    $ 37,489    $ 40,781    $ 40,298    $ 41,360
Long-term debt, including
  current installments .................   $  6,577    $  6,695    $  8,903    $ 20,252    $ 22,388    $ 21,356    $ 21,642

                           COMPARATIVE PER SHARE DATA

         We are providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with each of our historical financial statements and unaudited pro forma consolidated financial statements and the related notes that are included elsewhere in this proxy statement/prospectus or incorporated into this proxy statement/prospectus by reference. The unaudited pro forma consolidated per share data presented below reflects the purchase method of accounting for business combinations. The results may have been different if our companies had always been consolidated. In addition, the per share data of Bowlin does not reflect the effect of the anticipated spin-off of Bowlin Travel.

         Lamar's fiscal year ends on December 31 and Bowlin's fiscal year ends on January 31. For purposes of pro forma information (a) Lamar's nine month ended September 30, 2000 was combined with Bowlin's three month period ended January 31, 2000 and six month period ended July 31, 2000, (b) Lamar's year ended December 31, 1999 was combined with Bowlin's year ended January 31, 2000 and (c) Lamar's balance sheet as of September 30, 2000 was combined with Bowlin's balance sheet as of July 31, 2000. The Bowlin pro forma equivalent per share data equals the exchange ratio, assuming the exercise of all outstanding options, of .1502 multiplied by the Lamar pro forma consolidated per share data. The pro forma per share data are not necessarily indicative of the results that would have occurred if the merger had been completed on the dates indicated or the results that will occur after the merger.


                                                   LAMAR STOCKHOLDERS
                                                -----------------------
                                                HISTORICAL    PRO FORMA
                                                ----------    ---------
Loss per share:
  Year ended December 31, 1999...........       $   (.65)         n/a
  Nine months ended September 30, 2000...       $   (.77)         n/a


Loss per share before extraordinary item
  and cumulative effect of an accounting
  change:
  Year ended December 31, 1999...........       $   (.64)     $   (.67)
  Nine months ended September 30, 2000...       $   (.77)     $   (.78)

Dividends per share:
  Year ended December 31, 1999...........           n/a           n/a
  Nine months ended September 30, 2000...           n/a           n/a

Book value per share at
  September 30, 2000.....................       $  16.32      $  16.51


                                                  BOWLIN STOCKHOLDERS
                                                -----------------------
                                                              PRO FORMA
                                                HISTORICAL    EQUIVALENT
                                                ----------    ---------
Earnings per share:
  Year ended January 31, 2000............       $    .08          n/a
  Six months ended July 31, 2000.........       $    .08          n/a

Dividends per share:
  Year ended January 31, 2000............           n/a           n/a
  Six months ended July 31, 2000.........           n/a           n/a

Loss per share before extraordinary
  item and cumulative effect of an
  accounting change:
  Year ended December 31, 1999...........           n/a        $  (.10)
  Nine months ended September 30, 2000...           n/a        $  (.12)

Book value per share at July 31, 2000....       $   3.48          n/a

Book value per share at
  September 30, 2000.....................           n/a        $  2.48

                     COMPARATIVE STOCK PRICES AND DIVIDENDS


         Lamar stock is quoted on the Nasdaq National Market under the trading symbol "LAMR." Bowlin stock is quoted on the American Stock Exchange under the trading symbol "BWN." The following table sets forth the high and low bid prices per share of Lamar stock as reported on the Nasdaq National Market and the high and low sales prices of Bowlin stock as reported on the American Stock Exchange. For purposes of comparison, the periods indicated reflect calendar year quarters and do not reflect fiscal quarters corresponding to Bowlin's January 31 fiscal year end.


                                                                  LAMAR STOCK               BOWLIN STOCK
                                                              ---------------------     ---------------------
                                                                HIGH         LOW          HIGH         LOW
                                                              --------     --------     --------     --------
CALENDAR QUARTER 1998
   First Quarter..........................................    $  38.50     $  24.42     $   9.50     $   3.75
   Second Quarter.........................................    $  36.75     $  29.25     $  10.88     $   7.88
   Third Quarter..........................................    $  41.50     $  24.50     $   9.13     $   4.00
   Fourth Quarter.........................................    $  39.25     $  19.25     $   6.00     $   4.25

CALENDAR QUARTER 1999
   First Quarter..........................................    $  41.63     $  32.25     $   7.00     $   5.13
   Second Quarter.........................................    $  43.00     $  27.75     $   7.13     $   6.00
   Third Quarter..........................................    $  50.69     $  35.25     $   6.88     $   5.00
   Fourth Quarter.........................................    $  64.50     $  44.63     $   5.88     $   3.50

CALENDAR QUARTER 2000
   First Quarter..........................................    $  70.25     $  40.13     $   6.00     $   4.38
   Second Quarter.........................................    $  50.38     $  36.50     $   7.50     $   4.63
   Third Quarter..........................................    $  50.75     $  37.63     $   7.13     $   6.38
   Fourth Quarter (through November 10, 2000).............    $  49.00     $  36.00     $   7.00     $   5.50


RECENT CLOSING PRICES

         The following table sets forth the high, low and closing sales prices per share of Lamar stock as reported on the Nasdaq National Market and Bowlin stock as reported on the American Stock Exchange on October 3, 2000, the last trading day before our public announcement/execution of the merger agreement, and on November 10, 2000, the last practicable trading day before the date of this document.


                                               LAMAR STOCK                                 BOWLIN STOCK
                                    --------------------------------             -------------------------------
                                     HIGH          LOW        CLOSING            HIGH          LOW        CLOSING
                                    ------       ------       ------             -----        -----        -----
October 3, 2000..............       $38.13       $37.13       $37.44             $6.56        $6.56        $6.56
November 10, 2000............       $46.13       $44.00       $44.63             $6.50        $6.38        $6.50

         The market price of Lamar stock is likely to fluctuate prior to the merger. You should obtain current market quotations. We cannot predict the future prices for Lamar stock, or on which markets it will be traded in the future.

DIVIDEND INFORMATION

         No cash dividends have ever been paid or declared on the shares of Lamar stock or on the Bowlin stock. Lamar does not intend to pay cash dividends on its Class A common stock in the foreseeable future. Any future payment of dividends on Lamar stock will be at the board's discretion and will depend upon, among other things, Lamar's earnings, financial condition, capital requirements, level of indebtedness and other factors that Lamar's board deems relevant.

NUMBER OF STOCKHOLDERS AND NUMBER OF SHARES OUTSTANDING

         As of November 10, 2000 there were 210 stockholders of Lamar of record who held an aggregate of 75,393,922 shares of Lamar Class A common stock. The Reilly Family Limited Partnership is the sole holder of Lamar's Class B common stock. As of November 10, 2000, the RFLP held 17,000,000 shares of Class B common stock.

        As of November 10, 2000, there were 394 stockholders of Bowlin of record who held an aggregate of 4,533,748 shares of Bowlin stock.

                                  RISK FACTORS

         In addition to the other information included in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote on the merger proposal. It is especially important that you keep these risk factors in mind when you read forward-looking statements.

                          RISKS RELATING TO THE MERGER

THE NUMBER OF SHARES OF LAMAR STOCK THAT WILL BE EXCHANGED FOR BOWLIN STOCK IS FIXED AND WILL NOT BE ADJUSTED IF THERE IS ANY CHANGE IN THE PRICE OF LAMAR STOCK.

         Assuming the exercise of all outstanding Bowlin stock options, in the merger, each share of Bowlin stock will be exchanged for .1502 of a share of Lamar stock. This exchange ratio is based upon the exchange of 725,000 shares of Lamar stock upon conversion of the Bowlin stock and will not be adjusted as a result of any change in the price of Lamar stock. The market value of Lamar stock on and after the closing date of the merger may vary significantly from the prices on the date of execution of the merger agreement, the date of this proxy statement/prospectus or the date on which you vote on the merger. Any change in the price of Lamar stock will affect the value of the consideration that Bowlin stockholders receive in the merger. On October 3, 2000, the date of the execution of the merger, the closing price of Lamar stock was $37.44 per share. On November 10, 2000, the date preceding the filing of this proxy statement/prospectus, the closing price of Lamar stock was $44.63 per share. We encourage you to obtain current market quotations for Lamar stock.

LAMAR FACES DIFFERENT MARKET RISKS FROM THOSE FACED BY BOWLIN, AND THESE RISKS MAY CAUSE THE VALUE OF THE SHARES OF LAMAR STOCK ISSUED TO YOU TO DECLINE.

         In the merger you will receive shares of Lamar stock. The business, strategy and financial condition of Lamar are somewhat different from that of Bowlin. Lamar's results of operations, as well as the price of Lamar stock, will be affected by various factors different from those affecting Bowlin's results of operations and its common stock price. Future events that may not have affected the price of Bowlin stock may cause the price of Lamar stock to fall.

OFFICERS AND DIRECTORS OF BOWLIN HAVE CONFLICTS OF INTEREST THAT MAY HAVE INFLUENCED THEIR DECISIONS REGARDING THE MERGER.

         You should be aware of potential conflicts of interest, and the benefits available to officers and directors of Bowlin when considering the Bowlin board's recommendation of the merger. The officers and directors of Bowlin have interests in the merger that are in addition to, or different from, their interests as Bowlin stockholders. The Bowlin board was aware of these conflicts of interest when it approved the merger. These interests include the right of Bowlin's officers and directors to:

         o exercise options to purchase Bowlin stock at an exercise price that is less than the current trading price; and

         o indemnification and insurance coverage with respect to acts and omissions in their capacities as officers and directors of Bowlin. For a more detailed discussion of potential conflicts of interests of Bowlin management, see "Background and Reasons for the Merger - Potential Conflicts of Interests of Bowlin Management in the Merger" on page ____ of this proxy statement/prospectus.

                            RISKS RELATING TO LAMAR

LAMAR'S DEBT AGREEMENTS AND THOSE OF ITS WHOLLY-OWNED, DIRECT SUBSIDIARY LAMAR MEDIA CORP. CONTAIN COVENANTS AND RESTRICTIONS THAT CREATE THE POTENTIAL FOR DEFAULTS.

         The terms of the indenture relating to Lamar's outstanding notes, Lamar Media Corp.'s bank credit facility and the indentures relating to Lamar Media's outstanding notes restrict, among other things, the ability of Lamar and Lamar Media to:

         o        dispose of assets;

         o        incur or repay debt;

         o        create liens; and

         o        make investments.

         Lamar Media's ability to make distributions to Lamar is also restricted under the terms of these agreements.

         Under Lamar Media's bank credit facility Lamar must maintain specified financial ratios and levels including:

         o        interest coverage;

         o        fixed charges ratio;

         o        senior debt ratios; and

         o        total debt ratios.

         If Lamar fails to comply with these tests, the lenders have the right to cause all amounts outstanding under the bank credit facility to become immediately due. If this were to occur and the lenders decide to exercise their right to accelerate the indebtedness, it would create serious financial problems for Lamar. Lamar's ability to comply with these restrictions, and any similar restrictions in future agreements, depends on its operating performance. Because Lamar's performance is subject to prevailing economic, financial and business conditions and other factors that are beyond its control, Lamar may be unable to comply with these restrictions in the future.

BECAUSE LAMAR HAS SIGNIFICANT FIXED PAYMENTS ON ITS DEBT, LAMAR MAY LACK SUFFICIENT CASH FLOW TO OPERATE ITS BUSINESS AS IT HAS IN THE PAST AND MAY NEED TO BORROW MONEY IN THE FUTURE TO MAKE THESE PAYMENTS AND OPERATE ITS BUSINESS.

         Lamar has borrowed substantial amounts of money in the past and may borrow more money in the future. At September 30, 2000, Lamar had approximately $288 million of convertible notes outstanding. At September 30, 2000, Lamar Media had approximately $1,588 million of debt outstanding consisting of approximately $1,037 million in bank debt, $541 million in various series of senior subordinated notes of Lamar Media and $10 million in various other short-term and long-term debt of Lamar Media.

         A large part of Lamar's cash flow from operations must be used to make principal and interest payments on its debt. If Lamar's operations make less money in the future, it may need to borrow to make these payments. In addition, Lamar finances most of its acquisitions through borrowings under Lamar Media's bank credit facility which presently has a total committed amount of $1.25 billion in term and revolving credit loans. At September 30, 2000, there was approximately $212 million available to borrow under this bank credit facility. Since Lamar's borrowing capacity under Lamar Media's bank credit facility is limited, Lamar may not be able to continue to finance future acquisitions at Lamar's historical rates with borrowings under this bank credit facility. Lamar may need to borrow additional amounts or seek other sources of financing to fund future acquisitions. Lamar cannot guarantee that additional financing will be available or available on favorable terms. Lamar also may need the consent of the banks under Lamar Media's bank credit facility, or the holders of other indebtedness, to borrow additional money.

LAMAR'S BUSINESS COULD BE HURT BY CHANGES IN ECONOMIC AND ADVERTISING TRENDS.

         Lamar sells advertising space to generate revenues. A decrease in demand for advertising space could adversely affect Lamar's business. General economic conditions and trends in the advertising industry affect the amount of advertising space purchased. A reduction in money spent on Lamar's displays could result from:

         o        a general decline in economic conditions;

         o a decline in economic conditions in particular markets where Lamar conducts business;

         o a reallocation of advertising expenditures to other available media by significant users of Lamar's displays; or

         o        a decline in the amount spent on advertising in general.

LAMAR'S OPERATIONS ARE IMPACTED BY THE REGULATION OF OUTDOOR ADVERTISING.

         Lamar's operations are significantly impacted by federal, state and local government regulation of the outdoor advertising business.

         The federal government conditions federal highway assistance on states imposing location restrictions on the placement of billboards on primary and interstate highways. Federal laws also impose size, spacing and other limitations on billboards. Some states have adopted standards more restrictive than the federal requirements. Local governments generally control billboards as part of their zoning regulations. Some local governments have enacted ordinances which require removal of billboards by a future date. Others prohibit the construction of new billboards and the reconstruction of significantly damaged billboards, or allow new construction only to replace existing structures.

         Local laws which mandate removal of billboards at a future date often do not provide for payment to the owner for the loss of structures that are required to be removed. Some federal and state laws require payment of compensation in such circumstances. Local laws that require the removal of a billboard without compensation have been challenged in state and federal courts with conflicting results. Accordingly, Lamar may not be successful in negotiating acceptable arrangements when its displays have been subject to removal under these types of local laws.

         Additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced in Congress from time to time in the past. Additional regulations or changes in the current laws regulating and affecting outdoor advertising at the federal, state or local level may have a material adverse effect on Lamar's results of operations.

LAMAR'S CONTINUED GROWTH THROUGH ACQUISITIONS MAY BECOME MORE DIFFICULT AND INVOLVES COSTS AND UNCERTAINTIES.

         Lamar has substantially increased its inventory of advertising displays through acquisitions. Lamar's operating strategy involves making purchases in markets where it currently competes as well as in new markets. However, the following factors may affect Lamar's ability to continue to pursue this strategy effectively:

         o The outdoor advertising market has been consolidating, and this may adversely affect Lamar's ability to find suitable candidates for purchase.

         o Lamar is also likely to face increased competition from other outdoor advertising companies for the companies or assets that Lamar wishes to purchase. Increased competition may lead to higher prices for outdoor advertising companies and assets and decrease those that Lamar is able to purchase.

         o Lamar does not know if it will have sufficient capital resources to make purchases, obtain any required consents from its lenders, or find acquisition opportunities with acceptable terms.

         o Lamar must integrate newly acquired assets and businesses into its existing operations. From January 1, 2000 to September 30, 2000, Lamar completed 71 transactions involving the purchase of complementary outdoor advertising assets. The process of integrating these acquisitions may result in unforeseen difficulties and could require significant time and attention from Lamar's management that would otherwise be directed at developing its existing business. Further, Lamar cannot be certain that the benefits and cost savings that it anticipates from these purchases will develop.

LAMAR FACES COMPETITION FROM LARGER AND MORE DIVERSIFIED OUTDOOR ADVERTISERS AND OTHER FORMS OF ADVERTISING THAT COULD HURT ITS PERFORMANCE.

         Lamar cannot be sure that in the future it will compete successfully against the current and future forms of outdoor advertising and other media. The competitive pressure that Lamar faces could adversely affect its profitability or financial performance. Although Lamar is the largest company focusing exclusively on outdoor advertising, it faces competition from larger companies with more diversified operations which also include radio and other broadcast media. Lamar also faces competition from other forms of media, including television, radio, newspapers and direct mail advertising. Lamar must also compete with an increasing variety of other out-of-home advertising media that include advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses.

         In Lamar's logo sign business, it currently faces competition for state-awarded service contracts from two other logo sign providers as well as local companies. Initially, Lamar competes for state-awarded service contracts as they are privatized. Because these contracts expire after a limited time, Lamar must compete to keep its existing contracts each time they are up for renewal.

THE REQUIRED DISPOSITION OF SHARES OF LAMAR STOCK CURRENTLY HELD BY CLEAR CHANNEL COMMUNICATIONS, INC. COULD CAUSE THE MARKET PRICE OF THE LAMAR STOCK TO DECLINE.

         A wholly-owned subsidiary of Clear Channel Communications, Inc. currently holds approximately 26 million shares of Lamar stock. These shares represent approximately 34.8% of Lamar's outstanding Lamar Class A common stock and 28.4% of all of Lamar's outstanding common stock as of September 30, 2000. Clear Channel must dispose of all of these shares prior to January 1, 2003 under the terms of a consent decree with the Department of Justice. The consent decree was issued in connection with the merger of AMFM Inc. with Clear Channel, which was subject to review and clearance by the Federal Trade Commission and U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, because Clear Channel is also in the outdoor advertising business. These shares were originally issued to a subsidiary of AMFM Inc. in connection with Lamar's acquisition of the Chancellor outdoor advertising business. This required disposition could adversely affect the market price of Lamar stock.

IF LAMAR'S CONTINGENCY PLANS RELATING TO HURRICANES FAIL, THE RESULTING LOSSES COULD HURT LAMAR'S BUSINESS.

         Although Lamar has developed contingency plans designed to deal with the threat posed to its advertising structures by hurricanes, Lamar cannot guarantee that these plans will work. If these plans fail, significant losses could result.

         A significant portion of Lamar's structures is located in the Mid-Atlantic and Gulf Coast regions of the United States. These areas are highly susceptible to hurricanes during the late summer and early fall. In the past, Lamar has incurred significant losses due to severe storms. These losses resulted from structural damage, overtime compensation, loss of billboards that could not be replaced under applicable laws and reduced occupancy because billboards were out of service.

         Lamar has determined that it is not economical to obtain insurance against losses from hurricanes and other storms. Instead, Lamar has developed contingency plans to deal with the threat of hurricanes. For example, Lamar attempts to remove the advertising faces on billboards at the onset of a storm, when possible, which permits the structures to better withstand high winds during a storm. Lamar then replaces these advertising faces after the storm has passed. However, these plans may not be effective in the future and, if they are not, significant losses may result.

LAMAR'S LOGO SIGN CONTRACTS ARE SUBJECT TO STATE AWARD AND RENEWAL.

         A portion of Lamar's revenues and operating income come from state-awarded service contracts for logo signs. Lamar cannot predict what remaining states, if any, will start logo sign programs or convert state-run logo sign programs to privately operated programs. Lamar competed with many other parties for new state-awarded service contracts for logo signs. Even when Lamar is awarded a contract, the award may be challenged under state contract bidding requirements. If an award is challenged, Lamar may incur delays and litigation costs.

         Generally, state-awarded logo sign contracts have a term, including renewal options, of ten to twenty years. States may terminate a contract early, but in most cases must pay compensation to the logo sign provider for early termination. Typically, at the end of the term of the contract, ownership of the structures is transferred to the state without compensation to the logo sign provider. Of Lamar's 20 logo sign contracts in place at September 30, 2000, two are subject to renewal in January and February 2001. Lamar cannot guarantee that it will be able to obtain new logo sign contracts or renew its existing contracts. In addition, after Lamar received a new state-awarded logo contract, it generally incurs significant start-up costs. Lamar cannot guarantee that it will continue to have access to the capital necessary to finance those costs.

LAMAR'S OPERATIONS COULD BE AFFECTED BY THE LOSS OF KEY EXECUTIVES.

         Lamar's success depends to a significant extent upon the continued services of its executive officers and other key management and sales personnel. Kevin P. Reilly, Jr., Lamar's Chief Executive Officer, its nine regional managers and the manager of its logo sign business, in particular, are essential to Lamar's continued success. Although Lamar has designed its incentive and compensation programs to retain key employees, Lamar has no employment contracts with any of its employees and none of its executive officers have signed non-compete agreements. Lamar does not maintain key man insurance on its executives. If any of Lamar's executive officers or other key management and sales personnel stopped working with Lamar in the future, it could have an adverse effect on Lamar's business.

LAMAR HAS A CONTROLLING STOCKHOLDER THAT CAN CONTROL ANY VOTES TO EXCLUSION OF THE OTHER HOLDERS OF LAMAR STOCK.

         Recipients of Lamar stock under this prospectus will have no control over the management or business practices of the company.

         Kevin P. Reilly, Jr., Chief Executive Officer of Lamar, is the managing general partner of the Reilly Family Limited Partnership. On September 30, 2000 this partnership beneficially owned all of the outstanding shares of Class B common stock, which shares represented approximately 69% total voting power of the Lamar common stock as of September 30, 2000. As a result, Mr. Reilly, or his successor as managing general partner, controls the outcome of matters requiring a stockholder vote. These matters include electing directors, amending Lamar's certificate of incorporation or by-laws, adopting or preventing certain mergers or other similar transactions, such as a sale of substantially all of Lamar's assets. Mr. Reilly would also decide the outcome of transactions that could give the holders of Lamar common stock the opportunity to realize a premium over the then-prevailing market price for their shares.

         Further, subject to contractual restrictions and general fiduciary obligations, Lamar is not prohibited from engaging in transactions with management or its principal stockholders or with entities in which members of management or Lamar's principal stockholders have an interest. Lamar's certificate of incorporation does not provide for cumulative voting in the election of directors and, consequently, the Reilly Family Limited Partnership can elect all the directors.

LAMAR'S BY-LAWS AND CERTIFICATE OF INCORPORATION CONTAIN CERTAIN ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT HARDER TO REALIZE A PREMIUM OVER THE COMMON STOCK'S MARKET PRICE OR MAY AFFECT THE MARKET PRICE OF LAMAR STOCK.

         Provisions of Lamar's certificate of incorporation and by-laws may discourage a third party from offering to purchase Lamar . These provisions, therefore, inhibit actions that would result in a change in control of Lamar. Some of these actions would otherwise give the holders of Lamar stock the opportunity to realize a premium over the then-prevailing market price of the stock.

         These provisions may also adversely affect the market price of Lamar stock. For example, under Lamar's certificate of incorporation Lamar can issue "blank check" preferred stock with such designations, rights and preferences as Lamar's board of directors determines from time to time. If issued, this type of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of Lamar. In addition, if Lamar issues preferred stock, it may adversely affect the voting and dividend rights, rights upon liquidation and other rights that holders of the common stock currently hold. Lamar does not currently intend to issue any shares of this type of preferred stock, but retains the right to do so in the future.

         Furthermore, Lamar is subject to Section 203 of the Delaware General Corporation Law, which may discourage takeover attempts. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder.

YOU MAY NOT RECEIVE ANY CASH DIVIDENDS ON THE LAMAR STOCK.

         Lamar has never paid cash dividends on its Class A common stock and does not plan to do so in the foreseeable future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This proxy statement/prospectus, including documents incorporated by reference, contains forward-looking statements about Lamar's and Bowlin's financial condition, results of operations, business strategies, market opportunities, acquisition opportunities, plans and objectives of management and other matters. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

         Generally, the words "anticipates," "believes," "expects," "intends" and similar expressions identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and other documents incorporated by reference. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this proxy statement/prospectus, including the information set forth under the heading "Risk Factors" on page ___ and included in the documents that we file from time to time with the SEC. See "Where You Can Find More Information."

         The forward-looking statements contained in this proxy statement/prospectus speak only as of the date of this proxy statement/prospectus.

                           THE BOWLIN SPECIAL MEETING

INTRODUCTION

         This proxy statement/prospectus is being furnished to the stockholders of Bowlin Outdoor Advertising and Travel Centers in connection with the special meeting of stockholders of Bowlin to be held on January 19, 2001, and any postponement or adjournment of that meeting. The approximate date this proxy statement/prospectus is first being sent to Bowlin stockholders is December __, 2000.

ACTION TO BE TAKEN AT THE BOWLIN SPECIAL MEETING

         At the special meeting, holders of common stock, $.001 par value, of Bowlin will be asked to consider and vote on a proposal to adopt the merger agreement and to transact any other business that properly comes before the meeting. The merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference.

VOTING AT THE BOWLIN SPECIAL MEETING

         Only stockholders of record at the close of business on December ___, 2000 will be entitled to vote at the special meeting. As of the close of business on December __, 2000, ____________ shares of Bowlin stock were outstanding and entitled to vote at the special meeting.

         Any person giving a proxy in the form accompanying this proxy statement/prospectus has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of Bowlin an instrument of revocation or a duly executed proxy bearing a later date. The proxy also may be revoked by affirmatively electing to vote in person while attending the special meeting. A stockholder who attends the meeting, however, need not revoke the proxy and vote in person unless the stockholder wishes to do so. All valid, unrevoked proxies will be voted at the special meeting in accordance with the instructions given. IF THE SIGNED PROXY IS RETURNED WITHOUT INSTRUCTIONS, IT WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT. A majority of the shares of the Bowlin stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of the shares of outstanding Bowlin stock is required to adopt the merger agreement. Abstentions have the same effect as "no" votes in determining whether the proposal is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting and have the same effect as "no" votes in determining whether the proposal is approved. Although the Notice of Special Meeting of Bowlin Outdoor Advertising and Travel Centers Stockholders provides for transaction of any other business as may properly come before the meeting, the board of directors of Bowlin has no knowledge of any matters to be presented at the meeting other than those referred to herein. The accompanying proxy, however, gives discretionary authority to the proxy holders to vote in accordance with the recommendation of management if any other matters are presented.

SOLICITATION OF PROXIES

The accompanying proxy is being solicited on behalf of the board of directors of Bowlin. The expense of preparing, printing, and mailing the form of proxy and the material used in the solicitation thereof will be borne by Lamar Advertising Company. See "Termination Fees and Expenses." In addition to the use of the mails, proxies may be solicited by personal interview, telephone, and telegram by directors, officers, and employees of Bowlin. Arrangements have also been made with brokerage houses, banks, and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Bowlin stock held of record by such person, and Bowlin will reimburse them for reasonable out-of-pocket expenses they incur.

                               BUSINESS OF LAMAR

         Lamar is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. Lamar conducts a business that has operated under the Lamar name since 1902. As of September 30, 2000, Lamar operated approximately 130,600 displays in 43 states. Lamar also operates the largest logo sign business in the United States. Logo signs are signs located near highway exits which deliver brand name information on available gas, food, lodging and camping services. As of September 30, 2000, Lamar maintained over 89,000 logo sign displays in 20 states. Lamar also operates transit advertising displays on bus shelters, bus benches and buses in several markets.

                              RECENT DEVELOPMENTS

COMPLETED ACQUISITIONS

         From January 1, 2000 to September 30, 2000, Lamar completed 71 acquisitions of complementary outdoor advertising assets, for an aggregate price of approximately $488 million. These acquisitions included approximately 15,400 displays. Lamar expects that these acquisitions will allow it to take advantage of operating efficiencies and cross-market sales opportunities.

PENDING ACQUISITIONS

         Lamar has entered into agreements relating to several other acquisitions which are pending, including the acquisition of Bowlin that is the subject of this proxy statement/prospectus. If Lamar completes all of these acquisitions, it will acquire approximately 5,800 outdoor advertising displays for an aggregate purchase price of approximately $108 million. These acquisitions are subject to various conditions including the satisfaction of customary closing conditions. Lamar cannot be sure whether or when these acquisitions will be completed.

                               BUSINESS OF BOWLIN

         For the most current description of Bowlin Outdoor Advertising and Travel Centers business, please see Bowlin's annual report on Form 10-K for the fiscal year ended January 31, 2000, as amended, a copy of which is being mailed with this proxy statement/prospectus.

       BOWLIN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

         The following is a discussion of the consolidated financial condition and results of operations of Bowlin as of and for the periods ended July 31, 2000 and 1999. This discussion should be read in conjunction with the Consolidated Financial Statements of Bowlin and the related notes included in Bowlin's Form 10-K for the fiscal year ended January 31, 2000, which is enclosed with this proxy statement/prospectus as Annex D.

         Bowlin operates in two industry segments: outdoor advertising and travel centers. In order to perform a meaningful evaluation of Bowlin's performance in each of its operating segments, Bowlin has presented selected operating data which separately sets forth the revenue, expenses and operating income attributable to each segment, and also separately sets forth the corporate expenses of Bowlin which management does not allocate to either of Bowlin's segments for purposes of determining their respective operating income. The discussion of results of operations which follows compares such selected operating data and corporate expense data for the interim periods presented.

RESULTS OF OPERATIONS

         The following table presents certain income and expense items derived from the Consolidated Statements of Income for the six and three months ended July 31 (unaudited and amounts in thousands):



                                                     SIX MONTHS ENDED             THREE MONTHS ENDED
                                                -------------------------     -------------------------
                                                   2000           1999           2000           1999
                                                ----------     ----------     ----------     ----------
TRAVEL CENTERS:
      Gross sales                               $   14,753     $   14,072     $    7,987     $    7,863
      Discounts on sales                               201            181            110            102
                                                ----------     ----------     ----------     ----------
      Net sales                                     14,552         13,891          7,877          7,761
      Cost of sales                                 10,171          9,475          5,361          5,261
                                                ----------     ----------     ----------     ----------
                                                     4,381          4,416          2,516          2,500
      General and administrative expenses            3,042          3,160          1,592          1,652
      Depreciation and amortization                    298            294            151            161
                                                ----------     ----------     ----------     ----------
      Operating income                               1,041            962            773            687
      Interest expense                                 269            252            139            130
                                                ----------     ----------     ----------     ----------
      Segment profit                                   772            710            634            557

OUTDOOR ADVERTISING:
      Gross sales                                    4,261          3,836          2,205          1,998
      Direct operating expenses                      1,967          1,713          1,002            913
                                                ----------     ----------     ----------     ----------
                                                     2,294          2,123          1,203          1,085
      General and administrative expenses              540            514            260            236
      Depreciation and amortization                    976            846            486            433
                                                ----------     ----------     ----------     ----------
      Operating income                                 778            763            457            416
      Interest expense                                 758            616            395            329
                                                ----------     ----------     ----------     ----------
      Segment profit                                    20            147             62             87

CORPORATE AND OTHER:
      General and administrative expenses             (280)          (279)          (143)          (145)
      Depreciation and amortization                    (79)           (61)           (45)           (37)
      Interest expense                                 (49)           (41)           (26)           (20)
      Other income, net                                188            291             73            263
                                                ----------     ----------     ----------     ----------

INCOME BEFORE INCOME TAXES                             572            767            555            705
INCOME TAXES                                           226            300            212            273
                                                ----------     ----------     ----------     ----------
NET INCOME                                      $      346     $      467     $      343     $      432
                                                ==========     ==========     ==========     ==========

EBITDA(1) - TRAVEL CENTERS                      $    1,339     $    1,256     $      924     $      848
                                                ==========     ==========     ==========     ==========
EBITDA(1) - OUTDOOR ADVERTISING                 $    1,754     $    1,609     $      943     $      849
                                                ==========     ==========     ==========     ==========
EBITDA(1) - TOTAL COMPANY                       $    2,813     $    2,586     $    1,724     $    1,552
                                                ==========     ==========     ==========     ==========
EBITDA MARGIN - TRAVEL CENTERS                         9.1%           8.9%          11.6%          10.8%
                                                ==========     ==========     ==========     ==========
EBITDA MARGIN - OUTDOOR ADVERTISING                   41.2%          41.9%          42.8%          42.5%
                                                ==========     ==========     ==========     ==========
EBITDA MARGIN - TOTAL COMPANY                         14.8%          14.4%          16.9%          15.7%
                                                ==========     ==========     ==========     ==========

----------

(1) EBITDA is defined as operating income before depreciation and amortization. It represents a measure which management believes is customarily used to evaluate the financial performance of companies in the media industry. However, EBITDA is not a measure of financial performance under generally accepted accounting principals and should not be considered an alternative to operating income or net income as an indicator of Bowlin's operating performance or to net cash provided by operating activities as a measure of its liquidity.

         Comparison of the Six Months Ended July 31, 2000 and July 31, 1999

         OUTDOOR ADVERTISING. Gross sales from Bowlin's outdoor advertising increased 11.1% to $4.261 million for the six months ended July 31, 2000, from $3.836 million for the six months ended July 31, 1999. The increase was primarily attributable to the continual assimilation of Bowlin's acquisitions, internal development, increased usage of available sign inventory, and increases in rates.

         Direct operating expenses related to outdoor advertising consist of rental payments to property owners for the use of land on which advertising displays are located, production expenses and selling expenses. Selling expenses consist primarily of salaries and commissions for salespersons and travel related to sales. Direct operating costs increased 14.8% to $1.967 million for the six months ended July 31, 2000, from $1.713 million for the six months ended July 31, 1999. The increase is principally due to increases in salaries, sign repairs, cost of production and utilities. Direct operating expenses as a percentage of gross revenues for the six months ended July 31, 2000 was 46.2% compared to 44.7% for the six months ended July 31, 1999.

         General and administrative expenses for outdoor advertising consist of salaries and wages for administrative personnel, insurance, legal fees, association dues and subscriptions and other indirect operating expenses. General and administrative expenses were $540,000 for the six months ended July 31, 2000, compared to $514,000 for the six months ended July 31, 1999.

         Depreciation and amortization expense increased 15.4% to $976,000 for the six months ended July 31, 2000, from $846,000 for the six months ended July 31, 1999. The increase is attributable to scheduled depreciation of advertising display structures as well as the amortization of goodwill and non-compete covenants.

         The above factors contributed to the increase in outdoor advertising operating income of 2.0% to $778,000 for the six months ended July 31, 2000, from $763,000 for the six months ended July 31, 1999.

         Interest expense increased 23.1% to $758,000 for the six months ended July 31, 2000, from $616,000 for the six months ended July 31, 1999 due to additional borrowings to fund acquisitions and internal development.

         Segment profit decreased 86.4% to $20,000 for the six months ended July 31, 2000, from $147,000 for the six months ended July 31, 1999 primarily as a result of increases in depreciation and amortization, and interest expense.

         EBITDA for outdoor advertising increased 9.0% to $1.754 million for the six months ended July 31, 2000, from $1.609 million for the six months ended July 31, 1999. The EBITDA margin for outdoor advertising decreased to 41.2% for the six months ended July 31, 2000, compared to 41.9% for the six months ended July 31, 1999.

         TRAVEL CENTERS. Gross sales at Bowlin's travel centers increased by 4.8% to $14.753 million for the six months ended July 31, 2000, from $14.072 million for the six months ended July 31, 1999. Merchandise sales increased 1.1% to $5.257 million for the six months ended July 31, 2000, from $5.200 million for the six months ended July 31, 1999. Gasoline sales increased 8.6% to $7.114 million for the six months ended July 31, 2000, from $6.551 million for the same period in 1999. Wholesale gasoline sales increased 16.2% to $945,000 for the six months ended July 31, 2000, from $813,000 for the six months ended July 31, 1999. Restaurant sales decreased 4.7% to $1.437 million for the six months ended July 31, 2000, from $1.508 million for the six months ended July 31, 1999.

         Cost of goods sold for the travel centers increased 7.3% to $10.171 million for the six months ended July 31, 2000, from $9.475 million for the six months ended July 31, 1999. Merchandise cost of goods increased 0.5% to $2.350 million for the six months ended July 31, 2000, from $2.338 million for the six months ended July 31, 1999.

Gasoline cost of goods increased 10.4% to $6.520 millions for the six months ended July 31, 2000, from $5.905 million for the six months ended July 31, 1999. Wholesale gasoline cost of goods increased 17.1% to $917,000 for the six months ended July 31, 2000, from $783,000 for the six months ended July 31, 1999. Restaurant cost of goods decreased 14.5% to $384,000 for the six months ended July 31, 2000, from $449,000 for the six months ended July 31, 1999. Cost of goods sold as a percentage of gross revenues for the six months ended July 31, 2000 was 68.9% compared to 67.3% for the six months ended July 31, 1999.

         Gross profit for the travel centers slightly decreased 0.8% to $4.381 million for the six months ended July 31, 2000, from $4.416 million for the six months ended July 31, 1999. Lower margins on convenience store product sales and gasoline sales for the six months ended July 31, 2000 continued to negatively impact gross margin.

         General and administrative expenses for travel centers consist of salaries, bonuses and commissions for travel center personnel, property costs and repairs and maintenance. General and administrative expenses for the travel centers decreased 3.7% to $3.042 million for the six months ended July 31, 2000, from $3.160 million for the six months ended July 31, 1999.

         Depreciation and amortization expense increased 1.4% to $298,000 for the six months ended July 31, 2000, from $294,000 for the six months ended July 31, 1999.

         The above factors contributed to an overall increase in travel center operating income of 8.2% to $1.041 million for the six months ended July 31, 2000, from $962,000 for the six months ended July 31, 1999.

         Interest expense increased 6.7% to $269,000 for the six months ended July 31, 2000, from $252,000 for the six months ended July 31, 1999.

         Segment profit increased 8.7% to $772,000 for the six months ended July 31, 2000 from $710,000 for the six months ended July 31, 1999 primarily as a result of increases in gross sales with a corresponding decrease in general and administrative expenses.

         EBITDA for travel centers increased 6.6% to $1.339 million for the six months ended July 31, 2000, from $1.256 million for the six months ended July 31, 1999. The EBITDA margin for travel centers increased to 9.1% for the six months ended July 31, 2000, compared to 8.9% for the six months ended July 31, 1999.

         CORPORATE AND OTHER. General and administrative expenses for corporate and other operations of Bowlin consist primarily of executive and administrative compensation and benefits, accounting, legal and investor relations fees. General and administrative expenses increased to $280,000 for the six months ended July 31, 2000, from $279,000 for the six months ended July 31, 1999.

         Depreciation and amortization expenses for Bowlin's corporate and other operations consist of depreciation associated with the corporate headquarters, furniture and fixtures and vehicles. Depreciation and amortization expenses increased to $79,000 for the six months ended July 31, 2000, from $61,000 for the six months ended July 31, 1999.

         Interest expense increased 19.5% to $49,000 for the six months ended July 31, 2000, from $41,000 for the six months ended July 31, 1999.

         Other income, net, includes gains and/or losses from the sales of assets and interest income. Other income, net, decreased 35.4% to $188,000 for the six months ended July 31, 2000, from $291,000 for the six months ended July 31, 1999. The decrease is primarily due to a one-time gain of $227,000 from insurance proceeds in fiscal year 2000 not present in fiscal year 2001.

         Income before income taxes decreased 25.4% to $572,000 for the six months ended July 31, 2000, from $767,000 for the six months ended July 31, 1999. As a percentage of gross revenues, income before income taxes decreased to 3.0% for the six months ended July 31, 2000, from 4.3% for the six months ended July 31, 1999.

         Income taxes were $226,000 for the six months ended July 31, 2000, compared to $300,000 for the six months ended July 31, 1999, as the result of lower pretax income.

         The foregoing factors contributed to an increase in Bowlin's net income for the six months ended July 31, 2000 to $346,000 compared to $467,000 for the six months ended July 31, 1999.

         Increases in depreciation and amortization as well as interest expense have been substantial. Management expects depreciation and amortization and interest expense to continue to increase which may lead to future net losses.

         Comparison of the Three Months Ended July 31, 2000 and July 31, 1999

         OUTDOOR ADVERTISING. Gross sales from Bowlin's outdoor advertising increased 10.4% to $2.205 million for the three months ended July 31, 2000, from $1.998 million for the three months ended July 31, 1999. The increase was primarily attributable to the continual assimilation of Bowlin's acquisitions, internal development, increased usage of available sign inventory, and increases in rates.

         Direct operating expenses related to outdoor advertising consist of rental payments to property owners for the use of land on which advertising displays are located, production expenses and selling expenses. Selling expenses consist primarily of salaries and commissions for salespersons and travel related to sales. Direct operating costs increased 9.7% to $1.002 million for the three months ended July 31, 2000, from $913,000 for the three months ended July 31, 1999. The increase is principally due to increases in salaries, sign repairs, cost of production and utilities. Direct operating expenses as a percentage of gross revenues for the three months ended July 31, 2000 was 45.4% compared to 45.7% for the three months ended July 31, 1999.

         General and administrative expenses for outdoor advertising consist of salaries and wages for administrative personnel, insurance, legal fees, association dues and subscriptions and other indirect operating expenses. General and administrative expenses were $260,000 for the three months ended July 31, 2000, compared to $236,000 for the three months ended July 31, 1999.

         Depreciation and amortization expense increased 12.2% to $486,000 for the three months ended July 31, 2000, from $433,000 for the three months ended July 31, 1999. The increase is attributable to scheduled depreciation of advertising display structures as well as the amortization of goodwill and non-compete covenants.

         The above factors contributed to the increase in outdoor advertising operating income of 9.9% to $457,000 for the three months ended July 31, 2000, from $416,000 for the three months ended July 31, 1999.

         Interest expense increased 20.1% to $395,000 for the three months ended July 31, 2000, from $329,000 for the three months ended July 31, 1999 due to additional borrowings to fund acquisitions and internal development.

         Segment profit decreased 28.7% to $62,000 for the three months ended July 31, 2000, from $87,000 for the three months ended July 31, 1999 primarily as a result of increases in depreciation and amortization, and interest expense.

         EBITDA for outdoor advertising increased 11.1% to $943,000 for the three months ended July 31, 2000, from $849,000 for the three months ended July 31, 1999. The EBITDA margin for outdoor advertising increased to 42.8% for the three months ended July 31, 2000, compared to 42.5% for the three months ended July 31, 1999.

         TRAVEL CENTERS. Gross sales at Bowlin's travel centers increased by 1.6% to $7.987 million for the three months ended July 31, 2000, from $7.863 million for the three months ended July 31, 1999. Merchandise sales decreased 0.9% to $3.032 million for the three months ended July 31, 2000, from $3.061 million for the three months ended July 31, 1999. Gasoline sales increased 3.8% to $3.628 million for the three months ended July 31, 2000, from $3.495 million for the same period in 1999. Wholesale gasoline sales increased 15.8% to $536,000 for the three months ended July 31, 2000, from $463,000 for the three months ended July 31, 1999. Restaurant sales decreased 6.3% to $791,000 for the three months ended July 31, 2000, from $844,000 for the three months ended July 31, 1999.

         Cost of goods sold for the travel centers increased 1.9% to $5.361 million for the three months ended July 31, 2000, from $5.261 million for the three months ended July 31, 1999. Merchandise cost of goods decreased 4.2% to $1.339 million for the three months ended July 31, 2000, from $1.398 million for the three months ended July 31, 1999. Gasoline cost of goods increased 3.7% to $3.290 millions for the three months ended July 31, 2000, from $3.174 million for the three months ended July 31, 1999. Wholesale gasoline cost of goods increased 16.8% to $521,000 for the three months ended July 31, 2000, from $446,000 for the three months ended July 31, 1999. Restaurant cost of goods decreased 13.2% to $211,000 for the three months ended July 31, 2000, from $243,000 for the three months ended July 31, 1999. Cost of goods sold as a percentage of gross revenues for the three months ended July 31, 2000 was 67.1% compared to 66.9% for the three months ended July 31, 1999.

         Gross profit for the travel centers increased 0.6% to $2.516 million for the three months ended July 31, 2000, from $2.500 million for the three months ended July 31, 1999. Lower margins on convenience store product sales and gasoline sales for the three months ended July 31, 2000 continued to negatively impact gross margin.

         General and administrative expenses for travel centers consist of salaries, bonuses and commissions for travel center personnel, property costs and repairs and maintenance. General and administrative expenses for the travel centers decreased 3.6% to $1.592 million for the three months ended July 31, 2000, from $1.652 million for the three months ended July 31, 1999.

         Depreciation and amortization expense decreased 6.2% to $151,000 for the three months ended July 31, 2000, from $161,000 for the three months ended July 31, 1999.

         The above factors contributed to an overall increase in travel center operating income of 12.5% to $773,000 for the three months ended July 31, 2000, from $687,000 for the three months ended July 31, 1999.

         Interest expense increased 6.9% to $139,000 for the three months ended July 31, 2000, from $130,000 for the three months ended July 31, 1999.

         Segment profit increased 13.8% to $634,000 for the three months ended July 31, 2000 from $557,000 for the three months ended July 31, 1999 primarily as a result of decreases in general and administrative expenses and depreciation and amortization.

         EBITDA for travel centers increased 9.0% to $924,000 for the three months ended July 31, 2000, from $848,000 for the three months ended July 31, 1999. The EBITDA margin for travel centers decreased slightly to 11.6% for the three months ended July 31, 2000, compared to 10.8% for the three months ended July 31, 1999.

         CORPORATE AND OTHER. General and administrative expenses for corporate and other operations of Bowlin consist primarily of executive and administrative compensation and benefits, accounting, legal and investor relations fees. General and administrative expenses decreased to $143,000 for the three months ended July 31, 2000, from $145,000 for the three months ended July 31, 1999.

         Depreciation and amortization expenses for Bowlin's corporate and other operations consist of depreciation associated with the corporate headquarters, furniture and fixtures and vehicles. Depreciation and amortization expenses increased to $45,000 for the three months ended July 31, 2000, from $37,000 for the three months ended July 31, 1999.

         Interest expense increased 30.0% to $26,000 for the three months ended July 31, 2000, from $20,000 for the three months ended July 31, 1999.

         Other income, net, includes gains and/or losses from the sales of assets and interest income. Other income, net, decreased 72.2% to $73,000 for the three months ended July 31, 2000, from $263,000 for the three months ended July 31, 1999. The decrease is due to a one-time gain from insurance proceeds of $227,000 in fiscal year 2000 not present in fiscal year 2001.

         Income before income taxes decreased 21.3% to $555,000 for the three months ended July 31, 2000, from $705,000 for the three months ended July 31, 1999. As a percentage of gross revenues, income before income taxes decreased to 5.4% for the three months ended July 31, 2000, from 7.1% for the three months ended July 31, 1999, primarily as a result of increased depreciation and amortization, and interest expense.

         Income taxes were $212,000 for the three months ended July 31, 2000, compared to $273,000 for the three months ended July 31, 1999, as the result of lower pretax income.

         The foregoing factors contributed to a decrease in Bowlin's net income for the three months ended July 31, 2000 to $343,000 compared to $432,000 for the three months ended July 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

         At July 31, 2000, Bowlin had working capital of $4.065 million and a current ratio of 1.9:1, compared to working capital of $4.166 million and a current ratio of 2.1:1 at January 31, 2000. Net cash provided by operating activities was $2.695 million for the six months ended July 31, 2000, compared to $2.446 million for the six months ended July 31, 1999. Net cash provided in the current period is primarily attributable to increased depreciation and amortization expense and other operating assets and liabilities.

         Net cash used in investing activities for the six months ended July 31, 2000 was $1.048 million, of which $1.257 million was used for purchases of property and equipment, partially offset by proceeds from sales of assets. For the six months ended July 31, 1999, net cash used for investing activities was $3.683 million, of which $2.814 was used for purchases of property and equipment and $1.516 million was used for acquisitions.

         Net cash used in financing activities for the six months ended July 31, 2000 was $70,000 as compared to cash provided by financing activities of $1.667 million for the six months ended July 31, 1999. At July 31, 2000 and 1999, financing activities were primarily a result of borrowings and payments on debt.

         Although Bowlin does not have any agreements in place, it will continue discussions with acquisition candidates. Bowlin has not executed a letter of intent or other agreement, binding or non-binding, to make any such acquisitions. Any such acquisition would be subject to the negotiation and execution of definitive agreements, appropriate financing arrangements, performance of due diligence, approval of Bowlin's board of directors, receipt by Bowlin of unqualified audited financial statements, and the satisfaction of other customary closing conditions. Bowlin would likely finance any such acquisitions with cash, additional indebtedness or a combination of the two. Any commercial financing obtained for purposes of acquiring additional assets is likely to impose certain financial and other restrictive covenants upon Bowlin and increase Bowlin's interest expense.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

         The principal market risks Bowlin is exposed to are interest rates on Bowlin's debt. Bowlin's interest sensitive liabilities are its debt instruments. Variable interest on the majority of Bowlin's debt equals LIBOR plus an applicable margin. Because rates may increase or decrease at any time, Bowlin is exposed to market risk as a result of the impact that changes in these base rates may have on the interest rate applicable to Bowlin's borrowings. Management does not, however, believe that any risk inherent in the variable rate nature of its debt is likely to have a material effect on Bowlin's financial position, results of operations or liquidity.

                     BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND

         The terms and conditions of the merger were determined through arm's length negotiations between the senior managements, boards of directors and financial advisors of Lamar and Bowlin. In determining the form of the transaction and the form and amount of the consideration, numerous factors were reviewed by the senior managements and boards of directors of Lamar and Bowlin. The following is a brief discussion of the contacts and negotiations that have occurred between Lamar and Bowlin.

         Prior to the beginning of the year, the board of directors and senior management of Bowlin and Rudy R. Miller, Chairman, President and CEO of Miller Capital Corporation, Bowlin's financial advisor, discussed structuring the company so as to maximize stockholder value. Because Bowlin operated two very separate and distinct businesses (outdoor advertising and travel centers), it was uncertain that the trading price of Bowlin's common stock was capturing the value of each of the business operations.

         In mid January 2000, after consultation with, and at the request of, the board of directors of Bowlin, Miller Capital contacted REGENT Communications, Inc.; Eller Outdoor, a part of Clear Channel; Outdoor Systems, a part of Infinity Broadcasting; and Lamar Advertising Company, to discuss a possible transaction. At that time, Miller Capital mailed public information to REGENT, Outdoor Systems and Lamar. Of the companies contacted, Lamar was the only company that expressed an interest in pursuing negotiations with Bowlin.

         On March 27, 2000, a meeting was held in Baton Rouge, Louisiana where Lamar is headquartered. Attending the meeting were:

         Kevin Reilly, Chairman of the Board, President and CEO, Lamar

         Sean Reilly, Board member and Vice President/Director of Acquisitions, Lamar

         Rod Rackley, Vice President Real Estate, Lamar

         Mike Bowlin, Chairman, President and CEO, Bowlin

         Chris Bess, Executive Vice President and COO, Bowlin

         Rudy Miller, Chairman, President and CEO, Miller Capital

At this meeting Lamar provided a list of additional information they required to evaluate a potential transaction. Bowlin assembled the requested diligence materials on or about May 10, 2000.

         On April 13, 2000, Bowlin announced its fiscal year financial results. In that announcement, Michael Bowlin, Chairman, President and Chief Executive Officer of Bowlin stated that the company believed that its stock remained "undervalued when applying an analysis of Bowlin's assets as compared to other outdoor related companies with a standard industry multiple of EBITDA." Mr. Bowlin also stated that the company continued to analyze strategies that included both the outdoor advertising business and the travel centers business that might enhance stockholder value.

         On May 5, 2000, the board of directors of Bowlin held a meeting to discuss further a plan to enhance stockholder value. The board discussed separating its two business segments into separate entities, contributing all of the travel center assets and liabilities to a new travel center entity, and pursuing a separate transaction or disposition of the outdoor advertising business.

         Negotiations between Lamar and Bowlin continued. Throughout the process, all communications between Lamar and Bowlin were mediated through Miller Capital.

         On June 8, 2000, Bowlin announced its financial results for the quarter ended April 30, 2000. In that press release, Mr. Bowlin stated that the company was actively pursuing transactions to accomplish the separation of the outdoor advertising company and the travel centers business to enhance stockholder value.

         On June 15, 2000, Lamar submitted a letter of intent to Bowlin, indicating that it was interested in pursuing an acquisition of the outdoor advertising business.

         On June 22, 2000, Mike Bowlin signed the letter of intent.

         At that time Bowlin brought in their outside counsel, Squire, Sanders & Dempsey, and in concert with Miller Capital and Bowlin's senior management, began working on a definitive agreement for the transaction.

         On September 11, 2000, Bowlin retained Sanders Morris Harris Inc., Houston, Texas, a registered broker/dealer to review all aspects of the transaction and to prepare and issue a fairness opinion to Bowlin.

         On September 13, 2000, Bowlin announced its financial results for the quarter ended July 31, 2000. In that press release Mr. Bowlin stated that the company was moving forward with the previously announced plan to divide the company into two separate operating entities and that it expected to announce the details and time frame of the process within the next 30 days.

         On September 14, 2000, the board of directors of Bowlin met, along with Miller Capital and Squire, Sanders & Dempsey, to discuss the potential transaction with Lamar. The board discussed in detail the acquisition by Lamar, the contribution of assets and liabilities to a newly formed subsidiary, Bowlin Travel Centers, Inc., the registration of the shares of Bowlin Travel Centers, and the anticipated spin-off of the shares of Bowlin Travel Centers to the stockholders of Bowlin.

         On September 29, 2000, Bowlin held another special board meeting, which included Sanders Morris Harris Inc., Miller Capital and Squire Sanders as meeting guests, to discuss the fairness opinion issued by Sanders Morris Harris Inc. This meeting provided board members another opportunity to ask additional questions from all the outside professionals invited to participate in the meeting. At this meeting, the board concluded that the transaction was fair to the stockholders from a financial point of view and in the best interest of Bowlin and its stockholders and approved the definitive agreement in substantially the form presented to the board at that meeting.

         On October 3, 2000, a definitive agreement was signed by Lamar and Bowlin.

         Directors and officers of Bowlin have interests in the merger different from the interests of other Bowlin stockholders. See "Potential Conflicts of Interest of Bowlin Management in the Merger."

BOWLIN'S REASONS FOR THE MERGER

         The following discussion of Bowlin's reasons for the merger contains a number of forward-looking statements that reflect the current views of Bowlin with respect to future events that may have an effect on their future financial performance. These forward-looking statements include statements regarding the markets for Lamar's, Bowlin's and the combined company's services, their planned response to the demands of their markets, their business strategies, and certain potential technological and operating synergies intended to be achieved by the merger. These forward-looking statements are subject to various risks and uncertainties that could cause actual results of Lamar, Bowlin and the combined company to differ materially from those currently anticipated, including the ability of Lamar and Bowlin to successfully integrate their operations and achieve expected synergies; the ability of Bowlin to retain key employees following announcement of the merger; changes in business conditions and growth trends affecting Lamar's and Bowlin's markets, the outdoor advertising industry and the economy in general; and a variety of other competitive factors. These and other factors that could cause actual results to differ materially are described under "Risk Factors" and elsewhere in this proxy statement/prospectus.

         The Bowlin board believes that the terms of the merger are fair to, and in the best interests of, Bowlin and its stockholders. ACCORDINGLY THE BOWLIN BOARD HAS APPROVED THE PROPOSED MERGER AND

RECOMMENDS THAT BOWLIN STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT. In reaching their decision, the directors considered, with the assistance of management and its legal and financial advisors, the following factors:

         o the financial and other terms and conditions of the merger agreement, including the 725,000 shares of Lamar stock being offered to the stockholders of Bowlin in exchange for their Bowlin stock;

         o the fact that Bowlin's obligation to consummate the merger is conditioned upon the approval of Bowlin's stockholders and other conditions as set forth in the merger agreement;

         o the historical market price of, and recent trading activity in, the Lamar stock;

         o the opportunity for Bowlin stockholders to participate in the long-term growth and appreciation of Bowlin's business through their ownership interest in Lamar;

         o the strategic fit between the outdoor advertising businesses of Bowlin and Lamar;

         o        anticipated cost savings resulting from the merger, including
                  (a) the consolidation of corporate, administrative and support functions, and (b) the elimination of public reporting obligations of Bowlin (the Bowlin board did not consider any quantified amount of such cost savings in reaching its decision to engage in the merger);

         o the opinion of Sanders Morris Harris Inc. that, as of October 3, 2000, the consideration to be paid in the transaction is fair, from a financial point of view, to the Bowlin stockholders (See "Fairness Opinion of Bowlin's Financial Advisor");

         o the financial presentation and analysis of Sanders Morris Harris Inc. prepared in connection with its fairness opinion;

         o the familiarity of the board with the business, results of operations, properties and financial condition of Bowlin and the nature of the industry in which it operates;

         o the Bowlin board considered the financial and other terms of the merger, including the fact that Bowlin's board is prevented from seeking out alternative transactions under the merger agreement; notwithstanding this restriction, the Bowlin board may provide information to or enter into discussions or negotiations with other persons if it determines that it is necessary to fulfill the directors' fiduciary duties to Bowlin's stockholders;

         o publicly available information with respect to the financial condition and business of Lamar, including, among other things, Lamar's recent operating performance and future prospects;

         o        the capital structure of Lamar;

         o reports from management and legal advisors on specific terms of the merger agreement;

         o information received concerning the financial performance, condition, business operations and prospects of each of Bowlin and Lamar; and

         o        the proposed terms, timing and structure of the merger.

         The Bowlin board also considered a number of risks associated with the merger, including:

         o the possibility of management disruption associated with the merger and the risk that, despite the efforts of the combined company, key management personnel of Bowlin might not continue their employment with the combined company;

         o the possibility that certain of the operating economies of scale such as the elimination of redundant administrative costs sought to be achieved as a result of the merger might not be realized; and

         o the possibility of Bowlin's failure to be successfully integrated into Lamar. On balance, however, the Bowlin board determined that the benefits of the merger outweighed the potential risks and approved the merger.

         The foregoing discussion of information and factors considered by the Bowlin board is not intended to be exhaustive but is intended to include the material factors considered. In view of the wide variety of factors considered, the Bowlin board did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered and individual directors may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR TO BOWLIN'S BOARD OF DIRECTORS

         The Bowlin board retained Sanders Morris Harris Inc., who we refer to as SMH, to act as its financial advisor in connection with the proposed transaction and to render an opinion as to the fairness, from a financial point of view, to the stockholders of Bowlin of the consideration to be received in the proposed transaction. SMH is an independent investment banking firm that has no ownership interest in Bowlin and that is not an affiliate of Bowlin. On October 2, 2000, SMH rendered its opinion to the board of directors of Bowlin to the effect that, as of such date and based upon and subject to the various considerations described in the opinion, the consideration was fair, from a financial point of view, to the stockholders of Bowlin.

         The full text of SMH's written opinion dated as of October 2, 2000 which sets forth, among other things, the assumptions made, matters considered, and scope and limitations on the review undertaken, is attached as Annex C hereto and is incorporated by reference. Stockholders are urged to, and should, read SMH's opinion carefully and in its entirety. SMH's opinion was prepared for the use of the board of directors in connection with the transaction and does not address the relative merits of the proposed transaction or constitute a recommendation to the stockholders as to how they should vote in connection with the transaction. In addition, the opinion addresses only the financial fairness of the terms of the transaction to the stockholders and does not address the relative merits of the transaction or any alternatives, the underlying decision of the board to engage in the transaction or any other aspect of the transaction. The summary of SMH's opinion set forth below is qualified in its entirety by reference to SMH's opinion and should be read together with the full text of the opinion.

         In arriving at its opinion, SMH has, among other things:

         1. Reviewed a draft of the Agreement and Plan of Merger dated September 20,2000;

         2.       Reviewed a Letter of Intent from Lamar dated June 15, 2000;

         3. Reviewed Bowlin's audited financials and annual reports for the years ended January 31, 2000 and January 31, 1999;

         4. Reviewed Bowlin's unaudited financial statements for the quarters ended July 31, 2000 and April 30, 2000;

         5. Reviewed Lamar's audited financial statements for the year ended December 31, 1999;

         6. Reviewed Lamar's unaudited financial statements for the six months ended June 30, 2000;

         7. Reviewed Lamar's Form S-3 (i.e., prospectus relating to the sale of 26.2 million shares of Lamar by Clear Channel Communications) dated September 8, 2000;

         8. Reviewed Bowlin's Form 10 (i.e., registration statement for the travel centers spin-off) draft dated September 14, 2000;

         9. Reviewed Bowlin management's outdoor advertising segment budget for the year ending January 31, 2001;

         10. Reviewed historical market prices and trading volume for common stocks of both Bowlin and Lamar;

         11.      Reviewed recent Lamar equity research reports;

         12. Reviewed a 1999 Confidential Memorandum prepared by Miller Capital Corporation regarding the sale of Bowlin's travel center segment;

         13. Reviewed Bowlin's December 17, 1996 Prospectus prepared by HD Brous & Co., Inc.;

         14. Discussed various assets, liabilities and operations of Bowlin involved in the transaction; and

         15. Reviewed such other financial studies and analyses and performed such other investigations as SMH deemed appropriate.

         In conducting its analyses, SMH also held discussions with members of Bowlin's senior management regarding the past and current business operations, financial condition and future prospects of Bowlin. SMH assumed that the merger agreement had been executed and delivered by the parties thereto on terms substantially the same to those contained in the most recent draft thereof supplied to and reviewed by SMH as of the date of its opinion. SMH relied upon and assumed the accuracy and completeness of the financial and other information made available to it and did not assume responsibility for independent verification of such information. SMH assumed, and the management of Bowlin has represented, that the information provided by Bowlin, including projections, had a reasonable basis and reflected the best currently available estimates and judgments of Bowlin's management as to the recent and likely future performance of Bowlin. SMH also relied on representations of Bowlin's management that they were not aware of any information or fact that would make the information provided to SMH incomplete or misleading.

         In rendering its opinion, SMH assumed and relied upon, without independent verification, the accuracy and completeness of all information reviewed by it for the purposes of its opinion. SMH assumed that the transaction would be consummated on the terms set forth in the merger agreement and that, in the course of obtaining necessary regulatory and third-party consents for the transaction, no restriction would be imposed that would have a material adverse effect on the future results of operations or financial condition of Bowlin. SMH did not make any independent valuation or appraisal of the assets or liabilities of Bowlin. SMH's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to SMH as of, the date of such opinion. It should be understood that, although subsequent developments may affect its opinion, except as agreed upon by Bowlin, SMH does not have any obligation to update, revise or reaffirm its opinion.

         In arriving at its opinion, SMH was not authorized to solicit, and did not solicit, indications of interest from any potential buyers of part or all of Bowlin nor did it have discussions with any party other than Bowlin's affiliates with respect to the acquisition of Bowlin or any of its assets. Furthermore, SMH was not authorized to negotiate the terms of the transaction and has based its opinion solely on the terms of the merger agreement as negotiated by others.

         The following is a summary of the most significant factors considered and the principal financial analyses performed by SMH to arrive at its opinion dated October 2, 2000:

(1) Value Range Comparison. SMH's fairness analysis was primarily that the value received per share for 100% of Bowlin was equal to or greater than the midpoint of the range of fair market value per share for 100% of Bowlin's common stock given up by its stockholders. The following table summarizes SMH's Value Range Comparison:


         Estimated Fair Market Value Per Share of Bowlin Stock "Given Up"....................   $6.00 - $7.00
         APPROXIMATE MID-POINT VALUE OF STOCK "GIVEN UP".....................................           $6.50

         Estimated Fair Market Value Per Share for approximately 0.165 Shares of Lamar Stock            $6.61 (A)
           "Received" for Each Share of Bowlin Stock.........................................

         Additional Value Per Share "Received" from Spin-Off of Travel Center Division.......   $1.50 - $3.00
         Approximate Mid-Point...............................................................           $2.25

         Total Range of "Value Received".....................................................   $8.11 - $9.61

         APPROXIMATE MID-POINT OF TOTAL VALUE "RECEIVED".....................................           $8.86

         Premium of $8.86 over $6.50.........................................................             36%

         (A) Based on a minimum Lamar price of $40.00 per share.

         Since the mid-point of the value per share of 100% of Bowlin's common stock "given up" by its stockholders was approximately $6.50 and the "value received" for (a) the Lamar common stock and (b) the travel center spin-off was $8.86 per share, the exchange appeared to be fair to Bowlin's stockholders. SMH also noted that Lamar has a much larger market capitalization and a more liquid market for its stock than Bowlin's stock.

(2) Analysis of value for Bowlin stock. In valuing Bowlin's stock, SMH believed the current stock market price, recent historical stock prices as well as past and current Bowlin financials were the best indicators of fair market value. Based on Bowlin's October 1, 2000 stock market price of $6.50 per share, Bowlin's past trading history and a review of Bowlin's financial information, SMH believed the range of fair market value for Bowlin's common stock was between $6.00 and $7.00 per share, with a mid-point of $6.50.

(3) Analysis of value for Lamar common stock. Based on Lamar's relatively large market capitalization, recent trading history, analyst comments and valuations from recent equity research reports on Lamar, and SMH's overall business judgment, SMH believed the current fair market value per share of Lamar's common stock was approximately $35.00 - $45.00, with a mid-point of $40.00. In applying this mid-point to BOWLIN stock, SMH multiplied 725,000 shares to be issued to Bowlin stockholders by the $40.00 mid-point (i.e., $29.0 million) and then divided by 4,390,098 total outstanding shares of Bowlin stock to arrive at $6.61 per share of value "received" per share of Bowlin "given up" by its stockholders.

(4)      Analysis of value for 100% of the Travel Center Division.

         o EBITDA multiple valuation. SMH began by calculating a preliminary enterprise value for the travel center division. A range of multiples was applied, but a midpoint of 6 was used in the analysis. SMH then applied the 6 multiple to the average of the travel center division's fiscal 2000 earnings before interest, taxes, depreciation and amortization ("EBITDA") and the first 6 months of fiscal 2001 annualized EBITDA. This gave an implied equity value per share of $1.22 ($10.0 million minus $6.6 million of debt plus $1.9 million of cash divided by 4.4 million shares) for the travel center division.

         o Discounted Cash Flow Analysis. SMH's primary methodology to value the travel center division was a discounted cash flow analysis (i.e., an internal rate of return or IRR analysis), which is one method SMH believes investors use to evaluate similar businesses and divisions. SMH discussed appropriate assumptions for such analysis with BOWLIN management on September 15, 2000 and on September 21, 2000. SMH began with fiscal 2001 estimated EBITDA and grew EBITDA at 5% per year based on discussions with management. SMH used a pre-tax discount rate of 15% because of the risk involved in investments in this industry and used the present value of 4 - 6 times 2005 estimated EBITDA as the terminal value. Based on these parameters, SMH arrived at an implied fair market value for 100% of the division's equity of $10.1 million, or $2.31 per share.

         Based on SMH's valuations of the travel center division, but giving more weight to its DCF analysis, SMH believed the travel center division's fair market value was $1.50 - $3.00 per share. Although the financial analyses employed by SMH imply a market value for 100% of the division, SMH does not express an opinion on what the travel center division's stock might trade for after the spin-off. The values implied by the analyses do not purport to suggest future trading prices for the stock of the spin-off company.

(5) Premium Over Recent Stock Prices. SMH believed a premium of 30 - 40% was clearly fair and attractive to a Bowlin stockholder whose alternative at the time of SMH's analysis was to sell the stock at $6.50. Such premiums can range from zero to more than 100% due to special circumstances, but SMH believed a normal range was probably 20 - 60% based on industry and size of operations.

         As reported in Mergerstat Review, average premiums offered for 1999 and 1998 were 43.3% and 40.7%, respectively. Reported figures for 1999 were based on 723 announced public deals and 1998 were based on 523 announced public deals. Mergerstat defines premiums offered as price over seller's closing market price five days prior to announcement.

(6) Comparable Company Analysis for Bowlin Travel. Since the companies used in this analysis were not very comparable to Bowlin (due to their size and business mix) and the fact that the multiples derived were extremely high in comparison to most companies, SMH did not give any weight to the analysis. Nevertheless, SMH reviewed certain financial ratios for the following public companies:

        o Infinity Broadcasting Corporation      o Obie Media Corporation

        o Lamar Advertising Company

         The three key valuation multiples used in their analysis were: (1) Enterprise Value (i.e., market value of equity plus total debt) to EBITDA, (2) Enterprise Value to earnings before interest and taxes ("EBIT") and (3) Enterprise Value to Revenues. All of these multiples were based on trailing-twelve month financials. In addition to individual company multiples, SMH calculated the mean (i.e., average), and adjusted mean (i.e., average excluding highest and lowest multiples) of each ratio.

         Key Comparable Company Multiples

                Enterprise Value to:                 HIGH       LOW           MEAN       ADJUSTED MEAN
                                                     ----       ---           ----       -------------
                  EBITDA                              29.5x     12.5x         21.1x           21.2x
                  EBIT                               540.7x     19.2x        202.0x           46.1x
                  Revenues                            13.3x      1.5x          8.2x            9.9x


         EBITDA multiples for the three guideline companies ranged from 12.5x to 29.5x on September 26, 2000. The adjusted mean multiple for the three guideline companies was 21.2x. SMH multiplied 21.2 by the division's trailing-twelve month EBITDA of $3,115,000, which resulted in an implied enterprise value of $66,038,000.

         The next multiple was Enterprise Value/EBIT. EBIT multiples for the three public comparables ranged from 19.2x to 540.7x. The adjusted mean multiple for the three guideline companies was 46.1x. SMH multiplied 46.1 by the division's trailing-twelve month EBIT of $1,178,000, which resulted in an implied enterprise value of $54,305,800.

         The next multiple was the ratio of Enterprise Value to trailing-twelve month Revenues. The three guideline public companies had a range of enterprise value/revenue ratios from 1.5x to 13.3x. The adjusted mean revenue multiple for the three guideline companies was 9.9x. SMH then multiplied 9.9 by the division's trailing-twelve month Revenue of $8,187,000, which resulted in an implied enterprise value of $81,051,300.

         SMH then averaged the three enterprise values cited above for the division to arrive at an average enterprise value of $67,131,700. In order to arrive at an implied equity value, SMH subtracted debt and added excess cash. As of June 30, 2000, Bowlin had $220,000 in cash and $15,426,000 in total debt. This gave the outdoor advertising division an implied equity value of $54,925,700 (i.e., $67,131,700 minus $15,426,000 plus $220,000), or $11.83 per share as of September 26, 2000.

(7) Comparable Transactions and Premiums. SMH considered several transactions from the past year and a half in the outdoor advertising industry, but none were comparable enough to the transaction to make their analysis of such transactions more important than the other valuation methodologies used. The following table summarizes the transactions and price to trailing twelve months EBITDA (prior to acquisitions) multiples. Bowlin's outdoor division had trailing twelve month ("TTM") EBITDA of $3.1 million as of July 31, 2000, which represents a purchase multiple (from $45 million) of 14.7 times. Based on the adjusted mean (i.e., excluded highest and lowest multiples) price to TTM EBITDA multiple from these transactions of 15.2x compared to the price to TTM EBITDA multiple of 14.2x for the outdoor division, the multiple Bowlin common stockholders will receive appeared to be fair.

                                                                             PRICE       PRICE/
         ACQUIRER              TARGET                                 DATE  ($MIL.)     TTMEBITDA
         --------              ------                                 ----  -------     ---------
         Lamar                 Root Outdoor & Ohio Outdoor  Holding   5/00     60.0        14.5x
                                Corp.
         Lamar                 Macon, GA Properties                   5/00     75.0        22.1x
         Lamar                 Advantage Outdoor                      5/00    170.0        12.7x
         Infinity              Giraudy Outdoor Advert.                3/00    425.0        11.1x
         Clear Channel         Ackerly Florida Outdoor               10/99    330.0        34.0x
         Clear Channel         Plankanda Holdings                     7/99    102.4        12.5x
         Clear Channel         Dauphin OTA                            6/99    250.0        11.3x
         Lamar                 AMFM Inc. Outdoor                      6/99  1,600.0        14.9x
         Lamar                 Vivid, Inc.                            6/99     22.1        14.4x
         Infinity
          Broadcasting         Outdoor Systems                        5/99  8,300.0        19.1x
         Lamar                 Frank Hardie, Inc.                     4/99     20.3        15.6x
         Lamar                 KJS LLC.                               2/99     40.5        12.1x
         Lamar                 American Displays, Inc.                1/99     14.5        18.4x
                                                                                           -----
                                                                               MEAN        16.4x
                                                                               HIGH        34.0x
                                                                                LOW        11.1x
                                                                      ADJUSTED MEAN(1)     15.2x


         The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. SMH believes that selecting any portion of SMH's analyses, without considering all analyses, would create a misleading or incomplete view of the processes underlying the analyses and its opinion. In addition, SMH may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be SMH's view of the actual value of Bowlin, which may be more or less than suggested by the analyses.

         The analyses performed by SMH are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were performed solely as part of SMH's analysis of whether the consideration to be received pursuant to the Agreement and Plan of Merger was fair from a financial point of view to Bowlin stockholders, and were conducted in connection with the delivery of SMH's opinion. The analyses do not purport to be appraisals or to be indicative of actual values or future results, or to reflect the prices at which Bowlin or its assets might actually be sold.

         As described above, SMH's opinion provided to the board of directors was one of a number of factors taken into consideration by the board in making its determination to recommend adoption of the Agreement and Plan of Merger and the transaction resulting from it. Consequently, SMH's analyses described above should not be viewed as determinative of the opinion of the board of directors or management with respect to the value of Bowlin or its divisions. The Lamar common stock to be received by the stockholders pursuant to the Agreement and Plan of Merger was determined through negotiations between representatives of Bowlin and was approved by the entire board.

         SMH was selected by the board of directors to render a fairness opinion in connection with the transaction because of SMH's reputation and expertise as an investment banking firm. SMH, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with going-private transactions, mergers and acquisitions, underwritings of equities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, SMH may actively trade Bowlin's equity securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short-term position in such securities.

         In accordance with its engagement letter, the opinion of SMH is addressed to the board of directors for its use in connection with its review and evaluation of the proposed transaction. Neither the opinion nor the underlying SMH analyses may be relied upon by any person other than the members of the board without the prior written consent of SMH. Accordingly, under the terms of the engagement letter and the opinion letter prepared pursuant to the engagement letter, no stockholders of Bowlin may rely or allege any reliance on SMH's opinion or analysis in connection with the stockholder's consideration of the merits of the transaction or otherwise. It is SMH's position that its duties in connection with its fairness opinion are solely to the board of directors, and that it has no legal responsibility to any other persons, including stockholders of Bowlin, under the laws of the State of Texas, the governing law of the engagement letter. SMH would likely assert the substance of this disclaimer as a defense to claims, if any, that might be brought against it by stockholders of Bowlin with respect to its fairness opinion. Further, courts interpreting Texas law have strictly limited the persons who can sue for professional negligence to the parties to the agreement that provided for the engagement of the professional. SMH believes that the principles adopted in these cases would limit its liability solely to the board of directors. However, since no Texas court has ruled specifically on these issues in the context of SMH's engagement, they necessarily would have to be resolved by a court of competent jurisdiction.

         Pursuant to the engagement letter agreement between the board of directors and SMH, dated September 11, 2000, Bowlin agreed to pay SMH (i) a non-refundable retainer of $25,000 upon execution of the engagement letter and
(ii) an additional $75,000 payable upon submission of SMH's opinion. In addition to any fees for professional services, SMH will also be reimbursed by Bowlin for expenses incurred in connection with SMH's assignment. Bowlin has also agreed to indemnify SMH against specified liabilities, including liabilities under the federal securities laws, related to, arising out of or in connection with the engagement of SMH by the board of directors.

POTENTIAL CONFLICTS OF INTEREST OF BOWLIN MANAGEMENT IN THE MERGER

         In considering the merger, you should be aware of the interests executive officers and directors of Bowlin have in the merger that are different from your interests and their interests as stockholders. Michael L. Bowlin, Chairman, President and Chief Executive Officer, beneficially owns approximately 38.5% of the outstanding common stock. All directors and executive officers as a group own approximately 62.2% of the outstanding common stock of Bowlin. Directors have a fiduciary duty to act in the best interest of the stockholders. Officers have a duty to act in the best interest of the company. However, because the directors and officers of Bowlin are also stockholders of Bowlin, they might be inclined to vote to adopt the merger agreement if they believe it is in their own individual best interests as a stockholder, irrespective of the impact of that vote on other stockholders. In addition, some directors and officers may hold options to purchase shares of Bowlin stock at an exercise price that is less than the current trading price. Although the officers and directors of Bowlin have not signed any agreements that require them to vote for the merger, they have indicated their intention to vote in favor of the transaction.

                      THE MERGER AND THE MERGER AGREEMENT

         The following is a summary of significant provisions of the merger agreement. For a more complete understanding of the merger agreement, you should read the agreement. The agreement is attached as Annex A and is incorporated into this proxy statement/prospectus by reference.

GENERAL DESCRIPTION OF THE MERGER

         In the merger, Lamar Southwest Acquisition Corporation, a newly formed, wholly owned subsidiary of Lamar, will merge with and into Bowlin. Bowlin will be the surviving corporation and will continue to exist under Nevada law as a wholly owned subsidiary of Lamar. The articles of incorporation of Bowlin, which will be amended and restated and filed with the articles of merger, will be the articles of incorporation of the surviving corporation. The by-laws of Lamar Southwest, as in effect immediately before the merger, will be the by-laws of the surviving corporation.

         Bowlin and its subsidiary, Bowlin Travel Centers, Inc., entered into a contribution agreement dated as of November 1, 2000 in the form attached as Annex B to this proxy statement/prospectus. This contribution agreement provides that certain assets and liabilities of Bowlin related to Bowlin's travel centers line of business will be contributed to Bowlin Travel. Bowlin will then distribute the shares of Bowlin Travel to the Bowlin stockholders immediately prior to the completion of the merger. The business, assets and liabilities of the travel center's line of business, therefore, will not be acquired by Lamar in the merger.

         Contribution Agreement

         Under the contribution agreement, Bowlin contributed all of the assets and liabilities directly associated with the ownership and operation of the travel centers business to Bowlin Travel Centers, Inc. Bowlin and Bowlin Travel each represented that it was duly organized, had the authority to enter into the agreement, and that there were no conflicts or violations resulting from, or consents required by, the execution and delivery of the agreement. Bowlin Travel also covenants under the agreement to offer employment to all of the employees of Bowlin that work in the travel centers business, on the same terms and conditions of employment they currently enjoy with Bowlin, and to assume all obligations and liabilities associated with those employees. Under the agreement, Bowlin Travel agreed to indemnify Bowlin, its directors, officers, shareholders, employees, affiliates, successors and assigns for any and all losses, liabilities, claims, demands, penalties, fines, settlements, damages, or expenses (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and professional advisors) incurred by any of the Bowlin indemnitees:

         o arising under federal, state or local environmental laws and arising out of or in connection with the travel center business or the ownership or operation of any of the assets or assumed liabilities;

         o resulting from any labor or employment dispute arising out of or in connection with the operation of the travel center business or otherwise involving a travel centers business employee; and

         o any attempt (whether or not successful) by any person to cause or require Bowlin to discharge or pay any assumed liability, or otherwise arising out of or relating to any assumed liability.

         Tax Sharing and Disaffiliation Agreement

         As part of the Contribution Agreement, Bowlin and Bowlin Travel entered into a Tax Sharing and Disaffiliation Agreement, which we refer to as the Tax Agreement. The Tax Agreement sets forth rights and obligations of Bowlin and Bowlin Travel with respect to taxes imposed on their respective businesses both before and after the distribution of Bowlin Travel shares to the Bowlin shareholders and with respect to "Restructuring Taxes." For purposes of the Tax Agreement, "Restructuring Taxes" are taxes imposed in connection with the contribution by Bowlin of the travel centers-related assets and liabilities to Bowlin Travel and the distribution.

         General Taxes. Under the Tax Agreement, Bowlin Travel will be liable for and indemnify Bowlin against any taxes that are attributable to the travel centers business (both before and after transfer of such business to Bowlin Travel), Restructuring Taxes and sales, transfer and other similar taxes incurred in connection with the contribution and distribution. Bowlin will be liable for and indemnify Bowlin Travel against any taxes that are attributable to the outdoor advertising business. The Tax Agreement sets forth additional rules for determining the tax obligations of Bowlin and Bowlin Travel.

         Restructuring Taxes. Under the Tax Agreement, Bowlin Travel is generally responsible for all Restructuring Taxes. Bowlin and Bowlin Travel anticipate that the contribution will not result in any tax liability and that the distribution will not result in any tax liability to Bowlin shareholders. However, Bowlin may be liable for Restructuring Taxes in connection with the distribution. More specifically, Bowlin will be required to pay tax on gain (if any) equal to the value of Bowlin Travel on the date of the distribution, less Bowlin's basis in Bowlin Travel shares immediately before the distribution. Bowlin and Bowlin Travel plan to base the value of Bowlin Travel on the first-day trading price of Bowlin Travel shares. Therefore, the amount of this gain and any consequent Restructuring Taxes will not be determined until the time of the distribution. Depending upon the value of Bowlin Travel as of the distribution, the amount of Restructuring Taxes could be substantial. In addition, it is possible that the IRS may successfully challenge any valuation of Bowlin Travel for this purpose and thereby assess additional Restructuring Taxes. As stated previously, under the Tax Agreement, Bowlin Travel is required to reimburse Bowlin for any Restructuring Taxes.

         Administrative Matters. The Tax Agreement also sets forth the obligations of Bowlin and Bowlin Travel with respect to the filing of tax returns, the administration of tax contests and other matters.

         Reasons for the Distribution

         The distribution of the Bowlin Travel stock is being carried out for the purpose of facilitating the tax-free acquisition of Bowlin by Lamar because Lamar is not interested in acquiring the travel center business.

EFFECTIVE TIME

         We expect to close the merger during the first quarter of 2001. The merger will be effective upon the filing of articles of merger with the Nevada Secretary of State, or a later time that we specify in the articles of merger. We plan to file the articles of merger soon after the Bowlin special meeting.

MERGER CONSIDERATION FOR BOWLIN STOCK AND EXCHANGE RATIO

         At the effective time of the merger, each share of Bowlin stock will be converted into the right to receive Lamar stock equal to the product of (A) one share of Lamar stock and (B) the quotient of (x) 725,000, divided by (y) the total number of shares of Bowlin stock issued and outstanding. Assuming that all outstanding Bowlin stock options are exercised prior to the closing of the merger, there would be 4,827,848 shares of Bowlin stock outstanding and the exchange ratio would be .1502. Cash will be paid for any fractional shares. In no event will Lamar issue more than 725,000 shares of Lamar stock for the outstanding shares of Bowlin stock. The exchange formula was agreed to in arm's-length negotiations between representatives of Lamar and Bowlin.

         The 725,000 shares of Lamar stock issuable in the merger represent approximately .95% of the total Lamar stock that will be outstanding after the issuance.

NO FRACTIONAL SHARES

         Lamar will not issue fractional shares in the merger. Instead, Lamar will pay cash to each Bowlin stockholder who otherwise would be entitled to receive a fractional share of Lamar stock. The cash amount will equal the fractional share number multiplied by the average of the closing sales prices of a share of Lamar stock as reported on the Nasdaq National Market System for the 30 trading days ending on the last trading day immediately prior to the closing of the merger.

EXCHANGE OF BOWLIN STOCK CERTIFICATES

         Promptly after the effective time, the exchange agent will mail transmittal forms to each person who held shares of Bowlin stock as of the effective time for use in exchanging Bowlin stock certificates for Lamar stock certificates and any cash for fractional shares. The transmittal forms will include instructions specifying details of the exchange.

         DO NOT SEND IN YOUR BOWLIN CERTIFICATES UNTIL YOU RECEIVE A TRANSMITTAL FORM.

         If certificates for any shares of Bowlin stock have been lost, stolen or destroyed, the holder must submit appropriate evidence regarding the ownership, loss, theft or destruction of the certificate, an affidavit to that effect and a customary indemnification agreement to the exchange agent.

         Lamar will honor a request from a person surrendering a Bowlin stock certificate that the Lamar stock being given in exchange be issued to a person other than the registered holder of the certificate on the exchange agent's books, so long as the requesting person:

         o submits all documents necessary to evidence and effect the transfer to the new holder; and

         o pays any transfer or other taxes for issuing shares of Lamar stock to a person other than the registered holder of the certificate, unless the requesting person satisfactorily establishes to Lamar that any tax has been paid or is inapplicable.

         Holders of Bowlin stock exchanged for Lamar stock in the merger will be entitled to receive dividends and other distributions on Lamar stock (without interest) that are declared or made with a record date after the effective time. Dividends or other distributions will not be paid to any former holder of Bowlin stock, however, until that holder surrenders its shares of Bowlin stock to the exchange agent.

TREATMENT OF BOWLIN STOCK OPTIONS

Any options for Bowlin stock that were issued to directors or employees under Bowlin's option plans that remain outstanding at the effective time of the merger shall be cancelled and shall not represent the right to receive Bowlin stock or Lamar stock. On October 17, 2000, Bowlin notified each holder of an option to purchase Bowlin stock that they had the right to exercise any and all options to purchase Bowlin stock, whether or not currently exercisable according to their respective terms, prior to November 17, 2000. Any options not exercised by November 17, 2000 would automatically terminate. At the time the notice to the option holders was distributed, there were outstanding options to purchase 191,000 shares of Bowlin stock at an exercise price of $4.00 per share, and options to purchase 244,000 shares of Bowlin stock at an exercise price of $8.00 per share. The only other options outstanding are options to purchase 10,000 shares of Bowlin stock at an exercise price of $5.00 per share, held by HD Brous & Co., Inc. These options will expire on the earlier to occur of (i) 5:00 p.m. Arizona time on the business day immediately prior to the date on which the merger is effectuated, or (ii) 5:00 p.m. Arizona time on December 31, 2000.

TREATMENT OF BOWLIN BENEFITS

         The Bowlin employees who remain employees of the surviving corporation will be eligible to participate in Lamar's 401(k) plan and any assets that they have in the Bowlin plan will be transferred to Lamar's plan. After the spin-off of Bowlin Travel, Bowlin Travel will continue to maintain the Bowlin 401(k) plan as a successor employer to those employees who do not remain with the surviving corporation following the merger.

ACCOUNTING TREATMENT

         Lamar will account for the merger using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of Bowlin, including intangible assets, will be recorded at their fair market values. The results of operations and cash flows of Bowlin will be included in Lamar's financial statements following the completion of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion summarizes the material U.S. federal income tax consequences of the merger. The discussion is based on the Internal Revenue Code, related regulations, existing administrative interpretations and court decisions, all of which may change, possibly with retroactive effect. This discussion assumes that Bowlin stockholders hold their shares of Bowlin stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be important to you either in light of your particular circumstances or if you are subject to special rules. These special rules include those relating to:

         o stockholders who are not U.S. citizens or residents or that are foreign corporations, partnerships, estates or trusts;

         o        financial institutions;

         o        tax-exempt organizations;

         o        insurance companies;

         o        dealers in securities;

         o stockholders who acquired their Bowlin stock by exercising options or similar derivative securities or otherwise as compensation; and

         o stockholders who hold their Bowlin stock as part of a hedge, straddle, appreciated financial position or conversion transaction.

         This section, as it relates to matters of United States federal income tax law, constitutes the opinion of Squire, Sanders & Dempsey L.L.P., counsel to Bowlin. These opinions are based on a number of assumptions, representations and covenants, including the assumption that the merger will be completed as described in this document. The opinions neither bind the IRS nor preclude the IRS from adopting a position contrary to that expressed in the opinions. Bowlin and Lamar cannot assure you that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Neither of us intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

         Tax Consequences to Bowlin Stockholders

         Except as discussed below, Bowlin stockholders will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Bowlin stock for Lamar stock in the merger. The aggregate tax basis of Lamar stock received in the merger will be the same as the aggregate tax basis of the Bowlin stock surrendered in exchange therefor, reduced by the portion of the tax basis of the Bowlin stock allocable to fractional shares of Lamar stock for which cash is received instead. The holding period of Lamar stock received as a result of the exchange will include the holding period of the Bowlin stock surrendered in exchange. Bowlin stockholders will recognize gain or loss for U.S. federal income tax purposes on the cash they receive in place of fractional shares of Lamar stock. The gain or loss will be measured by the difference between the amount of cash received and the portion of the tax basis of the Bowlin stock surrendered in the merger that is allocable to those fractional shares of Lamar stock.

         Tax Consequences to Lamar and Bowlin

         Lamar, including its merger subsidiary, and Bowlin will not recognize gain or loss for U.S. federal income tax purposes by reason of the merger. However, Bowlin may be liable for taxes imposed in connection with the contribution by Bowlin of the travel centers-related assets and liabilities to Bowlin Travel and the distribution. More specifically, Bowlin will be required to pay tax on the gain (if any) equal to the value of Bowlin Travel on the date of the distribution, less Bowlin's basis in the Bowlin Travel shares immediately before the distribution. Bowlin Travel has agreed to indemnify Bowlin for these taxes. See "The Merger and the Merger Agreement -- Tax Sharing and Disaffiliation Agreement."

         Backup Withholding

         Unless a stockholder complies with reporting and/or certification procedures or is an exempt recipient under the backup withholding and information reporting provisions of the Internal Revenue Code and Treasury regulations, the holder may be subject to a 31% backup withholding tax on any cash payments received in the merger. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided the required information is furnished to the IRS.

         THE FOREGOING DISCUSSION IS ONLY INTENDED TO PROVIDE YOU WITH A GENERAL SUMMARY. IT IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF EVERY POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCE OR ANY OTHER CONSEQUENCE OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

COVENANTS UNDER THE MERGER AGREEMENT

         Bowlin's Interim Operations

         Until the closing of the merger and except regarding the contribution of Bowlin's travel center assets and liabilities to Bowlin Travel in connection with the spin-off, Bowlin has agreed to operate its business solely in the ordinary course. Bowlin also agreed to:

         o        use best efforts to preserve its assets;

         o use best efforts to preserve the goodwill of its suppliers, customers and others having business relations with it;

         o do nothing to impair its ability to keep and preserve its business.

         Joint Interim Obligations

         Bowlin and Lamar have agreed that they will not do anything or fail to do anything that will result in a breach of any of the agreements or commitments made in the merger agreement. Each also has agreed that it will not do anything or fail to do anything that would cause any of its representations and warranties in the merger agreement to become untrue.

         No Solicitation by Bowlin

         Bowlin has agreed not to directly or indirectly (1) solicit any person regarding either a business combination or any other transaction with Bowlin as an alternative to this merger, (2) participate in any negotiations with, or provide information to, any person to seek any alternative transaction to this merger, (3) agree to or recommend an alternative transaction or (4) enter into any agreements regarding an alternative transaction to the merger, unless prior to the adoption of the merger agreement by the Bowlin's stockholders, Bowlin's board is required to do so by its fiduciary duties. Bowlin has agreed to inform Lamar of any inquiry it receives relating to an alternative transaction.

         Recommendation of the Bowlin Board

         The Bowlin board has agreed to take all lawful action that does not interfere with its fiduciary duties to secure the vote of its stockholders adopting the merger agreement, including recommending this transaction to its stockholders.

         Other Covenants

         The merger agreement contains covenants of both parties relating to, among other things, public announcements, notifications, regulatory filings, employee matters, and cooperation in obtaining consents and approvals.

         Bowlin has also agreed, among other things, to grant Lamar access to company information as is reasonably necessary to investigate Bowlin and to confer with Lamar on a regular basis to report material operational matters and report the general status of its operations.

         Lamar has also agreed, among other things, to use its best efforts to cause the shares of Lamar stock that it will issue in the merger to be approved for listing on the Nasdaq National Market.

REPRESENTATIONS AND WARRANTIES

         Each of Lamar, Lamar Southwest Acquisition Corporation and Bowlin has made customary representations and warranties to the other in the merger agreement regarding, among other things:

         o        its organization and similar corporate matters;

         o the authorization, execution, delivery, performance and enforceability of the merger agreement;

         o        its capital structure;

         o reports and financial statements filed with the SEC and the accuracy of the information contained in those documents;

         o the absence of any undisclosed liabilities since their latest audited balance sheet;

         o        necessary governmental consents and filings;

         o the absence of conflicts, violations or defaults under its organizational documents and other agreements and documents as a result of executing the merger agreement and the consummation of the merger;

         o the absence of conflicts with or violations of any laws as a result of executing the merger agreement;

         o        merger-related brokers' and finders' fees; and

         o the accuracy of the information in this proxy statement/prospectus.

         Bowlin has made additional representations and warranties to Lamar regarding, among other things:

         o its advertising revenues and lease expense over certain prescribed periods, as well as the level of its long-term debt as of the effective time of the merger;

         o        its material contracts;

         o        its owned real property;

         o the type, location and condition of its outdoor advertising faces;

         o        insurance coverage;

         o        the absence of litigation;

         o        legal proceedings;

         o        its accounts receivable;

         o        the intellectual property it uses in its business;

         o        the filing of tax returns and payment of taxes;

         o        its employee benefit plans;

         o        its bank accounts;

         o        employee matters;

         o        possession of all necessary permits;

         o        compliance with all applicable laws;

         o compliance with governmental regulations concerning employees and relations with employees;

         o compliance with environmental laws and other environmental matters;

         o        board approval of the merger;

         o the voting requirements for stockholder approval of the merger;

         o        the absence of a stockholder rights plan;

         o        adherence to corporate formalities; and

         o        transactions with related parties.

         Bowlin has also made the following representations and warranties to Lamar that, since its latest audited balance sheet, with several exceptions, it has not:

         o        amended its certificate of incorporation or bylaws;

         o incurred any liability exceeding $50,000 individually or $100,000 in the aggregate;

         o permitted any of its assets to be subject to any mortgage or other encumbrance;

         o merged with another entity, agreed to acquire any business or sold any of its assets;

         o        made any material capital expenditures;

         o        declared any dividends or redeemed any outstanding securities;

         o        adopted or changed any employee benefit plans;

         o        made any bonus or profit sharing distributions;

         o        made any loans;

         o        changed any banking arrangements;

         o        entered into or amended any employment agreements;

         o        canceled or released any debts;

         o entered into any transactions that were not negotiated at arm's-length;

         o        suffered any material losses; or

         o incurred any liability with respect to a labor or collective bargaining agreement.

         Lamar has made additional representations and warranties to Bowlin regarding, among other things, its intention to satisfy certain requirements so that the merger qualifies as a tax free reorganization.

CONDITIONS TO THE MERGER

         Conditions to Each Party's Obligation to Effect the Merger

         Lamar and Bowlin do not have to consummate the merger unless the following conditions are met or, where permissible, waived:

         o        Bowlin stockholders must adopt the merger agreement;

         o the registration statement of which this proxy statement/prospectus is a part must have been declared effective and not be subject to any stop order or related proceeding;

         o Lamar and Bowlin must obtain all required approvals from governmental entities and satisfy any required waiting periods;

         o no injunction or other judgment is in effect to prohibit the consummation of the merger;

         o no litigation or other proceeding is pending or threatened that would adversely affect Lamar or the entity surviving the merger; and

         o the shares to be issued in the merger have been authorized for listing on the Nasdaq National Market System.

         Conditions to the Obligation of Lamar and Lamar Southwest Acquisition Corporation

         Lamar and Lamar Southwest Acquisition Corporation do not have to consummate the merger unless the following additional conditions are met or waived by Lamar:

         o Bowlin must have performed and complied in all material respects with all its agreements and covenants in the merger agreement, and the representations and warranties of Bowlin contained in the merger agreement must be true and correct when made and as of the closing date as if made as of that date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on Bowlin;

         o nothing has occurred after the signing of the merger agreement that could reasonably be expected to have a material adverse effect on Bowlin;

         o        all necessary consents and approvals must be obtained;

         o        Bowlin's working capital must not be less then $100,000;

         o        Bowlin's long-term debt must not exceed $14,500,000;

         o none of Bowlin's assets will secure any debts or obligations of Bowlin Travel;

         o certain outdoor advertising faces that are to be completed prior to the closing of the merger must be completed in suitable condition;

         o the contribution of assets to, and assumption of liabilities by, Bowlin Travel in the spin-off transaction must have been completed in accordance with the terms of the contribution agreement;

         o Bowlin must distribute all of the shares of Bowlin Travel to the Bowlin stockholders;

         o Lamar must receive the resignations of all of the directors of Bowlin;

         o Lamar must receive the customary closing documents described in the merger agreement; and

         o each affiliate of Bowlin must deliver to Lamar an agreement regarding restrictions on the resale of the shares of Lamar stock issued in the merger.

         Conditions to the Obligation of Bowlin

         Bowlin does not have to consummate the merger unless the following additional conditions are met or waived by Bowlin:

         o Lamar must have performed and complied in all material respects with all its agreements and covenants in the merger agreement, and the representations and warranties of Lamar contained in the merger agreement must be true and correct when made as of the closing date as if made as of that date, except for any inaccuracies or failures to perform that would not reasonably be expected to have a material adverse effect on Lamar;

         o nothing has occurred after the signing of the merger agreement that could reasonably be expected to have a material adverse effect on Bowlin;

         o nothing has occurred since the signing of the merger agreement that has a material adverse effect on Lamar;

         o        all necessary consents and approvals must be obtained; and

         o Bowlin must receive the customary closing documents described in the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated at any time before the effective time, whether before or after its adoption by Bowlin stockholders:

         o        by mutual written consent of Lamar and Bowlin;

         o        by either Lamar or Bowlin:

                  - for material uncured breaches of representations by the other party;

                  - if the merger has not occurred by March 31, 2001, unless the terminating party's own breach of the agreement is the reason that the merger has not been consummated and, with respect to Bowlin, only if the applicable termination fee is paid;

                  - if there is a non-appealable government order prohibiting the consummation of the merger; or

                  - if the Bowlin stockholders fail to approve the merger, unless the failure is caused by that party's failure to perform any obligation under that agreement;

         o by Bowlin if the average closing share price of Lamar stock for the 30 trading days ending on the last trading day immediately prior to the closing of the merger is below $40.00.

TERMINATION FEES AND EXPENSES

         Payment of Termination Fee

         Bowlin has agreed to pay Lamar a termination fee of $580,000 if either party terminates the merger agreement because Bowlin's stockholders have failed to adopt the merger agreement.

         Payment of Expenses

         If the merger is consummated, Lamar will pay up to $1,250,000 of Bowlin's merger-related fees and expenses and Bowlin Travel will assume any merger costs incurred by Bowlin in excess of $1,250,000. If the merger is not consummated, Lamar and Bowlin will each pay its own merger-related fees and expenses.

AMENDMENTS AND WAIVERS

         Generally, Lamar and Bowlin may amend or waive any provision of the merger agreement before the effective time of the merger. However, if a material condition is waived, Lamar will amend the registration statement of which this proxy statement/prospectus forms a part, and Bowlin will resolicit proxies for the adoption of the merger agreement. In addition, after Bowlin stockholders have approved the merger, their further approval would be required to modify the amount or type of consideration that they will receive in the merger, to alter the charter of the surviving corporation or to otherwise alter the merger agreement in a manner materially adverse to them.

APPRAISAL OR DISSENTERS' RIGHTS

         Under Nevada law, Bowlin stockholders are not entitled to appraisal or dissenters' rights in connection with the merger because:

         o Bowlin stock was, as of the record date for the special meeting, designated and reported for trading on the American Stock Exchange; and

         o Bowlin stock will be converted into shares of Lamar stock, which will be designated and reported for trading on the Nasdaq National Market.

NASDAQ LISTING OF LAMAR STOCK

         Lamar has agreed to file a listing notification with Nasdaq concerning the Lamar stock to be issued to Bowlin stockholders in the merger.

DELISTING OF BOWLIN STOCK

         If the merger is completed, Bowlin stock will cease to be quoted on the American Stock Exchange. Bowlin does not intend to apply for the listing of the stock of Bowlin Travel on any securities exchange.

RESALES OF LAMAR STOCK BY BOWLIN AFFILIATES

         Bowlin stockholders may freely transfer the shares of Lamar stock received in the merger, unless they are individuals and entities who are deemed to be "affiliates" of Bowlin before the merger or affiliates of Lamar after the merger. Persons who may be deemed to be affiliates of Bowlin or Lamar include individuals or entities that control, are controlled by, or are under common control with Bowlin or Lamar and may include executive officers and directors as well as principal stockholders. These affiliates or their brokers may be characterized as "underwriters" when they sell shares of Lamar stock received in the merger. The United States securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with Rule 145 or Rule 144 under the Securities Act. Rule 145 covers sales by Bowlin affiliates, and Rule 144 covers sales by Lamar affiliates. Each rule limits the number of shares an affiliate can sell in a particular period of time. The merger agreement requires Bowlin to use its best efforts to cause each of its affiliates to execute and deliver to Lamar a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of Lamar stock issued to the affiliate in the merger in violation of the Securities Act or the related rules and regulations adopted by the SEC. The receipt of these "affiliate letters" is a condition to Lamar's obligation to close the merger.

         This proxy statement/prospectus does not cover resales of Lamar stock received by any person who may be deemed to be an affiliate of Bowlin and/or Lamar.

REGULATORY MATTERS

         Under the Hart-Scott-Rodino Antitrust Improvements Act and related rules, this merger may not be completed unless information and materials about the companies and the merger are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting period requirements have been satisfied. Lamar and Bowlin have made the required filings with both agencies. At any time before or after the completion of the merger, the Department of Justice, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Lamar or Bowlin. Lamar and Bowlin cannot guarantee that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

         Lamar and Bowlin are not aware of any other material governmental or regulatory requirements that must be complied with regarding the merger, other than federal securities laws and the filing of documents describing principal terms of the merger agreement with the secretary of state of Nevada.

                                STOCK OWNERSHIP

OWNERSHIP OF LAMAR STOCK

         The following table sets forth certain information with respect to the beneficial ownership of Lamar stock as of September 30, 2000:

         o each person, or group of affiliated persons, who is known by Lamar to beneficially own more than 5% of the common stock;

         o        each of its directors;

         o        each of its named executive officers; and

         o all of its directors and current executive officers as a group.

         Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of Lamar stock beneficially owned by them.

         The "Percent of Class" column below is based on 75,386,851 shares of Lamar stock outstanding as of September 30, 2000. For purposes of the table below, Lamar deems shares of Lamar stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 2000, to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but does not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

         The following table and footnotes set forth certain information regarding the beneficial ownership of Lamar stock as of September 30, 2000 by (i) persons known by Lamar to be beneficial owners of more than 5% of either class of common stock, (ii) the Chief Executive Officer and each of the other executive officers other than the Chief Executive Officer, (iii) each director and nominee for election as a director of Lamar and (iv) all current executive officers and directors of Lamar as a group:

            DIRECTORS, OFFICERS                      TITLE OF          NUMBER OF              PERCENT
            AND 5% STOCKHOLDERS                        CLASS           SHARES(1)             OF CLASS
            -------------------                      --------          ---------             --------
Kevin P. Reilly, Jr.                                 Class B(2)        17,000,000(3)          100.0%(4)
c/o The Lamar Corporation
5551 Corporate Blvd.
Baton Rouge, LA 70808

Sean E. Reilly                                       Class B(2)        17,000,000(3)          100.0%(4)
c/o The Lamar Corporation
5551 Corporate Blvd.
Baton Rouge, LA 70808

Wendell Reilly                                       Class B(2)        17,000,000(3)          100.0%(4)
c/o The Lamar Corporation
5551 Corporate Blvd.
Baton Rouge, LA 70808

Clear Channel Communications, Inc.                   Class A           26,227,273(5)           34.8%
1845 Woodall Rodgers Freeway
Suite 1300
Dallas, TX  75201

Putnam Investments, Inc.                             Class A            7,117,044(6)            9.4%
One Post Office Square
Boston, MA  02109

            DIRECTORS, OFFICERS                      TITLE OF          NUMBER OF               PERCENT
            AND 5% STOCKHOLDERS                       CLASS            SHARES(1)               OF CLASS
            -------------------                       -----            ----------              --------
Janus Capital Corporation                            Class A           5,912,671(7)              7.8%
100 Fillmore Street
Denver, CO  80206

Charles W. Lamar, III                                Class A           5,071,259(8)              6.7%
c/o The Lamar Corporation
5551 Corporate Blvd.
Baton Rouge, LA 70808

AMVESCAP PLC                                         Class A           4,478,394(9)              5.9%
11 Devonshire Square
London ECZ2M 4YR
England

Gerald H. Marchand                                   Class A             133,362(10)             *

Keith A. Istre                                       Class A              51,512(11)             *

T. Everett Stewart, Jr.                              Class A              76,800(12)             *

Stephen P. Mumblow                                   Class A               5,000(13)             *

John Marshall Hamilton                               Class A               4,000(14)             *

Thomas Reifenheiser                                  Class A               4,000(14)             *

All Directors and Executive Officers as a            Class A          22,345,933(15)            24.2%(16)
Group (10 Persons)

----------

*    Less than 1%

(1) The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.

(2) Upon the sale of any shares of Class B common stock to a person other than to a permitted transferee, such shares will automatically convert into shares of Class A common stock. Permitted transferees include (i) Kevin P. Reilly, Sr.; (ii) a descendant of Kevin P. Reilly, Sr.; (iii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) or (ii) above; (iv) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i), (ii) and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), (iii) and
     (iv) above. Except for voting rights, the Class A and Class B common stock are substantially identical. The holders of Class A common stock and Class B common stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of Class A common stock entitled to one vote per share and the holders of Class B common stock entitled to ten votes per share, on all matters on which the holders of common stock are entitled to vote.

(3) Consists of shares held by the RFLP, of which Kevin Reilly, the President and Chief Executive Officer of the Company, is the managing general partner. Kevin Reilly's three siblings, Wendell S. Reilly, Sean E. Reilly and Anna Reilly Cullinan, are the other general partners of the RFLP. The managing general partner has sole voting power over the shares but dispositions of the shares require the approval of 50% of the general partnership interests of the RFLP.

(4) Represents 18.4% of the Class A common stock if all shares of Class B common stock are converted into Class A common stock.

(5) Clear Channel shares voting and investment power over these shares with AMFM, Inc., AMFM Holdings, Inc., Capstar Broadcasting Partners, Inc. and AMFM Operating Inc. Based on the Schedule 13D filed by Clear Channel with the SEC on September 6, 2000.

(6) Putnam Investments, Inc. ("PI") shares voting power as to 97,750 of these shares with The Putnam Advisory Co., Inc. and shares investment power with Putnam Investment Management, Inc. and The Putnam Advisory Co., Inc. as to 6,812,827 and 304,217 of these shares, respectively. Based on the Schedule 13G/A for the year ended December 31, 1999 filed by PI with the SEC.

(7) Based on the Schedule 13G/A filed with the SEC by Janus Capital Corporation for the year ended December 31, 1999.

(8) Includes (a) 200,000 shares of which Mr. Lamar may, on November 19, 2001, put to a broker at $50.36 per share and the broker has the right to call Mr. Lamar at $76.95 per share; (b) 425,000 shares that Mr. Lamar has exchanged for units in exchange funds over which he retains voting power;
     (c) 1,289,967 shares held in trust for Mr. Lamar's two minor children who reside with him, 250,000 shares of which the trusts may, on October 5, 2001, put to a broker at $39.07 per share and the broker has the right to call the trusts at $61.64 per share; Mr. Lamar disclaims beneficial ownership to these shares (d) 80,000 shares that the trusts for Mr. Lamar's two minor children who reside with him have exchanged for units in an exchange fund over which they retain voting power; Mr. Lamar disclaims beneficial ownership to these shares; (e) 2,225,000 shares of held by limited liability companies and a trust as to which Mr. Lamar is deemed the beneficial owner and (f) 30,750 shares owned by Mr. Lamar's spouse, as to which Mr. Lamar disclaims beneficial ownership.

(9) AMVESCAP PLC shares voting and investment power over these shares with AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO Inc., INVESCO Capital Management, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisers, Inc., INVESCO North America Holdings, Inc., INVESCO Funds Group, Inc. and INVESCO (NY) Asset Management, Inc. Based on the Schedule 13G/A for the year ended December 31, 1999 filed by AMVESCAP PLC with the SEC.

(10) Includes 16,000 shares of Class A common stock subject to stock options exercisable within 60 days of September 30, 2000, and 51,282 shares owned by the Marchand Family Partnership of which Mr. Marchand is a partner. Mr. Marchand shares voting power over the partnership shares with his wife.

(11) Includes 50,200 shares of Class A common stock subject to stock options exercisable within 60 days of September 30, 2000.

(12) Includes 18,000 shares of Class A common stock subject to stock options exercisable within 60 days of September 30, 2000.

(13) Includes 4,000 shares of Class A common stock subject to stock options exercisable within 60 days of September 30, 2000.

(14) Subject to stock options exercisable within 60 days of September 30, 2000.

(15) See Notes 2, 4, 6, 10, 12, 13 and 14.

(16) Assumes the conversion of all shares of Class B common stock into shares of Class A common stock.

OWNERSHIP OF BOWLIN STOCK

         The following table sets forth information concerning the beneficial ownership of Bowlin stock as of September 30, 2000, by:

         o each stockholder known by Bowlin to own beneficially more than five percent of the outstanding shares of Bowlin stock;

         o        each director of Bowlin;

         o        each of its named executive officers; and

         o        all directors and current executive officers as a group.

         Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of common stock beneficially owned by them.

         The following table and footnotes set forth certain information as of September 30, 2000, concerning the beneficial ownership of shares of common stock of Bowlin by (i) all persons known by Bowlin to be the beneficial owners of more than five percent of the outstanding shares of common stock; (ii) each Director and Director-Nominee of Bowlin; (iii) the executive officers of Bowlin; and (iv) all Directors and executive officers of Bowlin as a group.

                                                          AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER(1)                             BENEFICIAL OWNERSHIP(2)          PERCENT OF CLASS
----------------------------                            ------------------------         ----------------
Michael L. Bowlin(3)                                          1,687,829                        38.5%
C. Christopher Bess(4)                                          488,623                        11.1%
Nina J. Pratz                                                   156,802                         3.6%
William J. McCabe                                               101,590                         2.3%
Michael Mons                                                     30,330                          *
Cynthia K. Biggers                                                9,000                          *
Johnny Riley                                                     15,100                          *
Robert J. Beckett                                               135,646                         3.1%
Harold Van Tongeren(5)                                           56,099                         1.3%
James A. Clark                                                   37,000                          *
Jack Ayers                                                        9,000                          *
Monica A. Bowlin(6)                                           1,687,829                        38.5%
The Francis W. McClure and Evelyn Hope McClure
   Revocable Trust                                              391,695                         8.9%
Wellington Management Company, LLP                              228,000                         5.2%
All directors and executive officers as a group
   (10 persons)(3)(4)(5)(6)                                   2,727,019                        62.2%

----------

*Less than 1.0%

All of the holders have an address at c/o Bowlin, 150 Louisiana NE, Albuquerque, NM, 87108.

(1) Unless otherwise noted and subject to community property laws, where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock as shown beneficially owned by them.

(2) The shares and percentages shown include the shares of common stock actually owned as of September 30, 2000, and the shares of common stock which the person had the right to acquire beneficial ownership within sixty days of such date pursuant to options. All shares of common stock the identified person had the right to acquire within sixty days of September 30, 2000 upon the exercise of options are deemed outstanding when computing the percentage of the securities owned by such person, but are not deemed to be outstanding when computing the percentage of securities owned by any other person.

(3) Includes 425,687 shares held by Mr. Bowlin's wife and 171,332 shares held by each of three daughters. Mr. Bowlin disclaims beneficial ownership of an aggregate of 513,996 of such shares, which are held by three of his daughters.

(4) Includes 48,006 shares held by Mr. Bess' wife and 26,623 shares held by Mr. Bess' minor daughter.

(5) All of such 56,099 shares are held by Mr. Van Tongeren jointly with his wife.

(6) Includes 747,930 shares held by Mrs. Bowlin's husband and 171,332 shares held by each of her three daughters. Mrs. Bowlin disclaims beneficial ownership of an aggregate of 513,996 of such shares, which are held by three of her daughters.

             COMPARISON OF RIGHTS OF LAMAR AND BOWLIN STOCKHOLDERS

         Lamar is a Delaware corporation subject to the provisions of the Delaware General Corporation Law or DGCL. Bowlin is a Nevada corporation subject to the provisions of the Nevada General Corporation Law or NRS. Upon completion of the merger, Bowlin stockholders, whose rights are governed by the Bowlin charter, bylaws and the NRS, will become stockholders of Lamar and the Lamar charter, by-laws and the DGCL will govern their rights.

         The following description summarizes material differences that may affect the rights of holders of Bowlin stock. This is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. For additional information regarding the specific rights of holders of Lamar Class A common stock, see the description of Lamar's Class A common stock incorporated by reference into this proxy statement/prospectus. You should read carefully the relevant provisions of the DGCL and the NRS, the charter and by-laws of Lamar and the charter and bylaws of Bowlin, which are incorporated by reference into this proxy statement/prospectus.

                             LAMAR STOCKHOLDER RIGHTS                          BOWLIN STOCKHOLDER RIGHTS

CORPORATE               Delaware law and Lamar's charter and              Nevada law and Bowlin's charter and
GOVERNANCE              by-laws govern the rights of Lamar                by-laws currently govern the rights of
                        stockholders.  Upon completion of the             Bowlin stockholders.  Upon completion of
                        merger, the rights of Lamar stockholders          the merger, the rights of Bowlin
                        will continue to be governed by Delaware          stockholders when they become Lamar
                        law and Lamar's charter and by-laws.              stockholders in the merger will be
                                                                          governed by Delaware law and Lamar's
                                                                          charter and by-laws.

AUTHORIZED              The authorized capital of Lamar consists          The authorized capital stock of Bowlin
CAPITAL STOCK           of 175,000,000 shares of Class A common           consists of 100,000,000 shares of common
                        stock, $.001 par value per share,                 stock, $.001 par value per share, and
                        37,500,000 shares of Class B common stock,        10,000,000 shares of preferred stock,
                        $.001 par value per share; 10,000 shares          $.001 par value per share.
                        of Class A preferred stock, $638 par value
                        per share, and 1,000,000 shares of                With respect to Bowlin's preferred stock,
                        undesignated preferred stock $.001 par value      the Bowlin board is authorized, without
                        per share, of which 5,720 shares of Series        stockholder approval, to issue shares of
                        AA Preferred Stock are currently outstanding.     preferred stock in one or more series and
                                                                          to determine the preferences, voting
                        With respect to Lamar's undesignated              powers, qualifications, and special or
                        preferred stock, the Lamar board is               relative rights or privileges of that
                        authorized, without stockholder approval,         series.
                        to issue shares of preferred stock in one
                        or more series and to determine the
                        preferences, voting powers,
                        qualifications, and special or relative
                        rights or privileges of that series.

DIVIDENDS               Dividends are payable on Lamar stock only         Dividends are payable on Bowlin stock as
                        when, as and if declared by Lamar's board         Bowlin's board of directors may from time
                        of directors, out of funds legally                to time declare.  Under the NRS, a
                        available for distribution.  Under the            corporation may pay dividends unless,
                        DGCL, a corporation may pay dividends out         after giving effect to the proposed
                        of surplus or net profits for the current         dividend, (i) the corporation would not be
                        or preceding fiscal year, provided that           able to pay its debts as they become due
                        the capital of the corporation is not less        in the usual course of business or (ii)
                        than the aggregate liquidation preference         the corporation's total assets would be
                        of the corporation's outstanding stock            less than the sum of its total liabilities
                        having a preference upon distribution of          plus the amount that would be needed, if
                        assets.                                           the corporation were to be dissolved at
                                                                          the time of distribution, to satisfy the
                                                                          preferential rights upon dissolution of
                                                                          stockholders whose preferential rights are
                                                                          superior to those receiving the
                                                                          distribution.

                             LAMAR STOCKHOLDER RIGHTS                          BOWLIN STOCKHOLDER RIGHTS

LIQUIDATION             Upon liquidation or dissolution, after            Subject to the rights of any preferred
RIGHTS                  payment has been made to any holder of            stock, upon liquidation, dissolution or
                        preferred stock of the full amount to             winding up of Bowlin, the holders of
                        which they are entitled, the holders of           Bowlin stock are entitled to receive the
                        Lamar stock are entitled to share ratably         net assets of the corporation available
                        according to the number of shares of              for distribution in proportion to their
                        common stock held by them in all remaining        interest therein.
                        assets of the company available for
                        distribution to its stockholders.

VOTING RIGHTS           Stockholders of Lamar stock vote together         Bowlin stockholders vote together as one
                        as one class on all matters on which              class on all matters that common
                        common stockholders generally are entitled        stockholders are entitled to vote.
                        to vote.  The Lamar stock that Bowlin             Holders of Bowlin stock are entitled to
                        stockholders will receive in the merger is        one vote for each share of stock held at
                        Class A common stock.  The Class A common         any meeting of stockholders.
                        stock is entitled to one vote per share.
                        Lamar also has Class B common stock.  The
                        Class B common stock is entitled to ten
                        votes per share, but is otherwise
                        identical to the Class A common stock.
                        Holders of Series AA preferred stock are
                        entitled to one vote per share and the
                        holders of Class A preferred stock have no
                        voting rights, except as provided by the
                        DGCL.

CUMULATIVE              Neither Lamar's charter nor its by-laws           Neither Bowlin's charter nor its by-laws
VOTING FOR              provide for cumulative voting in the              provide for cumulative voting in the
ELECTION OF             election of directors, which means that           election of directors, which means that
DIRECTORS               the holders of a majority of the shares           the holders of a majority of the shares
                        voted can elect all of the directors then         voted can elect all of the directors then
                        outstanding for election.                         nominated for election.

MEETINGS OF             A special meeting of Lamar's stockholders         A special meeting of Bowlin's stockholders
STOCKHOLDERS;           may be called only by the chief executive         may be called only by the President, the
NOTICE                  officer or by a majority of the board of          Chairman of the Board or by a majority of
                        directors.                                        the board of directors.

                        A written notice stating the date, time,          A written notice stating the date, time,
                        place and purpose of the meeting shall be         place and purpose of the meeting shall be
                        given not less than 10 nor more than 60           given not less than 10 nor more than 60
                        days before the meeting to each                   days before the date of the meeting to
                        stockholder entitled to vote at the               each stockholder entitled to vote at the
                        meeting.                                          meeting.

                             LAMAR STOCKHOLDER RIGHTS                          BOWLIN STOCKHOLDER RIGHTS
STOCKHOLDER             Lamar's by-laws permit stockholders to act        Bowlin's charter and bylaws permit
ACTION BY               without a meeting, prior notice or vote,          stockholders to act without a meeting,
WRITTEN                 if they do so by written consent.                 prior notice or vote, if they do so by
CONSENT                                                                   written consent.

STOCKHOLDER             Lamar's by-laws provide that for a                Bowlin's by-laws provide that the order of
PROPOSALS               stockholder proposal to be brought                business at a meeting of stockholders may
                        properly before an annual meeting, the            be changed by the vote of the stockholders
                        stockholder must notify Lamar of the              holding a majority of the shares present
                        proposal the earlier of:  (a) not less            in person or by proxy at such meeting and
                        than 75 days before the anniversary date          entitled to vote.
                        of the prior years' annual meeting;
                        unless, there was no annual meeting in the
                        prior year or if the date of the current
                        annual meeting is more than 30 days from
                        the anniversary date of the prior year's
                        annual meeting, in which case this
                        provision does not apply, or (b) 45 days
                        prior to the current years' annual meeting.

QUORUM FOR              The holders of one-third of all                   The holders of a majority of all
MEETING OF              outstanding stock entitled to vote at a           outstanding stock entitled to vote at a
STOCKHOLDERS            Lamar stockholder meeting, present in             Bowlin stockholder meeting, present in
                        person or represented by proxy, constitute        person or represented by proxy, constitute
                        a quorum for transacting business at a            a quorum for transacting business at a
                        meeting.                                          meeting.

STOCKHOLDER             Under the DGCL, any stockholder has the           Under the NRS, any stockholder who has
INSPECTION              right to inspect the company's stock              been a stockholder of record for at least
RIGHTS                  ledger, stockholder list, and other books         6 months or is authorized in writing by
                        and records for a purpose reasonably              holders of at least 5 percent of all
                        related to the person's interest as a             outstanding shares has, upon 5 days'
                        stockholder.                                      written demand, the right to inspect the
                                                                          company's stock ledger, stockholder list,
                                                                          and other books and records.

NUMBER OF               Lamar currently has ten directors.                Bowlin currently has seven directors.
DIRECTORS               Lamar's  by-laws provide that the board of        Bowlin's by-laws provide that the board of
                        directors shall consist of at least one           directors shall be at least five.  The
                        director.  The number of directors is             number of directors is fixed by the board
                        fixed by the board and may be enlarged at         and may be enlarged at any time by a vote
                        any time by a vote of the majority of             of the majority of directors.
                        directors.

CLASSIFICATION          Lamar does not have a classified board,           Bowlin's charter provides that the board
OF BOARD OF             which means that all members of Lamar's           of directors will consist of three
DIRECTORS               board of directors are up for re-election         classes, with each class being as equal in
                        every year.                                       size as possible.  Each class of directors
                                                                          is elected for a three-year term at
                                                                          alternating annual meetings of the
                                                                          stockholders.

REMOVAL OF              Under the DGCL, directors may be removed,         Bowlin's by-laws provide that directors
DIRECTORS               with or without cause, by the holders of a        may be removed only for cause and by the
                        majority of the shares entitled to vote           affirmative vote of at least 66 2/3% of
                        for the election of directors.  Under             the outstanding stock of Bowlin.  Bowlin's

                             LAMAR STOCKHOLDER RIGHTS                          BOWLIN STOCKHOLDER RIGHTS
                        Lamar's by- laws, vacancies on the board          by-laws also provide that, vacancies on
                        may be filled by the board by a majority          the board resulting from an increase in
                        vote of the directors then in office,             the number of directors may be filled by a
                        though less than a quorum, or by the sole         majority of the board, though less than a
                        remaining director.                               quorum, or by the sole remaining
                                                                          director.  If there is a vacancy due to
                                                                          death, resignation or other causes and no
                                                                          directors remain in office, any officer or
                                                                          stockholder or an executor, administrator
                                                                          or trustee or guardian of a stockholder,
                                                                          may call a special meeting of stockholders
                                                                          to elect directors, may be filled only by
                                                                          the affirmative vote of a majority of the
                                                                          remaining directors then in office, though
                                                                          less than a quorum.

LIMITATION ON           Lamar's charter provides that directors           Bowlin's charter provides that directors
PERSONAL                shall not be personally liable to Lamar or        shall not be personally liable to Bowlin
LIABILITY OF            its stockholders for monetary damages for         or its stockholders for monetary damages
DIRECTORS AND           breaching their fiduciary duties except:          for breaching their fiduciary duties
OFFICERS                                                                  except for:

                        o    breaches of their duty of loyalty
                             to Lamar or its stockholders;                o    acts or omissions which involve
                                                                               intentional misconduct, fraud or
                                                                                knowing violation of law; and
                        o    acts or omissions not in good
                             faith or involving intentional               o    authorizing the payment of
                             misconduct or a knowing violation of              dividends in violation of the NRS.
                             law;

                        o    unlawful payment of dividends or
                             unlawful repurchases of stock; or

                        o    transactions from which the
                             directors derived improper personal
                             benefit.

INDEMNIFICATION         Delaware law permits and Lamar's by-laws          Nevada law permits and Bowlin's charter
OF DIRECTORS            provide for, indemnification of directors         provides for, indemnification of
AND OFFICERS            and officers for expenses, judgments or           directors, officers, employees and agents
                        settlements actually and reasonably               for expenses, judgments or settlements
                        incurred by them in legal proceedings if          actually and reasonably incurred by them
                        they acted in good faith and in a manner          in legal proceedings if they acted in good
                        they reasonably believed to be in Lamar's         faith and in a manner they reasonably
                        best interests.                                   believed to be in or not opposed to
                                                                          Bowlin's best interests. Whether
                        Lamar's by-laws provide that                      indemnification is proper shall be
                        indemnification is a contract right for           determined:
                        the benefit of the directors, officers and
                        other persons entitled to be indemnified.         o    by the stockholders;

                        The DGCL does not permit a corporation to         o    by a majority vote of a quorum of
                        indemnify persons against judgments in                 disinterested directors; or
                        actions brought by or in the right of the
                        corporation.                                      o    if a quorum of disinterested
                                                                               directors so directs, by independent
                                                                               legal counsel in a written opinion.

                             LAMAR STOCKHOLDER RIGHTS                          BOWLIN STOCKHOLDER RIGHTS
AMENDMENTS TO           Under the DGCL, a charter may be amended          Under the NRS, a charter may be amended by
CHARTER                 by the affirmative vote of a majority of          the affirmative vote of a majority of the
                        the outstanding stock and a majority of           outstanding stock and a majority of the
                        the outstanding shares of each class              outstanding shares of each class entitled
                        entitled to vote as a class.  Lamar's             to vote as a class.  Bowlin's charter
                        charter provides for amendments to be made        reserves the right to amend any provision
                        in the manner prescribed by Delaware law.         in its charter, but requires the
                                                                          affirmative vote of the holders of at
                                                                          least 66 2/3% of the outstanding stock
                                                                          entitled to vote to amend any provision in
                                                                          a manner inconsistent with the charter.

AMENDMENTS TO           Lamar's by-laws may be altered or                 Bowlin's by-laws may be altered or
BY-LAWS                 repealed, and new by-laws may be made by a        repealed and new by-laws may be made by
                        majority of the board of directors.               the affirmative vote of the holders of a
                        Lamar's by-laws may also be altered,              majority of the outstanding stock entitled
                        amended or repealed, and new by-laws may          to vote at meeting of stockholders or by a
                        be adopted, by the stockholders at an             majority of the board of directors.  The
                        annual or special meeting of                      affirmative vote of 66 2/3% of outstanding
                        stockholders.  In the case of a special           stock, however, is required to repeal,
                        meeting, a description of the alteration,         alter or amend the provisions relating to
                        amendment, repeal or adoption must be             the nomination of directors, removal of
                        included in the notice of the special             directors and indemnification of directors.
                        meeting.

ANTI-TAKEOVER           Section 203 of the DGCL prohibits a               Bowlin's charter provides that the
PROVISIONS              Delaware corporation from engaging in a           affirmative vote of not less than 66 2/3%
                        "business combination" with a person              of the votes entitled to be cast by the
                        owning 15% or more of the corporation's           holders of all outstanding stock entitled
                        voting stock (an "interested stockholder")        to vote on the election of directors,
                        for three years following the time that           excluding shares held by the subject
                        person became an interested stockholder,          interested stockholder, must approve a
                        unless:                                           "business combination" with any person who
                                                                          (a) is or has announced or publicly
                        o    the board, before the time the               disclosed a plan or intention to become
                             person became an interested                  the beneficial owner of 10% or more of the
                             stockholder, approved either the             voting stock of Bowlin or (b) is an
                             business combination or the                  affiliate or associate of Bowlin and at
                             transaction that resulted in the             any time within the two-year period
                             person becoming an interested                immediately prior to the date in question,
                             stockholder;                                 was a beneficial owner of  10% of voting
                                                                          stock (an "interested stockholder"),
                        o    the person became an interested              unless:
                             stockholder and 85% owner of the
                             voting stock in the transaction,             o    the board approved either the
                             excluding shares owned by directors               business combination specifically or
                             and officers and shares owned by some             as a transaction which is within an
                             employee stock plans; or                          approved category of transactions
                                                                               (whether or not the interested
                        o    the combination transaction is                    stockholder was an interested
                             approved by the board and authorized              stockholder at the time of that
                             by the affirmative vote of at least               approval) by a majority of the
                             two-thirds of the outstanding voting              directors of Bowlin who are not
                             stock not owned by the interested                 affiliated with the interested
                             stockholder.                                      stockholder ("independent
                                                                               directors"); or

                             LAMAR STOCKHOLDER RIGHTS                          BOWLIN STOCKHOLDER RIGHTS
                        A Delaware corporation can elect in its
                        charter or by-laws not to be governed by          o        all of the following are met:
                        Section 203.  Lamar has not made that
                        election.
                                                                          -        the aggregate amount of cash and
                                                                                   the fair market value as of the
                                                                                   date of the closing of the
                                                                                   business combination of
                                                                                   consideration other than cash to
                                                                                   be received by the holders of the
                                                                                   capital stock in the business
                                                                                   combination shall be at least
                                                                                   equal to the highest of (x) the
                                                                                   highest per share price paid by
                                                                                   or on behalf of the interested
                                                                                   stockholder for any share of that
                                                                                   class of stock of Bowlin to be
                                                                                   exchanged or in the transaction
                                                                                   in which the stockholder became
                                                                                   an interested stockholder and (y)
                                                                                   the fair market value per share
                                                                                   of that class of stock to be
                                                                                   exchanged on the higher of the
                                                                                   date the first public
                                                                                   announcement of the business
                                                                                   combination was made or the date
                                                                                   of the transaction in which the
                                                                                   stockholder became an interested
                                                                                   stockholder;

                                                                          -        the consideration received by
                                                                                   holders of a particular class of
                                                                                   stock of Bowlin shall be in the
                                                                                   same form as paid by the
                                                                                   interested stockholder for those
                                                                                   shares and if it varied as to
                                                                                   form, either cash or the form
                                                                                   used to acquire the majority of
                                                                                   the shares;

                                                                          -        after the date of the transaction
                                                                                   in which the stockholder became
                                                                                   an interested stockholder and
                                                                                   prior to the closing the business
                                                                                   combination there shall have been
                                                                                   no failure to declare a dividend
                                                                                   (except as approved by a majority
                                                                                   of the independent directors), no
                                                                                   reduction in the annual rate of
                                                                                   dividends and no increase in the
                                                                                   annual rate of dividends paid on
                                                                                   the common stock and no increase
                                                                                   in the ownership percentage of
                                                                                   the interested stockholder;

                                                                          -        after the date of the transaction
                                                                                   in which the stockholder became
                                                                                   an interested stockholder, the
                                                                                   interested stockholder shall not
                                                                                   have received the benefit any
                                                                                   financial assistance form Bowlin;

                             LAMAR STOCKHOLDER RIGHTS                          BOWLIN STOCKHOLDER RIGHTS

                                                                          -        a proxy or information statement
                                                                                   describing the proposed business
                                                                                   combination shall be mailed to
                                                                                   all stockholder of Bowlin at
                                                                                   lease 30 days prior to the
                                                                                   closing of the business
                                                                                   combination; and

                                                                          -        the interested stockholder shall
                                                                                   not have made any major changes
                                                                                   in Bowlin's business or equity
                                                                                   capital structure without the
                                                                                   approval of a majority of the
                                                                                   independent directors.

                                                                          If the business combination does not
                                                                          involve the payment of consideration to
                                                                          holders of Bowlin's outstanding capital
                                                                          stock, both conditions above must be met.

STOCKHOLDER             Lamar does not have a stockholders rights         Bowlin does not have a stockholders right
RIGHTS PLAN             plan.                                             plan.

PROVISIONS              The DGCL generally requires that a merger         The NRS generally requires that a merger
RELATING TO             and consolidation, or sale, lease or              or exchange be approved by the directors
SOME BUSINESS           exchange of all or substantially all of a         and by a majority of the outstanding
COMBINATIONS            corporation's property and assets be              stock.  A corporation's charter may
                        approved by the directors and by a                require a greater vote.  Bowlin's charter
                        majority of the outstanding stock.  A             does not provide for a greater vote.
                        corporation's charter may require a
                        greater vote.  Lamar's charter does not           Under the NRS, a surviving corporation
                        provide for a greater vote.                       need not obtain stockholder approval for a
                                                                          merger if:
                        Under the DGCL, a surviving corporation
                        need not obtain stockholder approval for a        o    the articles of incorporation of
                        merger if:                                             the surviving corporation will not
                                                                               differ from its articles before the
                        o    each share of the surviving                       merger;
                             corporation's stock outstanding prior
                             to the merger remains outstanding in         o    each share of the surviving
                             identical form after the merger;                  corporation's stock outstanding prior
                                                                               to the merger remains outstanding in
                        o    the merger agreement does not                     identical form after the merger;
                             amend the charter of the surviving
                             corporation; and                             o    the number of voting shares
                                                                               outstanding immediately after the
                        o    either no shares of common stock                  merger, plus the number of voting
                             of the surviving corporation are to               shares issued as a result of the
                             be issued or delivered in the merger              merger, either by conversion of
                             or, if common stock will be issued or             securities issued pursuant to the
                             delivered, it will not increase the               merger or the exercise of rights and
                             number of shares of common stock                  warrants issued pursuant to the
                             outstanding prior to the merger by                merger, will not exceed by more than
                             more than 20%.                                    20 per cent the total number o voting
                                                                               shares of the surviving corporation
                                                                               outstanding immediately before the
                                                                               merger; and

                             LAMAR STOCKHOLDER RIGHTS                          BOWLIN STOCKHOLDER RIGHTS
                                                                          o    the number of participating
                                                                               shares outstanding immediately after
                                                                               the merger, plus the numbers of
                                                                               participating shares issuable as a
                                                                               result of the merger, either by the
                                                                               conversion of securities issue
                                                                               pursuant to the merger or the
                                                                               exercise of rights and warrants
                                                                               issued pursuant to the merger, will
                                                                               not exceed by more than 20 percent
                                                                               the total number of participating
                                                                               shares outstanding immediately before
                                                                               the merger.

APPRAISAL OR            Under Delaware law, the right of                  Under Nevada law, the right of dissenting
DISSENTERS'             dissenting stockholders to obtain the fair        stockholders to obtain the fair value for
RIGHTS                  value for their shares is available in            their shares is available in connection
                        connection with some mergers or                   with some mergers or consolidations.
                        consolidations.  Unless otherwise provided        Unless otherwise provided in the corporate
                        in the corporate charter, appraisal rights        charter, appraisal rights are not
                        are not available to stockholders when the        available to stockholders when no vote of
                        corporation will be the surviving                 its stockholders is required to approve
                        corporation in a merger and no vote of its        the merger.  In addition, no appraisal
                        stockholders is required to approve the           rights are available to holders of shares
                        merger.  In addition, no appraisal rights         of any class of stock which is either:
                        are available to holders of shares of any
                        class of stock which is either:                   o    listed on a national securities
                                                                               exchange or included in the national
                        o    listed on a national securities                   market system by the NASD, or
                             exchange or designated as a national
                             market system security on an                 o    held of record by more than 2,000
                             interdealer quotation system by the               stockholders,
                             NASD, or
                                                                          unless those stockholders are required by
                        o    held of record by more than 2,000            the terms of the merger to accept anything
                             stockholders,                                other than (1) shares of stock of the
                                                                          surviving corporation, (2) shares of stock
                        unless those stockholders are required by         of another corporation which, on the
                        the terms of the merger to accept anything        effective date of the merger or
                        other than (1) shares of stock of the             consolidation, are of the kind described
                        surviving corporation, (2) shares of stock        above, (3) cash, owners' interests or
                        of another corporation which, on the              owners' interests and cash in lieu of
                        effective date of the merger or                   fractional shares of stock, or (4) any
                        consolidation, are of the kind described          combination of the consideration set forth
                        above, (3) cash instead of fractional             in (1) through (3). Since Bowlin's stock
                        shares of stock, or (4) any combination of        is listed on the American Stock Exchange
                        the consideration set forth in (1) through        and stockholders will receive shares of
                        (3).                                              Lamar common stock in the merger, Bowlin
                                                                          stockholders are not entitled to appraisal
                                                                          rights.

                                 LEGAL MATTERS

         Palmer & Dodge LLP, Boston, Massachusetts, counsel to Lamar Advertising, will give Lamar Advertising an opinion on the validity of the securities offered by this proxy statement/prospectus.

                                    EXPERTS

         The consolidated financial statements of Lamar Advertising Company and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, incorporated by reference into this proxy statement/prospectus and registration statement have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1999 financial statements refers to a change in the method of accounting for the costs of start-up activities.

         The consolidated balance sheet of Chancellor Media Outdoor Corporation as of December 31, 1998 and the consolidated statements of operations, equity and cash flows for the period from July 22, 1998 to December 31, 1998, the statements of income, divisional equity and cash flows of The Outdoor Division of Whiteco Industries, Inc. for the eleven months ended November 30, 1998, the statements of operations, partners' capital and cash flows of Martin Media, L.P. for the seven months ended July 31, 1998, and the statements of operations, retained earnings and cash flows of Martin & MacFarlane, Inc. for the seven months ended July 31, 1998, incorporated in this registration statement by reference to the Current Report on Form 8-K of Lamar Advertising Company dated July 6, 1999 have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of the Outdoor Advertising Division of Whiteco Industries, Inc., incorporated by reference in this proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given the authority of said firm as experts in auditing and accounting.

         The balance sheets of Martin Media as of December 31, 1997 and 1996 and the related statements of operations, partners' capital (deficit) and cash flows for each of the years ended December 31, 1997, 1996, and 1995 and the balance sheets of Martin & MacFarlane, Inc. as of December 31, 1997 and 1996 and the related statements of income, retained earnings and cash flows for each of the years ended December 31, 1997 and 1996 and the six-month period ended December 31, 1995, all of which have been incorporated by reference in this proxy statement/prospectus and in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The balance sheet of Martin & MacFarlane, Inc. as of June 30, 1995 and the related statements of income, retained earnings and cash flows of Martin & MacFarlane, Inc. for the year ended June 30, 1995, all of which have been incorporated by reference in this prospectus and in the registration statement have been incorporated by reference herein and in the registration statement in reliance upon the report of Barbich Longcrier Hooper & King, Accounting Corporation, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Bowlin Outdoor Advertising and Travel Centers Incorporated as of January 31, 2000 and 1999, and for each of the years in the three-year period ended January 31, 2000, have been included in this proxy statement/prospectus and registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                      FUTURE BOWLIN STOCKHOLDER PROPOSALS

         If the stockholders of Bowlin do not approve the merger agreement or if the merger is not consummated, Bowlin anticipates holding its next annual meeting of stockholders on or about January __, 2001. Stockholder proposals to be presented at that meeting were required to have been submitted by ________ __, 2000, in order to be considered for inclusion in the proxy materials for that meeting.

                                 OTHER MATTERS

         Bowlin is in the process of separating its travel centers business from its outdoor advertising business. Bowlin will contribute its existing travel center business to Bowlin Travel Centers, Inc., a newly formed subsidiary, and, as part of the spin-off, all of the capital stock of Bowlin Travel will be distributed to the Bowlin stockholders on a pro rata basis. Accordingly, each holder of Bowlin's common stock as of the record date will receive one share of the common stock of Bowlin Travel for each share of the common stock of Bowlin they own on that date. The record date for the distribution has not yet been determined. This spin-off must occur prior to the merger of Bowlin with Lamar. It is anticipated that the stock of Bowlin Travel will be distributed to stockholders of Bowlin immediately prior to the closing of the merger with Lamar.

         Neither Lamar nor Bowlin presently intends to bring before the Bowlin special meeting any matters other than those specified in the notice and accompanying this proxy statement/prospectus, and neither Lamar nor Bowlin has any knowledge of any other matters that may be brought up by other persons. However, if any other matters come before the Bowlin special meeting or any adjournments of the meeting, the persons named in the enclosed proxy, including any substitutes, will use their best judgment to vote the proxies.

                      WHERE YOU CAN FIND MORE INFORMATION

         Bowlin and Lamar each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that Bowlin and Lamar files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Bowlin's and Lamar's SEC filings are also available on the SEC's Website at "http://www.sec.gov." Copies of Lamar's materials can also be inspected and copied at the office of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

         The SEC allows Lamar and Bowlin to "incorporate by reference" information from other documents that it files with them, which means that Lamar and Bowlin can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that Lamar and Bowlin file later with the SEC will automatically update and supersede this information. Lamar and Bowlin each incorporate by reference the documents listed below. Lamar incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this proxy statement/prospectus. Bowlin has also included or enclosed with this proxy statement/prospectus its Annual Report on Form 10-K and 10-K/A for the fiscal year ended January 31, 2000.

         o Annual Report on Form 10-K of Lamar for the year ended December 31, 1999;

         o Quarterly Reports on Form 10-Q of Lamar for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

         o Current Reports on Form 8-K of Lamar filed with the SEC on July 7, 1999, November 23, 1999, February 9, 2000, August 31, 2000 and September 6, 2000; and

         o The description of the Class A common stock contained in the Registration Statement on Form 8-A/A of Lamar filed with the SEC on July 27, 1999.

         o Annual Report on Form 10-K and 10-K/A of Bowlin for the fiscal year ended January 31, 2000 (attached as Annex D);

         o Quarterly Reports on Form 10-Q of Bowlin for the quarters ended April 30, 2000 and July 31, 2000; and

         o Current Reports on Form 8-K of Bowlin filed with the SEC on October 17, 2000 and October 30, 2000.

         You may request a copy of these filings, at no cost, by writing or telephoning using the following contact information:

         So that you will receive requested documents in time to vote, we urge Bowlin stockholders to make any request by January 12, 2001, 5 business days prior to the Bowlin Special Meeting.

          Shareholder Services                     Investor Relations
        Lamar Advertising Company         Bowlin Outdoor Advertising & Travel
        5551 Corporate Boulevard                  Centers Incorporated
          Baton Rouge, LA 70808                     150 Louisiana NE
             (225) 926-1000                      Albuquerque, NM 87018
                                                     (505) 266-5985

         You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Lamar and Bowlin have not authorized anyone to provide information different from that contained or incorporated by reference in this proxy statement/prospectus. Neither the delivery of this proxy statement/prospectus nor the sale of the Class A common stock offered by this proxy statement/prospectus means that information contained or incorporated by reference in this proxy statement/prospectus from previous filings by Lamar Advertising and Bowlin are correct after the date of this proxy statement/prospectus. This proxy statement/prospectus is not an offer to sell or solicitation of an offer to buy Class A common stock offered by this proxy statement/prospectus in any circumstance under which the offer or solicitation is unlawful.

                          INDEX TO FINANCIAL STATEMENTS

 BOWLIN OUTDOOR ADVERTISING AND TRAVEL CENTERS INCORPORATED FINANCIAL STATEMENTS


The following financial statements are a part of this report and filed as a part thereof:

         o        Balance Sheets as of January 31, 2000 and as of July 31, 2000;

         o Statements of Income for the three-month and six-month periods ended July 31, 2000 and July 31, 1999;

         o Statements of Cash Flows for the six-month periods ended July 31, 2000 and July 31, 1999; and

         o        Notes to Financial Statements.

(Information as of July 31, 2000 and for the three and six-month periods ended July 31, 2000 and 1999 is unaudited)

                    BOWLIN CONSOLIDATED FINANCIAL STATEMENTS

                                     BOWLIN
                      OUTDOOR ADVERTISING & TRAVEL CENTERS
                         INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                         JULY 31, 2000   JANUARY 31, 2000
                                                         --------------  ----------------
                                                          (Unaudited)
Current assets:
   Cash and cash equivalents .........................   $        3,136   $        1,559
   Accounts receivable, Outdoor Advertising, net .....              678              595
   Accounts receivable, other ........................              259              559
   Accounts receivable, related parties ..............              123              122
   Inventories .......................................            3,448            3,534
   Prepaid expenses and other current assets .........              946              693
   Income taxes ......................................              174              849
   Notes receivable, related parties .................               14               14
                                                         --------------   --------------
     Total current assets ............................            8,778            7,925

Property & equipment, net ............................           30,289           30,556
Intangible assets, net ...............................            1,869            2,024
Other assets .........................................              424              276
                                                         --------------   --------------

       Total assets ..................................   $       41,360   $       40,781
                                                         ==============   ==============

                                                                            (continued)

                       BOWLIN CONSOLIDATED BALANCE SHEETS
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   JULY 31, 2000   JANUARY 31, 2000
                                                                   --------------  ----------------
                                                                    (Unaudited)
Current liabilities:
   Short-term borrowings, bank .................................   $          907   $          242
   Accounts payable ............................................            1,381            1,417
   Current installments of long-term debt ......................            1,568            1,503
   Accrued liabilities .........................................              624              455
   Deferred income .............................................              233              142
                                                                   --------------   --------------
     Total current liabilities .................................            4,713            3,759

   Deferred income taxes .......................................              972              898
   Long-term debt, less current installments ...................           20,074           20,886
                                                                   --------------   --------------
     Total liabilities .........................................           25,759           25,543

Stockholders' equity:
   Common stock, $.001 par value; authorized 100,000,000
   shares; issued and outstanding 4,389,098 and 4,384,848
   shares ......................................................                4                4

   Additional paid-in capital ..................................           11,621           11,604
     Retained earnings .........................................            3,976            3,630
                                                                   --------------   --------------
     Total stockholders' equity ................................           15,601           15,238
                                                                   --------------   --------------

       Total liabilities and stockholders' equity ..............   $       41,360   $       40,781
                                                                   ==============   ==============

          See accompanying notes to consolidated financial statements.

                    BOWLIN CONSOLIDATED STATEMENTS OF INCOME
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                    THREE MONTHS ENDED                  SIX MONTHS ENDED
                                             --------------------------------    --------------------------------
                                             JULY 31, 2000     JULY 31, 1999     JULY 31, 2000     JULY 31, 1999
                                             --------------    --------------    --------------    --------------
                                               (Unaudited)       (Unaudited)      (Unaudited)       (Unaudited)
Gross sales ..............................   $       10,192    $        9,861    $       19,014    $       17,908

Less discounts on sales ..................              110               102               201               181
                                             --------------    --------------    --------------    --------------
   Net sales .............................           10,082             9,759            18,813            17,727

Costs of goods sold ......................            6,363             6,174            12,138            11,188
                                             --------------    --------------    --------------    --------------
   Gross profit ..........................            3,719             3,585             6,675             6,539

General and administrative expenses ......           (1,995)           (2,033)           (3,862)           (3,953)

Depreciation and amortization ............             (682)             (631)           (1,353)           (1,201)
                                             --------------    --------------    --------------    --------------
   Operating income ......................            1,042               921             1,460             1,385

Non-operating income (expense):
   Interest income .......................               36                26                57                49
   Gain from insurance proceeds ..........               --               227                --               227
   Gain on sale of property and
   equipment .............................               37                10               131                15
   Interest expense ......................             (560)             (479)           (1,076)             (909)
                                             --------------    --------------    --------------    --------------
   Total non-operating income (expense) ..             (487)             (216)             (888)             (618)

Income before income taxes ...............              555               705               572               767
                                             --------------    --------------    --------------    --------------

Income taxes .............................              212               273               226               300
                                             --------------    --------------    --------------    --------------

Net income ...............................   $          343    $          432    $          346    $          467
                                             ==============    ==============    ==============    ==============

Weighted average common shares ...........        4,385,941         4,384,848         4,385,397         4,384,848

Weighted average common and potential
   dilutive common shares ................        4,457,647         4,384,848         4,445,604         4,384,848

Earnings per share
   Basic .................................   $         0.08    $         0.10    $         0.08    $         0.11
                                             ==============    ==============    ==============    ==============
   Diluted ...............................   $         0.08    $         0.10    $         0.08    $         0.11
                                             ==============    ==============    ==============    ==============


          See accompanying notes to consolidated financial statements.

              BOWLIN CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                         FOR THE SIX MONTHS ENDED JULY 31, 2000
                                                                       (UNAUDITED)
                                                                       ADDITIONAL
                                         NUMBER          COMMON         PAID-IN         RETAINED
                                        OF SHARES    STOCK, AT PAR      CAPITAL         EARNINGS         TOTAL

Balance at January 31, 2000.....        4,384,848       $      4        $ 11,604        $  3,630        $ 15,238
                                                        --------        --------        --------        --------
Stock option exercises..........            4,250                             17                              17
Net income .....................                                                             346             346
                                        ---------       --------        --------        --------        --------

Balance at July 31, 2000........        4,389,098       $      4        $ 11,621        $  3,976        $ 15,601
                                                        --------        --------        --------        --------

          See accompanying notes to consolidated financial statements.

                  BOWLIN CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  FOR THE SIX MONTHS ENDED
                                                                              --------------------------------
                                                                                 JULY 31,         JULY 31,
                                                                                  2000              1999
                                                                               (UNAUDITED)       (UNAUDITED)
                                                                              --------------    --------------
Cash flows from operating activities:
      Net income                                                              $          346    $          467
      Adjustments to reconcile net income to
         net cash provided by operating activities:
             Depreciation and amortization                                             1,353             1,201
             Amortization of loan fees                                                    89                78
             Provision for bad debts                                                      57                18
             Gain from insurance proceeds                                                 --              (227)
             Gain on sales of property and equipment                                    (131)              (15)
             Deferred income taxes                                                        74               187
             Imputed interest                                                              5                 6
             Changes in operating assets and liabilities,  net                           902               731
                                                                              --------------    --------------
                       Net cash provided by operating activities                       2,695             2,446

Cash flows from investing activities:
      Proceeds from sale of assets                                                       202                31
      Business acquisitions                                                               --            (1,516)
      Purchases of property and equipment, net                                        (1,257)           (2,814)
      Proceeds from insurance                                                             --               599
      Capital received from partnership                                                   --                15
      Proceeds from notes receivable, net                                                  7                 2
                                                                              --------------    --------------
                   Net cash used in investing activities                              (1,048)           (3,683)

Cash flows from financing activities:
      Short-term borrowings, bank, net                                                   665               569
      Borrowings on long-term debt                                                        48             1,750
      Payments on long-term debt                                                        (800)             (652)
      Proceeds from stock option exercises                                                17                --
                                                                              --------------    --------------
                   Net cash (used in) provided by financing activities                   (70)            1,667

Net increase in cash and cash equivalents                                              1,577               430
Cash and cash equivalents at beginning of period                                       1,559             2,199
                                                                              --------------    --------------

Cash and cash equivalents at end of period                                    $        3,136    $        2,629
                                                                              ==============    ==============

                                                                                                 (Continued)

                                 (IN THOUSANDS)

                                                                                      JULY 31,        JULY 31,
                                                                                       2000             1999
                                                                                    (UNAUDITED)      (UNAUDITED)
                                                                                   --------------   --------------
Supplemental disclosure of cash flow information:

     Sale of property and equipment in exchange
         for note receivable                                                       $          166   $           --
                                                                                   ==============   ==============


     Acquisitions:
         Fair value of assets acquired and liabilities assumed at the date of the acquisitions were as follows:
            Prepaid expenses                                                       $           --   $            3
            Billboards                                                                         --            1,463
            Covenants not to compete                                                           --               50
                                                                                   ==============   ==============


          See accompanying notes to consolidated financial statements.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. The consolidated financial statements for the three and six months ended July 31, 2000 and 1999 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes, together with management's discussion and analysis of financial condition and results of operations, contained in Bowlin's annual report on Form 10-K for the fiscal year ended January 31, 2000. Results of operations for interim periods are not necessarily indicative of results that may be expected for the year as a whole.

2. In May 2000, Bowlin sold certain assets, including land and equipment, to a third party for $25,000 cash and a note receivable for $400,000. The note receivable has a stated rate of interest of 8 percent and is payable in annual installments of $37,500 through 2004 with the balance due in 2005. The assets sold had a carrying value of $170,258 and the costs incurred to sell the assets was $6,043. The gain on the sale of the property was $248,699, of which $14,625 was recognized initially and $234,074 was deferred and will be recognized into income using the installment method as payments are received. The deferred gain is reflected as a reduction to the note receivable in the accompanying balance sheet.

3. Earnings per Share. The following table is a reconciliation of the numerators and denominators of the basic and diluted per share computations for income from continuing operations.

                                                           Three months ended July 31,
                                 --------------------------------------------------------------------------------
                                                 2000                                     1999
                                 --------------------------------------  ----------------------------------------
                                   Income         Shares      Per Share      Income         Shares      Per Share
                                 (Numerator)  (Denominator)    Amount      (Numerator)   (Denominator)   Amount
                                 -----------  -------------   ---------    -----------   -------------  ---------
Basic EPS - net income            $ 343,000       4,385,941    $  0.08      $  432,000      4,384,848   $ 0  .10
                                                               -------                                  --------
Effect of Dilutive Securities
Stock options                                        71,706                                        --
                                  ---------     -----------                 ----------    -----------
Diluted EPS - net income          $ 343,000       4,457,647    $  0.08      $  432,000      4,384,848   $   0.10
                                  =========     ===========    =======      ==========    ===========   ========


                                                            Six months ended July 31,
                                 --------------------------------------------------------------------------------
                                                 2000                                     1999
                                 --------------------------------------  ----------------------------------------
                                   Income         Shares      Per Share      Income         Shares      Per Share
                                 (Numerator)  (Denominator)    Amount      (Numerator)   (Denominator)   Amount
                                 -----------  -------------   ---------    -----------   -------------  ---------
Basic EPS - net income            $ 346,000       4,385,397    $  0.08      $  467,000       4,384,848  $   0.11
                                                               -------                                  --------
Effect of Dilutive Securities
Stock options                                        60,207                                        --
                                  ---------     -----------                 ----------    -----------
Diluted EPS - net income          $ 346,000       4,445,604    $  0.08      $  467,000      4,384,848   $   0.11
                                  =========     ===========    =======      ==========    ===========   ========


4. Segment Information: Travel center operations, which represents 77 percent of net sales of Bowlin, and outdoor advertising operations, which represents 23 percent of net sales, are Bowlin's reportable segments under SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The travel center segment provides for the retail sale of merchandise, food and gasoline to the traveling public while the outdoor advertising segment operates billboard advertising displays which are situated on interstate highways, primarily in the Southwestern United States. No single customer accounted for 10 percent of consolidated net sales in any period.

         Effective February 1, 2000, Bowlin measures its segments' results of operations (segment profit) based on operating income less allocable interest expense. Accordingly, segment profit for all periods presented has been retroactively restated to conform to the new presentation. The accounting policies used to measure segment results of operations are the same as those described in note 1 to the consolidated financial statements included in Form 10-K for the year ended January 31, 2000.

         Summarized financial information concerning Bowlin's reportable segments as of and for the respective periods ended July 31, are shown in the following table.

                                  TRAVEL            OUTDOOR
                                  CENTER          ADVERTISING        CORPORATE
      (IN THOUSANDS)            OPERATIONS        OPERATIONS        AND OTHER (1)         TOTAL
                                -----------       ------------     ---------------   ---------------
Three months
ended July 31,
Net sales (2)
                       2000       $   7,877             2,205                  -            10,082
                       1999           7,761             1,998                  -             9,759
Segment profit (3)
(Income before
income taxes)
                       2000       $     634                62               (141)              555
                       1999             557                87                 61               705

Six months
ended July 31,
Net sales (2)
                       2000       $  14,552             4,261                  -            18,813
                       1999          13,891             3,836                  -            17,727
Segment profit (3)
(Income before
income taxes)
                       2000       $     772                20               (220)              572
                       1999             710               147                (90)              767



(1) Corporate and other results of operations include costs associated with certain members of executive management, the corporate accounting and finance function and other typical administrative functions not considered in assessing segment profit.

(2)  There were no inter-segment sales.

(3) Management does not consider interest income, non-operating income and expense amounts or income tax expense in the determination of the operating performance of the reportable segments. However, the amount reported for corporate and other includes interest income and non-operating income and expense. The total segment profit agrees to income before income taxes in the consolidated statements of income.

                                                                         ANNEX A




                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                           LAMAR ADVERTISING COMPANY,

                    LAMAR SOUTHWEST ACQUISITION CORPORATION,

                                on the one hand,

                                       and

            BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED,

                                  on the other









                              Dated October 3, 2000

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated October 3, 2000, is by and among Lamar Advertising Company, a Delaware corporation ("Lamar"), and Lamar Southwest Acquisition Corporation, a Nevada corporation ("NewCo"), on the one hand, and Bowlin Outdoor Advertising & Travel Centers Incorporated, a Nevada corporation ("Bowlin"), on the other. Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in
Article 8.

                                   Background

         A. The respective Boards of Directors of Lamar, NewCo and Bowlin have approved the merger of NewCo with and into Bowlin (the "Merger") in accordance with Nevada law, whereby, among other things, all outstanding shares of Bowlin common stock, $.001 par value per share ("Bowlin Common Stock") will be converted into the right to receive a certain number of shares of Class A Common Stock, par value $.001 per share, of Lamar ("Lamar Common Stock") in the manner set forth in Article 2 of this Agreement.

         B. Prior to the Merger, Bowlin and its subsidiary, Bowlin Travel Centers, a Nevada corporation ("Bowlin Travel"), will enter into a Contribution Agreement in the form of Exhibit A (the "Contribution Agreement") pursuant to which Bowlin will contribute to Bowlin Travel certain specified assets and liabilities used or usable by, or incurred in connection with, its travel centers line of business.

         C. Immediately prior to the Merger, Bowlin will distribute the shares of Bowlin Travel to the holders of Bowlin Common Stock (the "Spin-Off") in accordance with their respective interests.

         D. The respective Boards of Directors of Bowlin, Lamar and NewCo have determined that the Merger is in furtherance of their respective long-term business interests, and is fair to and in the best interests of their respective stockholders.

                                    Agreement

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, Lamar, NewCo and Bowlin agree as follows:

                                   ARTICLE 1
                 THE CLOSING; THE MERGER; EFFECTS OF THE MERGER

1.1      Closing.


         (1) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. on the third business day following the satisfaction or waiver of each of the closing conditions set forth in Article 6 (other than those conditions that can only be satisfied on or as of the Closing Date, which must be satisfied or waived at or as of the Closing) of this Agreement at the offices of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., Fifth Floor, Four United Plaza, 8555 United Plaza Boulevard, Baton Rouge, Louisiana, 70809.

         (2) At the Closing, each party to this Agreement will:

                  (1) deliver the documents and certificates required to be delivered by it pursuant to Article 6;

                  (2) provide proof or indication of the satisfaction or waiver of each of the conditions to the other party's obligations set forth in Article 6;

                  (3) cause its appropriate officers to execute and deliver Articles of Merger in the form of Exhibit B (the "Articles of Merger") in accordance with the Nevada Revised Statutes, Chapter 92A, Mergers and Exchanges of Interest (the "Law"); and

                  (4) consummate the Merger by causing to be filed properly executed Articles of Merger with the Secretary of State of the State of Nevada in accordance with Section 200 of the Law.

         1.2 The Merger; Effective Date and Effective Time. On the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the Law, NewCo will merge with and into Bowlin at the Effective Time (as defined below). Following the Merger, the separate existence of NewCo will cease and Bowlin will continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of NewCo in accordance with the Law. The Merger will be effective as of the date and time specified in the Articles of Merger (the "Effective Date" and the "Effective Time", respectively).

         1.3 Effects of Merger. The Merger will have the effects set forth under the Law and as set forth in this Agreement, including, without limitation, those specified in Section 250 of the Law.

         1.4 Articles of Incorporation and Bylaws of the Surviving Corporation.

                  (1) The Articles of Incorporation of Bowlin, as amended and restated and filed with the Articles of Merger with the Secretary of State of the State of Nevada, shall be the Articles of Incorporation of the Surviving Corporation thereafter unless and until amended in accordance with the terms of the Articles of Incorporation and as provided by law.

                  (2) The Bylaws of NewCo, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation thereafter unless and until amended in accordance with their terms, the terms of the Articles of Incorporation and as provided by law.

         1.5 Directors and Officers of the Surviving Corporation. The directors and officers of NewCo immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation thereafter, each to hold a directorship or office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until the earlier of their resignation or removal, or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE 2
                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Lamar, NewCo, Bowlin or the stockholders of such entities:

                  (1) Capital Stock of NewCo. Each issued and outstanding share of capital stock of NewCo will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (2) Cancellation of Bowlin Treasury Stock. Each share of Bowlin capital stock that is held in treasury by Bowlin (or by any Bowlin subsidiary) shall be canceled and no Lamar Common Stock or other consideration will be delivered in exchange therefor.

                  (3) Conversion of Bowlin Common Stock.

                           (1) Subject to Sections 2.1(b) and 2.1(c)(ii), each
share of Bowlin Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Bowlin Common Stock issued upon the exercise of options prior to the Effective Time but excluding treasury shares cancelled pursuant to Section 2.1(b)) will be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Lamar Common Stock equal to the product of (A) one share of Lamar Common Stock and (B) the quotient of (x) 725,000, divided by (y) a number equal to the total number of shares of Bowlin Common Stock issued and outstanding at the Effective Time (including shares of Bowlin Common Stock issued upon the exercise of options prior to the Effective Time but excluding treasury shares cancelled pursuant to Section 2.1(b)). In no event will Lamar be required to issue in connection with the Merger more than 725,000 shares of Lamar Common Stock (the "Merger Shares") (except to reflect adjustment for any stock splits, combinations or recapitalizations relating to Lamar Common Stock effected by Lamar after the date of this Agreement).

                           (2) No certificates or scrip representing fractional
shares of Lamar Common Stock will be issued upon conversion of the shares of Bowlin Common Stock, and fractional share interests will not entitle the owners of the fractional interests to vote or to any rights of a holder of Lamar Common Stock. Any holder of Bowlin Common Stock who would otherwise be entitled to receive a fraction of a share of Lamar Common Stock (after aggregating all fractional shares issuable to such holder) shall, in lieu of such fraction of a share, be entitled to receive an amount in cash, without interest and rounded to the nearest cent, equal to the product of (A) such fraction and (B) the Average Closing Share Price. Payments for fractional shares will be made at the time the Merger Shares are delivered to the Bowlin stockholders pursuant to Section 2.2.

         2.2 Exchange of Stock Certificates; Record Date.

                           (1) Prior to the Effective Time, Lamar will appoint
the American Stock Transfer & Trust Company or another entity (the "Exchange Agent") to arrange for the exchange of certificates that, immediately prior to the Effective Time, represented issued and outstanding shares of Bowlin Common Stock (the "Bowlin Certificates") for the Merger Shares. On or before the Closing Date, Lamar will deliver to the Exchange Agent, in trust for the benefit of each holder of record of Bowlin Common Stock, (x) stock certificates representing all of the shares of Lamar Common Stock issuable pursuant to Section 2.1(c)(i), and (y) sufficient funds to make cash payments in lieu of fractional Merger Shares pursuant to
Section 2.1(c)(ii). As soon as practicable after the Effective Time, Lamar will cause the Exchange Agent to mail a notice and letter of transmittal to each recordholder of Bowlin Common Stock advising such recordholder of the effectiveness of the Merger and providing instructions for surrendering to the Exchange Agent the Bowlin Certificates representing Bowlin Common Stock in exchange for the Merger Shares and any cash payment in lieu of fractional Merger Shares. Each holder of Bowlin Certificates, upon proper surrender thereof and a duly completed letter of transmittal to the Exchange Agent, will be entitled to receive from the Exchange Agent in exchange for the Bowlin Certificates (subject to any taxes required to be withheld) the number of Merger Shares determined in accordance with Section 2.1(c). Until properly surrendered, after the Effective Time each Bowlin Certificate will be deemed for all purposes to evidence only the right to receive Merger Shares and any cash payment in lieu of fractional shares. Holders of Bowlin Certificates will not be entitled to receive certificates representing Merger Shares or any cash payment in lieu of fractional shares until their Bowlin Certificates are properly surrendered.

                  (b) If any Bowlin Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Bowlin Certificate to be lost, stolen or destroyed (a "Missing Certificate"), Lamar will direct the Exchange Agent to issue in exchange for the shares of Bowlin Common Stock represented by the Missing Certificate, the Merger Shares issuable pursuant to Section 2.1(c) and any cash payment in lieu of fractional shares. The Board of Directors of Lamar may, in its discretion and as a condition to the issuance of any Merger Shares or cash payment in lieu of fractional shares to the owner of shares of Bowlin Common Stock represented by a Missing Certificate, require the owner to provide Lamar with an affidavit and a bond in a sum as Lamar may reasonably direct as an indemnity against any claim that may be made against Lamar or the Exchange Agent with respect to the Missing Certificate.

         2.3 No Further Rights in Bowlin Common Stock. As of the Effective Time, all shares of Bowlin Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a Bowlin Certificate representing shares of Bowlin Common Stock as of the Effective Time will cease to have any rights with respect to the Bowlin Common Stock, except the right to receive Merger Shares and any cash payment in lieu of fractional shares as provided in this Agreement.

         2.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared on or after the Effective Time with respect to shares of Lamar Common Stock will be paid to any Bowlin stockholder with respect to any Merger Shares that such Bowlin stockholder has the right to receive in the Merger until the stockholder has properly surrendered shares of Bowlin Common Stock in exchange for Lamar Common Stock (and any fractional payment) in accordance with this Article 2. Subject to Applicable Law, following the proper surrender of any Bowlin Certificate by a Bowlin stockholder and delivery to such stockholder of a certificate representing whole shares of Lamar Common Stock, Lamar will pay to such stockholder, without interest, the amount of any dividends or other distributions declared by Lamar on or after the Effective Time.

         2.5 Undelivered Merger Consideration. Any certificates representing shares of Lamar Common Stock or cash that remain undistributed by the Exchange Agent to former holders of Bowlin Common Stock as of the date that is one year after the Effective Date shall be returned by the Exchange Agent to Lamar upon demand, and any holder of Bowlin Certificates who has not theretofore surrendered his or her shares of Bowlin Common Stock in accordance with Section
2.2 shall thereafter look only to Lamar for satisfaction of his or her claims for Lamar Common Stock, cash in lieu of fractional shares of Lamar Common Stock and any dividends or distributions with respect to Lamar Common Stock.

         2.6 Escheat. Neither Lamar nor the Surviving Corporation shall be liable to any holder or former holder of Bowlin Common Stock or to any other Person with respect to any shares of Lamar Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law, or similar legal requirement.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF BOWLIN

         Bowlin represents and warrants to Lamar and NewCo that as of the date of this Agreement and as of the Closing Date:

         3.1 Organization; Qualification; Subsidiaries. Schedule 3.1 lists the jurisdiction of incorporation, the number of authorized and issued shares of capital stock and the members of the Board of Directors of Bowlin. Bowlin is duly organized, validly existing and in good standing under the laws of its state of organization, having all requisite power and authority to own its property and to carry on its business as it is now being conducted. Except as disclosed in Schedule 3.1, Bowlin does not, directly or indirectly, own of record or beneficially, or have the right or obligation to acquire, any direct or indirect ownership interest, capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. All outstanding shares of capital stock of Bowlin have been validly issued and are fully paid, nonassessable and free and clear of any Adverse Claim. No actions or proceedings to dissolve Bowlin are pending. Bowlin is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the conduct of its business requires qualification or licensing, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

         3.2 Bowlin Capital Stock. The authorized capital stock of Bowlin consists exclusively of 100,000,000 shares of common stock, $.001 par value per share, of which as of September 29, 2000, 4,390,098 shares were outstanding and no shares were held in treasury. All of the issued and outstanding shares of Bowlin have been validly issued, are fully paid and nonassessable and are free of preemptive rights. As of September 29, 2000, (a) 429,750 shares of Bowlin Common Stock were reserved for issuance pursuant to the exercise of stock options granted and outstanding under the stock option plan designated Bowlin's Incorporated 1996 Stock Option Plan (the "Option Plan"), which is the only stock option plan adopted by Bowlin pursuant to which stock options have been or may be granted, (b) 10,000 shares of Bowlin Common Stock were reserved for issuance to H.D. Brous & Co., Inc. pursuant to options granted on September 19, 2000 (the options referred to under (a) and (b), are referred to individually as a "Bowlin Option, and collectively, as the "Bowlin Options"). Schedule 3.2 sets forth the following information with respect to the Bowlin Options outstanding as of September 29, 2000: (i) the name of the optionee for each outstanding Bowlin Option; (ii) the number of shares of Bowlin Common Stock subject to such Bowlin Option; and (iii) the per share exercise price of such Bowlin Option. Except as disclosed in Schedule 3.2, no share of capital stock of Bowlin will be, or may be required to be, reacquired by Bowlin for any reason or is, or may be required to be, issued by Bowlin for any reason, including, without limitation, by reason of any option, warrant, security or right convertible into or exchangeable for such shares, or any agreement to issue any of the foregoing.

         3.3 Authority; Enforceability.

                  (1) Bowlin has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement or any of the other agreements referred to in this Agreement to which it is a party. The execution, delivery and performance of this Agreement, the Contribution Agreement or any of the other agreements referred to in this Agreement to which it is a party and the consummation of the transactions contemplated hereby or thereby has been duly authorized by all necessary corporate action on the part of Bowlin, except for the approval of this Agreement by the stockholders of Bowlin.

                  (2) This Agreement, the Contribution Agreement and each other agreement executed or to be executed by Bowlin in connection with the transactions contemplated by this Agreement have been, or when executed will be, duly executed and delivered by Bowlin and constitute, or when executed and delivered will constitute, valid and binding obligations of Bowlin, enforceable against Bowlin in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and equitable principles which may limit the availability of certain equitable remedies in certain instances.

         3.4 No Conflicts or Consents.

                  (1) Except as set forth on Schedule 3.4, neither the execution, delivery or performance of this Agreement, the Contribution Agreement or any of the other agreements referred to in this Agreement to which Bowlin is a party by Bowlin nor the consummation of the transactions contemplated by this Agreement, the Contribution Agreement or any of the other agreements referred to in this Agreement to which Bowlin is a party:

                           (1) will violate, conflict with, or result in a
breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any Adverse Claim against any of the material properties or material assets of Bowlin under, (A) its articles of incorporation or bylaws, (B) any note, bond, mortgage, indenture, deed of trust, or other debt obligation (other than ordinary course trade credit) to which Bowlin is a party or by which any of its assets are bound, or (C) any lease, agreement or other instrument or other obligation that is material to the business or operations of Bowlin and to which Bowlin is a party, or by which any of its assets are bound; or

                           (2) violate any order, writ, injunction, decree,
judgment, statute, rule or regulation of any Governmental Entity to which Bowlin is subject or by which any of its assets are bound.

                  (2) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Bowlin in connection with the execution and delivery of this Agreement by Bowlin, or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for: (i) the filing of a premerger notification and report form (the "HSR Report") by each of Lamar and Bowlin under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing and recordation requirements of the Law with respect to the Articles of Merger, (iii) the filing of the Registration Statement and the Proxy Statement/Prospectus with the SEC and any other filings required by the Securities Act or the Exchange Act, and (iv) the filing of appropriate documents with the relevant authorities of other states in which Bowlin is qualified to do business.

         3.5 Advertising Revenues. The Advertising Revenues for the one-month period ending April 30, 2000 exceeded $700,000.

         3.6 Lease Expense. The Lease Expense did not exceed $108,000.

         3.7 Bowlin Long-Term Debt. As of the date of this Agreement and as of the Effective Date, the Bowlin Long-Term Debt does not and will not exceed $14,500,000.

         3.8 Leases and Advertising Contracts. Schedule 3.8 sets forth a complete and accurate list of the Leases and Advertising Contracts in effect as of the date of this Agreement, indicating any Leases that will expire on or before December 31, 2000. Except as set forth on Schedule 3.8, or for deficiencies, not material individually or in the aggregate, that are customary for the outdoor advertising industry, each of the Leases and Advertising Contracts is in full force and effect, and constitutes a valid and binding agreement that is enforceable in accordance with its terms. Except as set forth on Schedule 3.8, no member of the Bowlin Group or any other party is in default under any Lease or Advertising Contract, and there is no condition or circumstance which with the giving of notice or the passage of time could become such a default under any Lease or Advertising Contract. Except as set forth on
Schedule 3.8, all Lease rental payments that are due by any member of the Bowlin Group have been made and are current. Except as set forth on Schedule 3.8, no member of the Bowlin Group has been informed by a lessor or its representative that a lessor does not intend to renew an existing Lease.

         3.9 Faces. Schedule 3.9 sets forth a complete and correct list of the type and location of each outdoor advertising face (a "Face") owned or leased by Bowlin, designating those Faces that Bowlin owns and those Faces that Bowlin leases from third parties (including Bowlin Travel). Except as set forth in
Schedule 3.9, Bowlin owns and operates at least 609 poster Faces, 2730 bulletin panel Faces and 754 eight-sheet Faces, except as the number of Faces leased or owned by Bowlin may be reduced by customary and usual attrition of Leases that is consistent with the historical experience of Bowlin. Schedule 3.9 reflects the Advertising Revenue attributable to each of the Faces for the one month period ended September 30, 2000. Except as set forth in Schedule 3.9, each Face
(a) is legal and conforming or legal and non-conforming, (b) available for sale, and (c) is standing and in good condition acceptable within the standards of the outdoor advertising industry. Except as set forth on Schedule 3.9, each Face is operated under a Lease or is located on Owned Real Property (as defined below).

         3.10 Permits; Compliance with Laws.

                  (1) Bowlin has (i) all permits, licenses and governmental authorizations required for the ownership and operation of each Face and (ii) all other material permits, licenses and governmental authorizations required for the lease, ownership, occupancy or operation of its other properties and assets and the carrying on of its business as presently conducted (subsections
(i) and (ii) collectively, the "Permits"). No suspension, cancellation or termination of any Permits is threatened or imminent. Schedule 3.10 sets forth a complete and accurate list of each of the Permits.

                  (2) Without limiting the scope of Section 3.10(a), each member of the Bowlin Group, to its Knowledge, has conducted its business in compliance with and is in compliance with all Applicable Laws, except where the failure to comply would not have a Material Adverse Effect.

         3.11 Owned Real Property.

                  (1) Schedule 3.11 sets forth a complete and correct list of all real property owned in fee by Bowlin ("Owned Real Property"). Bowlin has good and marketable fee simple title to all of its Owned Real Property, free and clear of any Adverse Claims, subject in each case to Permitted Liens.

                  (2) Except as set forth on Schedule 3.11, there are no pending or threatened condemnation proceedings with respect to any portion of Owned Real Property, or litigation or administrative actions relating to any portion of Owned Real Property.

                  (3) All Owned Real Property and related improvements are supplied with utilities and other services necessary for the operation of the facilities currently operated on the property.

         3.12 Corporate Formalities; Corporate Documents and Stockholder Agreements.

                  (1) Each member of the Bowlin Group has maintained its separate corporate existence and complied with all necessary corporate formalities such as the holding of annual meetings of directors and stockholders.

                  (2) Bowlin has delivered to Lamar true and complete copies of its articles of incorporation and bylaws, as amended or restated through the date of this Agreement, as well as the articles of incorporation and bylaws governing each other member of the Bowlin Group. The minute books of each member of the Bowlin Group contain complete and accurate records of all corporate actions of the equity owners of the various entities and of the boards of directors or other governing bodies, including committees of such boards or governing bodies of the various entities. The stock transfer records of Bowlin contain complete and accurate records of all issuances, and redemptions of stock by Bowlin.

                  (3) There are no agreements among or between any of the Bowlin stockholders with respect to the capital stock of Bowlin to which Bowlin is a party or of which Bowlin has Knowledge.

         3.13 SEC Documents; Financial Statements; Liabilities.

                  (1) Bowlin has timely filed all required reports, schedules, forms, statements and other documents with the SEC since February 1, 1997 (the "Bowlin SEC Documents"). The Bowlin SEC Documents, and any such reports, forms and documents filed by Bowlin with the SEC after the date of this Agreement, complied, or will comply, at the time of filing as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Bowlin SEC Documents, and except to the extent that information contained in any Bowlin SEC Document has been superseded by a later filed Bowlin SEC Document, none of the Bowlin SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (2) The Bowlin Financial Statements included in the Bowlin SEC Documents complied at the time of filing with the SEC as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a basis consistent with prior periods, and fairly present the consolidated financial position of Bowlin and the other members of the Bowlin Group at such dates and the consolidated results of operations and cash flow for the respective periods then ended, subject, in the case of the Bowlin Interim Financial Statements, to normal, recurring year-end audit adjustments that are not, individually or in the aggregate, material in amount. The Bowlin Audited Financial Statements have been audited by KPMG, LLP, independent auditors of Bowlin, in accordance with generally accepted auditing standards. No member of the Bowlin Group has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) of a type required by GAAP to be reflected in the Bowlin Financial Statements, except, (i) as and to the extent reflected on the Bowlin Latest Balance Sheet or the footnotes that are a part of the Bowlin Financial Statements, (ii) as may have been incurred or may have arisen since the date of the Bowlin Latest Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or (iii) are permitted or contemplated by this Agreement or the Contribution Agreement. Except as set forth in the Bowlin SEC Documents, since February 1, 1997, Bowlin has not made any change in the accounting policies or practices applied in the preparation of the Bowlin Financial Statements. Bowlin's independent auditors have not issued any audit reports or other reports on internal controls which indicate that the internal controls associated with or otherwise covering Bowlin have had any material weaknesses or that the accounting records associated with or otherwise covering Bowlin contained or could contain any material errors.

                  (3) The Bowlin Latest Balance Sheet includes appropriate reserves for all Taxes and other known liabilities incurred as of such date but not yet payable.

                  (4) The statements of income included in the Bowlin Financial Statements do not contain any income or revenue realized from products or services that the Surviving Corporation would be prohibited or restricted from offering after the Effective Time pursuant to any covenant or provision in any Material Contract to which any member of the Bowlin Group is a party.

         3.14 Documents and Written Materials. Originals or true and complete copies of all documents or other written materials requested by Lamar have been furnished or made available to Lamar in the form in which each of such documents is in effect, and will not be modified in any material respect prior to the Closing Date without Lamar's prior written consent (not to be unreasonably withheld).

         3.15 Absence of Certain Changes or Events. Since the date of the Bowlin Latest Balance Sheet, each member of the Bowlin Group has conducted its business only in the ordinary course, and, except as set forth on Schedule 3.15, has not:

                  (1) amended its certificate of incorporation, bylaws or similar organizational documents;

                  (2) except for capital expenditures set forth on Schedule 3.15(e), incurred any liability or obligation of any nature (whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured), including, without limitation, increasing indebtedness for borrowed money, except in the ordinary course of business and not exceeding $50,000 individually or $100,000 in the aggregate;

                  (3) suffered or permitted any of its assets to be or remain subject to any mortgage or other encumbrance, except for Permitted Liens;

                  (4) merged or consolidated with another entity or acquired or agreed to acquire any business or any corporation, partnership or other business organization, or sold, leased, transferred or otherwise disposed of any assets except for assets sold for fair value in the ordinary course of business;

                  (5) made any capital expenditure or commitment therefor, except in the ordinary course of business and, in the aggregate, not materially in excess of those capital expenditures made or proposed to be made for the period after the Bowlin Latest Balance Sheet that are set forth on Schedule 3.15(e);

                  (6) declared or paid any dividend or made any distribution with respect to any of its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests, or issued, sold or granted any equity interests or any option, warrant or other right to purchase or acquire any such interest;

                  (7) adopted any employee benefit plan or made any change in any existing employee benefit plans;

                  (8) made any bonus or profit sharing distribution or payment of any kind, except bonuses and profit sharing distributions made to employees of Bowlin who are not directors or officers of Bowlin, which payments or distributions do not exceed $40,000 in the aggregate in any calender month;

                  (9) made any loan to any Person;

                  (10) made any change affecting any banking, safe deposit or power of attorney arrangements;

                  (11) except for employment agreements entered into in the ordinary course of business and consistent with past practices with employees of Bowlin who are not directors or officers of Bowlin, entered into or amended any employment, severance or similar agreement or arrangement with any director, officer or employee, or granted any increase in the rate of wages, salaries, bonuses or other compensation or benefits of any director, officer or employee;

                  (12) canceled, waived, released or otherwise compromised any debt, claim or right, except in the ordinary course of business consistent with past practices;

                  (13) made any change in any method of accounting or auditing practice;

                  (14) suffered the termination, suspension or revocation of any license or permit necessary for the operation of its business;

                  (15) entered into any transaction other than on an arm's-length basis;

                  (16) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could have a Material Adverse Effect on Bowlin;

                  (17) agreed, whether or not in writing, to do any of the foregoing;

                  (18) been the subject of, or incurred any liability under or with respect to, any determination made by an arbitrator with respect to a grievance filed under any collective bargaining or other labor agreement to which Bowlin is a party.

         3.16 Legal Proceedings. Except as set forth in Schedule 3.16, there is no lawsuit, action, suit, claim or other proceeding at law or in equity, or investigation, before or by any court or Governmental Entity or before any arbitrator that is pending or, to the Knowledge of Bowlin, threatened against any member of the Bowlin Group, or any unsatisfied judgment, order or decree or any open injunction binding upon any member of the Bowlin Group. Except as specifically set forth on Schedule 3.16, no lawsuits, actions, suits, claims, proceedings, investigations, unsatisfied judgments, orders, decrees or open injunctions will or is reasonably likely to have a Material Adverse Effect or adversely effect the ability of Bowlin to enter into and perform its obligations under this Agreement.

         3.17 Accounts Receivable. All of the accounts receivable reflected on the Bowlin Financial Statements or arising thereafter that have not been collected have arisen only from bona fide transactions in the ordinary course of business, represent valid obligations owing to Bowlin and have been accrued in accordance with GAAP. On the Closing Date, the allowance for doubtful receivables (the "AR Allowance") reflected in the Pre-Closing Balance Sheet (as defined in Section 5.8(b)(i)) will be at least equal to the aggregate amount of Bowlin's accounts receivable that will have been outstanding for more than 90 days as of the Closing Date. On the Closing Date, the accounts receivable of Bowlin will be, to the Knowledge of Bowlin, collectible in full when due, without any counterclaim or set-off (net of the AR Allowance).

         3.18 Contracts.

                  (1) Schedule 3.18 lists and describes all Material Contracts. A complete and correct copy of each Material Contract has been furnished to or made available to Lamar. To the Knowledge of Bowlin, each Material Contract is valid, binding and enforceable, except to the extent that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. Bowlin and, to the Knowledge of Bowlin, each other party to each Material Contract are in compliance in all material respects with the provisions of each Material Contract by which such party is bound.

                  (2) Except as may be set forth in the Bowlin SEC Documents or described on Schedule 3.18, Bowlin is not a party to:

                           (1) any collective bargaining agreement;

                           (2) any written or oral employment or other agreement
or contract with or commitment to any employee;

                           (3) any agreement, contract or commitment containing
any covenant limiting its freedom to engage in any line of business or to compete with any Person;

                           (4) any oral or written obligation of guaranty or
indemnification arising from any agreement, contract or commitment, except as provided in its certificate of incorporation or bylaws;

                           (5) any joint venture, partnership or similar
contract involving a sharing of profits or expenses;

                           (6) any non-disclosure agreement, non-competition
agreement, agreement with an officer, director or employee of Bowlin, tax indemnity, tax sharing or tax allocation agreement, or any severance, bonus or commission agreement;

                           (7) any indenture, mortgage, loan, credit,
sale-leaseback or similar contract under which Bowlin has borrowed any money or issued any note, bond or other evidence of indebtedness for borrowed money or guaranteed indebtedness for money borrowed by others; or

                           (8) any hedge, swap, exchange, futures or similar
agreements or contracts.

         3.19 Environmental Matters. Bowlin is not in violation in any material respect of any Applicable Law relating to the environment or is a party to any proposed removal, response or remedial action. Except as set forth on Schedule 3.19, Bowlin has not received any notice with respect to its business, its leased or owned properties, or the use by third parties of its assets that:

                  (1) any investigation, administrative order, consent order and agreement, removal or remedial action, litigation or settlement with respect to any environmental permit, law or regulation is proposed, threatened, anticipated or in existence;

                  (2) any release of any hazardous substances, pollutant or contaminant into the environment by Bowlin has occurred; or

                  (3) any exposure of any person or property to any hazardous substance, pollutant or contaminant has occurred.

Except as set forth on Schedule 3.19, the properties currently and previously leased or owned by Bowlin are not and have never been on or associated with any "national priorities" list or any equivalent state list or any federal or state "superlien" list. Bowlin has made available to Lamar all internal and external environmental audits and studies relating to the Leases or Owned Real Property, and all correspondence on substantial environmental matters relating to the Leases or the Owned Real Property is in the possession of Bowlin.

         3.20 Employee Matters.

                  (1) Schedule 3.20(a) sets forth:

                           (1) a list of the name, title, current annual
compensation rate (including bonus and commissions) of each employee of Bowlin;

                           (2) organizational charts;

                           (3) employment, consulting, employee confidentiality
or similar agreements;

                           (4) any employee handbook(s); and

                           (5) any reports and/or plans prepared or adopted
pursuant to the Equal Employment Opportunity Act of 1972, as amended. Accruals with respect to the bonus, sick leave and vacation benefits of the employees of Bowlin Group have been made in accordance with the terms of the applicable Employee Plans and GAAP.

                  (2) Each of the following is true:

                           (1) (A) each member of the Bowlin Group is in
compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health; (B) no member of the Bowlin Group is engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act; and (C) there is no proceeding pending or threatened, or any investigation pending or threatened, against any member of the Bowlin Group, relating to subsections (A) or (B) above, and no member of the Bowlin Group has any Knowledge of any basis for any such proceeding or investigation;

                           (2) none of the employees of any member of the Bowlin
Group is a member of, or represented by, any labor union and there are no efforts being made to unionize any of such employees; and


                           (3) there are no charges of, formal, informal or
internal complaints of, or proceedings involving, discrimination or harassment (including but not limited to discrimination or harassment based upon sex, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status) pending or, to Bowlin's Knowledge, threatened, nor is there any investigation pending or threatened, including, but not limited to, investigations before the Equal Employment Opportunity Commission or any federal, state or local agency or court, with respect to any member of the Bowlin Group.

         3.21 ERISA and Related Matters.

                  (1) Schedule 3.21(a) lists each Employee Plan that Bowlin or a member of the Bowlin Group maintains, administers or contributes to. Bowlin has provided Lamar a true and complete copy of each such Employee Plan, current summary plan description, (and, if applicable, related trust documents) and all amendments thereto together with (i) the most recent annual report, if any, that has been prepared in connection with each Employee Plan; (ii) all material communications received from or sent to the Internal Revenue Service or the Department of Labor within the last two years; and (iii) the most recent Internal Revenue Service determination letter with respect to each Employee Plan, if any, and the most recent application for a determination letter, if any.

                  (2) Schedule 3.21(b) identifies each Benefit Arrangement that Bowlin or a member of the Bowlin Group maintains or administers. Bowlin has furnished to Lamar copies or descriptions of each Benefit Arrangement. To the Knowledge of Bowlin, each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

                  (3) Except as set forth on Schedule 3.21(c), no member of the Bowlin Group maintains or has ever maintained an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is or was (i) a plan subject to Title IV of ERISA or (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA).

                  (4) Benefits under any Employee Plan or Benefit Arrangement are as represented in said documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. No member of the Bowlin Group has communicated to any employee or former employee any intention or commitment to modify any Employee Plan or Benefit Arrangement or to establish or implement any other employee or retiree benefit or compensation arrangement.


                  (5) Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code satisfies in form the requirements of that Section except to the extent amendments are not required by law to be made until a date after the Closing Date, has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, and no event has occurred regarding the adoption of such plan that would adversely affect such qualification. Each trust created in connection with each Employee Plan forming a part thereof is exempt from tax pursuant to Section

501(a) of the Code. Each Employee Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. Except as set forth on Schedule 3.21(e), no Employee Plan has been operated in a manner which could give rise to penalties, excise taxes or adverse tax consequences to Bowlin or to its employees, and no Employee Plan has violated in a material manner any provision of the Code or of ERISA.

                  (6) Full payment has been made of all amounts which each member of the Bowlin Group has, or has been required to have, paid as contributions to any Employee Plan or Benefit Arrangement under Applicable Law or under the terms of any such plan or any arrangement. All amounts withheld by Bowlin from its employees have been paid to the appropriate Employee Plan or Benefit Arrangement by the due date prescribed by the Department of Labor to avoid penalties.

                  (7) No member of the Bowlin Group has any current or projected liability in respect of post-retirement or post-employment health, life or other welfare benefits for retired, current or former employees.

                  (8) Except as set forth on Schedule 3.21(h) or in this Agreement, no employee or former employee of a member of the Bowlin Group will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of compensation, an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of any of the transactions contemplated by this Agreement.

         3.22 Taxes. For purposes of this Section 3.22, the "Bowlin Group" means, individually and collectively, Bowlin and any individual, trust, corporation, partnership or any other entity as to which Bowlin is liable for Taxes incurred by such individual or entity either as transferee or pursuant Treasury Regulation Section 1.1502-6 or pursuant to any other provision of federal, territorial, state, local, or foreign law or regulations. Except as set forth on Schedule 3.22:

                  (1) All Returns required to be filed by or on behalf of members of the Bowlin Group have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Bowlin Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. No member of the Bowlin Group is currently the beneficiary of any extension of time within which to file any Return.

                  (2) Each member of the Bowlin Group has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

                  (3) There are no Liens on any of the assets of Bowlin or its subsidiaries with respect to Taxes other than Liens for Taxes not yet due and payable, or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.


                  (4) Bowlin has furnished or made available to Lamar true and complete copies of: (i) all federal and state income and franchise tax returns of the Bowlin Group for all periods beginning on or after February 1, 1995 through the date of this Agreement, and (ii) all tax audit reports, work papers, statements of deficiencies, closing or other agreements received by any member of the Bowlin Group, or on their behalf relating to Taxes. Neither Bowlin nor any member of the Bowlin Group do business in or derive income from any state, local, territorial or foreign taxing jurisdiction for which Returns must be filed other than those for which all Returns have been furnished to Lamar. To its Knowledge, no claim has ever been made by a taxing authority in a jurisdiction in which Bowlin or any member of the Bowlin Group does not file a tax return that it is or may be subject to taxation by that jurisdiction.

                  (5) The Returns of the Bowlin Group are not currently the subject of any audit by a governmental or taxing authority.

                  (6) No deficiencies exist or are expected to be asserted with respect to Taxes of the Bowlin Group, and there is no basis for the assertion of any material deficiency of Taxes. No notice (either in writing or verbally, formally or informally) has been received by any member of the Bowlin Group that it has not filed a Return or paid Taxes required to be filed or paid by it.

                  (7) No member of the Bowlin Group is a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either in writing or verbally, formally or informally) against any member of the Bowlin Group, or any of its assets.

                  (8) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of any member of the Bowlin Group.

                  (9) Bowlin and each member of the Bowlin Group has disclosed on its federal income tax returns all positions taken thereon that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

                  (10) There are no requests for rulings, subpoenas or requests for information pending with respect to any member of the Bowlin Group.

                  (11) No currently effective power of attorney has been granted by any member of the Bowlin Group with respect to any matter relating to Taxes.

                  (12) The amount of Bowlin's liability or the liability of any member of the Bowlin Group for unpaid Taxes for all periods ending on or before the date of this Agreement do not, in the aggregate exceed the amount of current liability accruals for Taxes (excluding reserves for deferral of Taxes) as of the date of this Agreement, and the amount of Bowlin's liability or the liability of any member of the Bowlin Group for unpaid Taxes for all periods ending on or before the Closing Date will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the balance sheets of Bowlin or its subsidiaries, respectively, as of the Closing Date.


                  (13) Neither Bowlin nor any member of the Bowlin Group has made an election, or is required to treat any asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code.

                  (14) Neither Bowlin nor its subsidiaries has issued or assumed any indebtedness that is subject to Section 279(b) of the Code.

                  (15) No member of the Bowlin Group has entered into any compensatory agreements with respect to the performance of services which payment thereunder will result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to
Section 4999 of the Code.

                  (16) No consent under Section 341(f) of the Code has been filed with respect to any member of the Bowlin Group.

                  (17) Neither Bowlin nor its subsidiaries has agreed, nor is required to make, any adjustment under Code Section 481(a) by reason of change in accounting method or otherwise.

                  (18) Neither Bowlin nor its subsidiaries has disposed of any property that has been accounted for under the installment method.

                  (19) Neither Bowlin nor its subsidiaries is a party to any interest rate swap, currency swap or similar transaction.

                  (20) No member of the Bowlin Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code, and Lamar is not required to withhold tax on the acquisition of the stock of Bowlin by reason of Section 1445 of the Code.

                  (21) No member of the Bowlin Group has participated in any international boycott as defined in Code Section 999.

                  (22) Neither Bowlin nor its subsidiaries is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

                  (23) No member of the Bowlin Group has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local income tax provisions.

                  (24) No member of the Bowlin Group has or has ever had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                  (25) Set forth in Schedule 3.22 or in documents furnished or made available to Lamar is accurate and complete information with respect to each of the following:

                           (1) Any tax elections made by any member of the
Bowlin Group currently in effect or that would otherwise affect Bowlin or any member of the Bowlin Group;

                           (2) Any tax carryovers of Bowlin or its subsidiaries;

                           (3) Bowlin's basis in its assets;

                           (4) Bowlin's current and accumulated earnings and
profits;

                           (5) Excess loss accounts in the Bowlin Group; and

                           (6) Deferred intercompany transactions in the Bowlin
Group.

                  (26) Neither Bowlin nor its subsidiaries is a party to any Tax allocation or sharing agreement or has any liability for the Taxes of any person under Treasury Regulation Section 1. 1502-6 (or any similar provision of local, state or federal law), as transferee or successor, by contract or otherwise.

                  (27) No member of the Bowlin Group has prepared or filed any Return inconsistent with past practice or, on any such Return, taken any position, made any election or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Returns in prior periods, or settled or compromised any material federal, state or local income tax liability.

                  (28) Bowlin operates at least one significant business line (other than any business line that will be contributed to Bowlin Travel in the Spin-Off), or owns at least a significant portion of its historic business assets (considering the impact of the Spin-Off), in each case within the meaning of Treasury Regulation Section 1.368-1(d).

         3.23 Transactions with Related Parties.

                  (1) Schedule 3.23(a) and the Bowlin SEC Documents list each transaction between February 1, 1997 and the date of this Agreement involving or for the benefit of Bowlin, on the one hand, and any director or officer of Bowlin or any Affiliate of such director or officer, on the other hand, including without limitation, (i) any debtor or creditor relationship, (ii) any transfer or lease of real or personal property, (iii) wages, salaries, commissions, bonuses and agreements relating to employment and (iv) purchases or sales of products or services.

                  (2) Schedule 3.23(b) lists (i) all agreements and claims of any nature that any officer or director of any member of the Bowlin Group or any Affiliate of such officer or director has with or against any member of the Bowlin Group as of the date of this Agreement that are not identified on the Bowlin Latest Balance Sheet and (ii) all agreements and claims of any nature that any member of the Bowlin Group has with or against any officer or director of any member of the Bowlin Group or any

Affiliate of such officer or director as of the date of this Agreement that are not identified on the Bowlin Latest Balance Sheet.

         3.24 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Bowlin Common Stock entitled to vote on the Merger is the only vote of the holders of any class or series of Bowlin's capital stock necessary to approve this Agreement and the transactions described in this Agreement.


         3.25 State Takeover Statutes; Rights Plan.

                  (1) Except as set forth in Schedule 3.25, the Board of Directors of Bowlin (at a meeting duly called and held) (i) has unanimously determined that the Merger is advisable and fair and in the best interests of Bowlin and its stockholders, and (ii) has unanimously approved the execution, delivery and performance of this Agreement and the transactions described in this Agreement and has unanimously approved the Merger. No state takeover statute or similar statute or regulation applies or purports to apply to Bowlin in connection with the Merger, this Agreement or any of the transactions described in this Agreement.

                  (2) The Bowlin stockholders are not entitled to any rights to acquire capital stock of Bowlin pursuant to a stockholder rights plan.

         3.26 Intellectual Property. Bowlin either owns or has valid rights to use all material patents, copyrights and trademarks used in its business as presently conducted, subject to limitations contained in the agreements governing the use of same, which limitations are customary for companies engaged in businesses similar to Bowlin. There are no limitations contained in any such agreements which will alter any such rights, breach any such agreement or any third-party vendor, or require payments of additional sums thereunder. Bowlin is in compliance with all such licenses and agreements and there are no pending or threatened proceedings challenging or questioning the validity or effectiveness of any license or agreement relating to such property or the right of Bowlin to use, copy, modify, or distribute the same.

         3.27 Insurance. Lamar has been provided copies of or access to all insurance policies or binders that relate to the businesses of each member of the Bowlin Group. All premiums due under the policies and binders have been paid or accrued for and all policies and binders are in full force and effect. As of the date of this Agreement, no notice of cancellation or non-renewal of any policy or binder and no notice of disallowance of any claim under any insurance policy or binder, has been received by any member of the Bowlin Group. Except as provided in the applicable policy or binder, no member of the Bowlin Group has any liability for or exposure to any premium expense for expired policies and there are no current claims by any member of the Bowlin Group under any such policy or binder as to which coverage has been denied or disputed by the underwriters of such policies, nor are there any material insured losses for which claims have not been made.

         3.28 Bank Accounts; Power of Attorney. Schedule 3.28 sets forth with respect to each bank account or cash account maintained by Bowlin at any bank, brokerage or other financial firm, the name of the institution at which such account is maintained, the number of the account, and the names of the individuals having authority to withdraw funds from such account.

         3.29 Registration Statement and Proxy Statement/Prospectus. None of the information (other than information provided by Lamar or NewCo) included or incorporated by reference in the Registration Statement will (a) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, or necessary in order to make the statements therein not misleading, or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the Bowlin Special Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to any member of the Bowlin Group or its respective directors or officers shall occur which is required to be described in the Proxy Statement/Prospectus or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement will be promptly filed with the SEC and, to the extent required by law, disseminated to the Bowlin stockholders. With respect to information relating to Bowlin, the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement/Prospectus will comply (with respect to Bowlin) as to form in all material respects with the provisions of the Exchange Act.

         3.30 No Finder's Fee. Neither Bowlin nor any member of the Bowlin Group has incurred or become liable for any broker's commission or finder's fee related to the transactions contemplated by this Agreement, except fees to be paid pursuant to Section 5.12.

                                   ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF LAMAR AND NEWCO

         Lamar and NewCo represent and warrant to Bowlin, as of the date of this Agreement and as of the Closing Date, as follows:

         4.1 Organization. Each of Lamar and NewCo is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own its properties and carry on its business as now being conducted.

         4.2 Lamar Capital Stock.

                  (1) The authorized capital stock of Lamar consists exclusively of (i) 175,000,000 shares of Class A common stock, $.001 par value per share,
(ii) 37,500,000 shares of Class B common stock, $.001 par value per share, (iii) 1,000,000 shares of Series AA Preferred Stock, $.001 par value per share, and
(iv) 10,000 shares of Class A Preferred Stock, $638 par value per share, and as of September 29, 2000, the following shares are outstanding: (A) 75,260,974 shares of Class A common stock, (B) 17,000,000 shares of Class B common stock,
(C) 5,719.49 shares of Series AA Preferred Stock, and (D) no shares of Class A Preferred Stock. No shares of any class are held in treasury. All of the issued and outstanding shares of Lamar have been validly issued, are fully paid and nonassessable and are free of preemptive rights. As of the date of this Agreement, 2,715,223 shares of the Class A common stock of Lamar are reserved for issuance pursuant to the exercise of stock options granted and outstanding under the stock option plan designated the Lamar Advertising 1996 Equity Incentive Plan.

                  (2) The authorized capital stock of NewCo consists exclusively of 1,000 shares of Class A common stock, par value $.01 per share, of which 1,000 shares of outstanding and no shares are held in treasury.

         4.3 Authority; Enforceability.

                  (1) Each of Lamar and NewCo has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement and any of the other agreements referred to in this Agreement to which it is a party. The execution, delivery and performance of this Agreement and any of the other agreements referred to in this Agreement to which it is a party and the consummation of the transactions contemplated hereby or thereby have been (or, in the case of NewCo, will be prior to the Effective
Time) duly authorized by all necessary corporate action on the part of Lamar and NewCo.

                  (2) This Agreement and each other agreement executed or to be executed by Lamar and NewCo in connection with the transactions contemplated by this Agreement have been, or when executed will be, duly executed and delivered by Lamar and NewCo and constitute, or when executed and delivered will constitute, valid and binding obligations of Lamar and NewCo, enforceable against Lamar and NewCo in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or by equitable principles which may limit the availability of certain equitable remedies in certain instances.

         4.4 No Conflicts or Consents.

                  (1) Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by Lamar and NewCo nor the consummation of the transactions contemplated by this Agreement or any of the other agreements referred to in this Agreement will violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any Adverse Claim against any of the properties or assets of Lamar or NewCo under the articles of incorporation, bylaws or any other organizational documents of Lamar or NewCo; any note, bond, mortgage, indenture, deed of trust, or other debt obligation (other than ordinary course trade credit) to which Lamar or NewCo is a party, or by which Lamar or NewCo or any of their respective assets are bound; or any lease, agreement or other instrument or other obligation that is material to the business or operations of Lamar or NewCo and to which Lamar or NewCo is a party, or by which Lamar or NewCo or any of their respective assets are bound; or violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any Governmental Entity to which either Lamar or NewCo is subject or by which Lamar or NewCo or any of their respective assets are bound.

                  (2) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Lamar or NewCo in connection with the execution and delivery of this Agreement by Lamar and NewCo, or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for: (i) the filing of an HSR

Report by each of Lamar and Bowlin under the HSR Act, (ii) the filing and recordation requirements of the Law with respect to the Articles of Merger, and
(iii) the filing of the Registration Statement with the SEC.

         4.5 SEC Documents; Financial Statements; Liabilities.

                  (1) Except as set forth on Schedule 4.5(a), Lamar has timely filed all required reports, schedules, forms, statements and other documents with the SEC since February 1, 1997 (the "Lamar SEC Documents"). The Lamar SEC Documents, and any such reports, forms and documents filed by Lamar with the SEC after the date of this Agreement, complied, or will comply, at the time of filing as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Lamar SEC Documents, and except to the extent that information contained in any Lamar SEC Document has been superseded by a later filed Lamar SEC Document, none of the Lamar SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (2) The Lamar Financial Statements included in the Lamar SEC Documents complied at the time of filing with the SEC as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a basis consistent with prior periods, and fairly present the financial position of Lamar at such dates and the results of operations and cash flow for the respective periods then ended, subject, in the case of the Lamar Interim Financial Statements, to normal, recurring year-end adjustments that are not, individually or in the aggregate, material in amount. The Lamar Audited Financial Statements have been audited by KPMG, LLP, independent auditors of Lamar, in accordance with generally accepted auditing standards. Lamar does not have, nor are any of its assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) of a type required by GAAP to be reflected in the Lamar Financial Statements, except (i) as and to the extent reflected on the Lamar Latest Balance Sheet or the footnotes that are a part of the Lamar Financial Statements, (ii) as may have been incurred or may have arisen since the date of the Lamar Latest Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or (iii) are permitted by this Agreement. Except as set forth in the Lamar SEC Documents, since February 1997, Lamar has not made any change in the accounting policies or practices applied in the preparation of the Lamar Financial Statements. Lamar's independent auditors have not issued any audit reports or other reports on internal controls which indicate that the internal controls associated with or otherwise covering Lamar have had any material weaknesses or that the accounting records associated with or otherwise covering Lamar contained or could contain any material errors.

                  (3) The Lamar Latest Balance Sheet includes appropriate reserves for all Taxes and other known liabilities incurred as of such date but not yet payable.

         4.6 Registration Statement and Proxy Statement/Prospectus. None of the information (other than information provided by Bowlin) included or incorporated by reference in the Registration Statement will (a) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the Bowlin Special Meeting, and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Lamar, its directors or officers or any of its subsidiaries shall occur which is required to be described in the Proxy Statement/Prospectus or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Bowlin stockholders. The Registration Statement shall comply as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Exchange Act, in each case other than as to information provided for inclusion therein by Bowlin.

         4.7 No Finder's Fee. Neither Lamar nor NewCo has incurred or become liable for any broker's commission or finder's fee related to the transactions contemplated by this Agreement.

         4.8 Reorganization Representations.

                  (1) Lamar has no plan or intention to cause Bowlin to issue additional shares of its stock after the Closing that would result in Lamar losing control of Bowlin within the meaning of Code Section 368(c).

                  (2) Lamar has no plan or intention to liquidate Bowlin; to merge Bowlin into another corporation; to cause Bowlin to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of Bowlin Common Stock acquired pursuant to this Agreement, except for transfers described in Code Section 368(a)(2)(C).

                  (3) Lamar has no plan or intention to reacquire any Lamar Common Stock issued pursuant to this Agreement.

                  (4) Lamar shall pay its own expenses incurred in connection with the transactions contemplated by this Agreement.

                  (5) Lamar does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Bowlin.

                  (6) Lamar will not pay Bowlin's dissenting shareholders (if any) the value of their stock out of its own funds and no funds will be supplied for that purpose, directly or indirectly, by Lamar nor will Lamar directly or indirectly reimburse Bowlin for any payments to dissenters. Nothing in the preceding sentence will preclude Lamar from making capital contributions to Bowlin in the ordinary course of business.

                  (7) Following the Closing, Bowlin will continue its historic business or use a significant portion of its historic business assets in a business.

                                   ARTICLE 5
                                    COVENANTS


         5.1 Regulatory Approvals; Cooperation and Best Efforts.


                  (1) (i) Lamar and Bowlin shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, Lamar and Bowlin shall, within ten Business Days of the date of this Agreement, prepare and file the notifications required to be filed under the HSR Act. Lamar and Bowlin shall respond as promptly as practicable (A) to any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (B) to any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Entity in connection with antitrust or related matters.

                      (ii) Each of Bowlin and Lamar shall (A) give the other party prompt notice of the commencement or threat of commencement of any Proceedings by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such Proceeding or threat, and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Except as may be prohibited by any Governmental Entity or by any legal requirement, Bowlin and Lamar will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law.

                      (iii) Notwithstanding the foregoing, neither party will be required to accept any conditions that may be imposed by the FTC or the DOJ in connection with such filings that would require the divestiture of any Lamar or Bowlin assets or otherwise have a Material Adverse Effect on such party.

                  (2) Each party will cooperate with the other and use its reasonable best efforts to (i) receive all necessary and appropriate consents of third parties to the transactions contemplated by this Agreement, (ii) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger, and (iii) effect the Merger in accordance with this Agreement at the earliest practicable date.

         5.2 Bowlin Special Meeting.

                  (1) Bowlin will take all action necessary under law to call, give notice of and convene a meeting of its stockholders (the "Bowlin Stockholders Meeting") to be held as promptly as practicable for the purpose of voting upon a proposal to adopt this Agreement. The Bowlin Stockholders

Meeting shall be held (on a date selected by Bowlin in consultation with Lamar) as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

                  (2) Subject to Section 5.2(c), (i) the Proxy
Statement/Prospectus shall include a recommendation (the "Board Recommendation") of the Board of Directors of Bowlin that Bowlin's stockholders vote to adopt this Agreement at the Bowlin Special Meeting and (ii) the Bowlin Board Recommendation shall not be withdrawn or modified in a manner adverse to Lamar, and no resolution by the Board of Directors of Bowlin or any committee thereof to withdraw or modify the Board Recommendation shall be adopted or proposed.


                  (3) Notwithstanding anything to the contrary contained in
Section 5.2(b), at any time prior to the adoption of this Agreement by the Bowlin stockholders, the Board Recommendation may be withdrawn or modified in a manner adverse to Lamar if: (i) a proposal to acquire (by merger or otherwise) all of the outstanding shares of Bowlin Common Stock is made to Bowlin and is not withdrawn; (ii) Bowlin's Board of Directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Proposal; (iii) Bowlin's Board of Directors determines in good faith, after having taken into account the written advice of Bowlin's outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Board Recommendation is required in order for Bowlin's Board of Directors to comply with its fiduciary obligations to Bowlin's stockholders under applicable law; and (iv) neither Bowlin nor any of its Representatives shall have violated any of the restrictions set forth in Section 5.5.

                  (4) Bowlin shall comply with all provisions of the Exchange Act and the Law in the solicitation of proxies from its stockholders to vote upon the proposal to adopt this Agreement.

         5.3 Preparation of the Proxy Statement/Prospectus and the Registration Statement.

                  (1) Lamar and Bowlin shall jointly prepare the Proxy Statement/Prospectus, and Lamar shall file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus shall be included. Bowlin will cooperate with Lamar to promptly respond to any SEC comments on the Proxy Statement/Prospectus or Registration Statement and each of Lamar and Bowlin will use its commercially reasonable efforts to resolve all SEC comments as promptly as practicable to the satisfaction of the SEC and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing. Lamar will also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Lamar Common Stock in connection with the Merger. Bowlin will furnish all information concerning Bowlin and the Bowlin stockholders as may be reasonably requested by Lamar in connection with any such action.

                  (b) Lamar and Bowlin will comply with the Exchange Act and the Law in the preparation, filing and distribution of the Proxy
Statement/Prospectus.

         5.4 Conduct of Business Prior to the Closing Date.

                  (1) During the period from the date of this Agreement to the Effective Time, Bowlin will, except as contemplated by the Contribution Agreement or as necessary to effect the Spin-Off,

(i) conduct its business only in the ordinary course and (ii) use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business or pursuant to the terms of this Agreement, to preserve the goodwill of suppliers, customers and others having business relations with it and to do nothing to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

                  (2) Without the prior written consent of the other party, neither Lamar nor Bowlin will commit or omit to do any act that (i) would cause a breach of any of its agreements, commitments or covenants contained in this Agreement, or (ii) would cause its representations and warranties contained in
Article 3 or Article 4, as the case may be, to become untrue.



         5.5 No Solicitation.

                  (1) No member of the Bowlin Group will directly or indirectly, through any officer, director, representative, agent or affiliate (a "Bowlin Representative") of any member of the Bowlin Group, (i) initiate, solicit, encourage, induce or otherwise facilitate the initiation or submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to an Acquisition Proposal (as defined below), (ii) furnish any information regarding any member of the Bowlin Group to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, unless required by Applicable Law (iii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, (iv) agree to, approve, recommend or endorse any Acquisition Proposal, or (v) enter into any letter of intent, contract or similar agreement contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the adoption of this Agreement by the Bowlin stockholders, this Section 5.5 (a) shall not prohibit Bowlin from furnishing nonpublic information regarding any member of the Bowlin Group to, or entering into discussions with, any Person in response to a Superior Proposal that is submitted to Bowlin by such Person (and not withdrawn) if (w) neither Bowlin nor any Bowlin Representative shall have violated any of the restrictions set forth in this Section 5.5, (x) the Board of Directors of Bowlin concludes in good faith, after having taken into account the written advise of its outside legal counsel, that such action is required in order for the Board of Directors of Bowlin to comply with its fiduciary obligations to Bowlin's stockholders under applicable law, (y) at or prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Bowlin gives Lamar written notice of the identify of such Person and of Bowlin's intention to furnish nonpublic information to, or enter into discussions with, such Person, and Bowlin receives from such Person an executed confidentiality agreement containing provisions no less favorable to Bowlin than those contained in the Confidentiality Agreement (as defined below) between Bowlin and Lamar, and (z) at or prior to furnishing any such nonpublic information to such Person, Bowlin furnishes such nonpublic information to Lamar (to the extent such nonpublic information has not been previously furnished by Bowlin to Lamar). Without limiting the generality of the foregoing, Bowlin acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Bowlin Representative, whether or not such Bowlin Representative is purporting to act on behalf of Bowlin, shall be deemed to constitute a breach of this Section 5.5 by Bowlin.

                  (2) For purposes of this Agreement, "Acquisition Proposal" means a proposal for any of the following (other than the transactions contemplated by this Agreement, including the Spin-Off) that involves (i) prior to the Spin-Off, any member of the Bowlin Group, and (ii) after the Spin-Off, any member of the Bowlin Group except Bowlin Travel: (A) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or 10% or more of the equity securities of, any member of the Bowlin Group; (B) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Bowlin or the filing of a registration statement under the Securities Act in connection therewith; or (C) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  (3) For purposes of this Agreement, "Superior Proposal" means a bona fide proposal made by a third party to acquire Bowlin pursuant to an Acquisition Proposal that the Board of Directors of Bowlin determines in its good faith judgment (after considering the written advice of Bowlin's independent advisors) to merit the withdrawal of the Board Recommendation because such third party proposal has more favorable economic terms than the transactions contemplated by this Agreement.

                  (4) Bowlin will immediately notify Lamar after receipt of any Acquisition Proposal or any request for nonpublic information relating to any member of the Bowlin Group in connection with an Acquisition Proposal or for access to any of the premises, books or records of any member of the Bowlin Group by any person or entity that informs Bowlin or its Board of Directors, formally or informally, that it is considering making, or has made, an Acquisition Proposal. Such notice to Lamar will be made orally and in writing and will indicate in reasonable detail the identity of the offering party and the terms and conditions of such proposal, inquiry or contact; except such disclosure will be made to Lamar only to the extent such disclosure does not violate the fiduciary responsibilities of the Board of Directors of Bowlin, after being advised by its legal counsel, in which case Bowlin will provide Lamar with a summary of the terms and conditions of such proposal, inquiry or contact.

                  (5) Nothing contained in this Section 5.5 will prevent Bowlin from complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, if applicable, with regard to an Acquisition Proposal made in the form of a tender offer by a third party.

                  (6) Bowlin shall immediately cease and cause to be terminated any pre-existing discussions with any Person that relates to any Acquisition Proposal; provided, however, that any such discussions may be recommenced so long as Bowlin complies with the provisions of this Section 5.5.

         5.6 Press Releases. Bowlin and Lamar will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to any transactions described in this Agreement, including the Merger, and will not issue any such press releases or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to a listing agreement with American Stock Exchange or Nasdaq.

         5.7 Access to Information and Confidentiality.

                  (1) Prior to the Closing Date, Bowlin will afford to Lamar and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours to its premises, books and records and will furnish to Lamar (i) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) such other information with respect to its business and properties as Lamar reasonably requests.

                  (2) The confidentiality obligations of Bowlin and Lamar will continue to be governed by the Confidentiality Agreement dated September 6, 2000 (the "Confidentiality Agreement") by and between Bowlin and Lamar.


         5.8 Consultation and Reporting.

                  (1) During the period from the date of this Agreement to the Closing Date, Bowlin will confer with Lamar on a regular and frequent basis to report material operational matters with respect to its business and to report on the general status of its ongoing operations. Bowlin will notify Lamar of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep Lamar fully informed of such events and permit Lamar's representatives prompt access to all materials prepared by Bowlin or on its behalf or served on Bowlin in connection therewith.

                  (2) At least two Business Days prior to Closing, Bowlin will provide Lamar:

                           (1) a copy of Bowlin's balance sheet dated the last
day of the month immediately preceding the month of the Closing, unless the Closing occurs prior to the 15th day of any month, in which case the balance sheet will be dated the last day of the month immediately preceding the month before Closing (in either case, the "Pre-Closing Balance Sheet"), along with an aged accounts receivable report, pre-paid lease amortization schedule, copies of notes payable and notes receivable, accounts payable journals and any other detailed lists supporting such balance sheet;

                           (2) a written statement calculating the Working
Capital of Bowlin after the Spin-Off; and

                           (3) a written statement calculating the Bowlin
Long-Term Debt after the Spin-Off.

         5.9 Notification of Changes.

                  (1) Bowlin, on the one hand, and Lamar and NewCo, on the other hand, will promptly notify the other parties of any event that causes any representation or warranty given by the other parties, respectively, in Articles 3 and 4 to become untrue.

                  (2) Bowlin, on the one hand, and Lamar and NewCo, on the other hand, will each have the right until the Closing to supplement or amend any of the Schedules described in Articles 3 or 4 with respect to any matter arising or discovered after the date of this Agreement which, if existing or known on the date of this Agreement, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 6 have been fulfilled, the Schedules will be deemed to include only that information contained therein on the date of this Agreement and will be deemed to exclude all information contained in any supplement or amendment thereto, except to the extent that they reflect an event or condition that would not have a Material Adverse Effect on the party making the representation and warranty; provided, however, that if the Closing will occur, then all matters disclosed pursuant to any such supplement or amendment will be deemed included in the Schedules at Closing (without necessity of a written waiver or other action on the part of any party) and to modify the applicable representations and warranties for all purposes.

         5.10 Stock Option Plan. The Board of Directors of Bowlin will, in connection with the Merger and the transactions contemplated by this Agreement, notify in writing the holders of Bowlin Options issued under the Option Plan of their right to exercise their options as to all shares that are subject to Bowlin Options. Such notice will be given pursuant to Section 11 of the Option Plan at least 30 days prior to the Closing Date.

         5.11 Faces to Be Completed. Bowlin will use its best efforts to complete the faces on Schedule 5.11 (the "Q3 Faces") prior to the Closing Date.

         5.12 Fees and Expenses. If the Merger is consummated, Lamar will pay or will cause the Surviving Corporation to pay, up to $1,250,000 of Bowlin's aggregate costs and expenses associated with the consummation of the Merger and the other transactions contemplated by this Agreement, including financial advisory fees, a fairness opinion, legal fees and accounting fees (the "Closing Costs"). Under the terms of the Contribution Agreement, Bowlin Travel will expressly assume the obligation to pay any Closing Costs in excess of $1,250,000.

         5.13 Affiliate Agreements. Bowlin shall use all reasonable efforts to cause each Person identified on Schedule 5.13 and each other Person who is or becomes (or may be deemed to be) an affiliate (as that term is used in Rule 145 under the Securities Act) of Bowlin to execute and deliver to Lamar, prior to the date of mailing of the Proxy Statement/Prospectus to Bowlin's stockholders, an Affiliate Letter in the form of Exhibit C.

         5.14 Listing. Lamar shall use its best efforts to cause the Merger Shares to be approved for listing (subject to notice of issuance) on the Nasdaq National Market System.

         5.15 Bowlin 401(k) Plan.

                  (1) Within 30 days after the date of this Agreement, Bowlin will deliver to Lamar for review and approval by Lamar, an amendment (the "401(k) Amendment") to Bowlin's 401(k) Plan (the "Plan") whereby, in addition to any other provisions reasonably requested by Lamar, Bowlin Travel will (i) expressly assume the obligation to maintain the Plan as successor employer, (ii) cause the assets held in Plan accounts of employees who remain employed by the Surviving Corporation to be transferred from the Plan to The Lamar Savings and Profit Sharing Plan Trust, (iii) report the transfer of Plan assets to any employees and regulatory authorities as required by Applicable Law.

                  (2) Bowlin Travel will execute any and all documents as needed for the 401(k) Amendment to comply with IRS requirements and will provide Lamar with copies of any IRS filings.

                  (3) Bowlin Travel will provide a list of all participating employees to Lamar at Closing.

         5.16 Repair of Faces. Bowlin will repair each of the Faces listed in
Schedule 3.9(5) to the extent repairs are commercially reasonable, so that, at Closing, each Face will be (a) legal and conforming or legal and non-conforming,
(b) available for sale, and (c) standing and in good condition acceptable within the standards of the outdoor advertising industry.

         5.17 Management Agreement. Bowlin will give Bowlin Travel written notice at least 31 days prior to the Closing Date that the Agreement for Management Services dated August 1, 2000 between Bowlin and Bowlin Travel will be terminated effective as of the day prior to the Closing Date.

         5.18 Contribution Agreement; Spin-Off.

                  (1) Bowlin will, and will cause Bowlin Travel to, (i) within 15 days after the date of this Agreement, execute the Contribution Agreement in a form reasonably satisfactory to Lamar, and (ii) within 45 days after the date of this Agreement, complete and provide any schedules and exhibits to the Contribution Agreement in forms reasonably satisfactory to Lamar.

                  (2) Bowlin will contribute to Bowlin Travel the assets and liabilities related to Bowlin's travel center business in accordance with the terms and conditions of the Contribution Agreement; provided, however, that Lamar will have consented to the terms and conditions of the Contribution Agreement under Section 5.18(a).

                  (3) Bowlin will distribute all of the shares of Bowlin Travel to the Bowlin stockholders in compliance with Section 78.288 of the Nevada Revised Statutes.


                                   ARTICLE 6
                               CLOSING CONDITIONS

         6.1 Conditions Applicable to all Parties. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, where permissible, waiver by such party of the following conditions at or prior to the Closing Date:

                  (1) Bowlin Stockholder Approval. The Merger will have been duly approved by holders of at least a majority of the outstanding shares of Bowlin Common Stock in accordance with the Law and the Articles of Incorporation of Bowlin.

                  (2) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated, or to the Knowledge of Lamar or Bowlin, threatened by the SEC. All necessary state securities authorizations (including filings, authorizations, orders and approvals, if any, as may be required by state takeover laws) will have been received and shall be in full force and effect.

                  (3) HSR Act. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and no condition will have been imposed on Bowlin or Lamar to obtain such termination that would require the divestiture of any Bowlin or Lamar assets or otherwise have a Material Adverse Effect on either party.

                  (4) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order, judgment or decree to restrain or prohibit the consummation of the Merger or any of the other transactions described in this Agreement shall have been issued and remain in effect.

                  (5) Litigation. There shall not have been instituted or pending, or threatened, any Proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which, if such Governmental Entity were to prevail, would reasonably be expected to have a Material Adverse Effect on Lamar or the Surviving Corporation.

                  (6) Listing of Merger Shares. The Merger Shares shall have been authorized for listing on the Nasdaq National Market System, subject to official notice of issuance.

         6.2 Conditions to Lamar's and NewCo's Obligations. The obligations of Lamar and NewCo to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived in writing by Lamar:

                  (1) Representations and Warranties. The representations and warranties of Bowlin set forth in this Agreement, disregarding all qualifications and exceptions relating to materiality or Material Adverse Effect, will be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and except where the failure of any representations and warranties, individually or in the aggregate, would not have a Material Adverse Effect.

                  (2) Covenants. Bowlin will have performed or complied in all material respects with the obligations and covenants required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

                  (3) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Bowlin, and no event shall have occurred or circumstance shall exist that, in combination with any other events, could reasonably be expected to have a Material Adverse Effect on the Bowlin Group.

                  (4) Consents and Approvals. All consents and approvals of third parties necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

                  (5) Working Capital. The Working Capital at Closing shall be not less than $100,000.

                  (6) Bowlin Long-Term Debt. The Bowlin Long-Term Debt shall not exceed $14,500,000.

                  (7) Bowlin Assets. None of Bowlin's assets will secure any debts or other obligations of Bowlin Travel.

                  (8) Closing Certificate. Lamar will have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Bowlin dated the Closing Date, certifying that the conditions specified in
Section 6.2(a) through (g) have been fulfilled.


                  (9) Q3 Faces. The Q3 Faces that have been completed prior to Closing will be in suitable condition to enable Lamar to use those structures for outdoor advertising purposes, and the advertising contracts, Leases and Permits applicable to the completed Q3 Structures will be in effect.

                  (10) Affiliates Letters. Lamar shall have received the letters described in Section 5.13.

                  (11) Contribution Agreement; Spin-Off. The contribution from Bowlin to Bowlin Travel of the assets and liabilities related to Bowlin's travel center business will have been effected under the terms and conditions specified in the Contribution Agreement, and Bowlin will have distributed all of the shares of Bowlin Travel to the Bowlin stockholders.

                  (12) Director and Officer Resignations. Lamar shall have received resignations from all of the directors and officers of Bowlin, such resignations to be effective as of the Effective Time.

                  (13) Bowlin Travel Agreements. Bowlin will have terminated any leases or other agreements between Bowlin and Bowlin Travel other than the Contribution Agreement that Lamar requests Bowlin to terminate.

                  (14) Solvency Certificate. Lamar will have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Bowlin dated the Closing Date, certifying that each of Bowlin and Bowlin Travel was solvent immediately prior to the Spin-Off and remained solvent from the date of the Spin-Off through the Closing Date.

                  (15) 401(k) Amendment. Bowlin and Bowlin Travel will have executed the 401(k) Amendment.

         6.3 Conditions to Obligations of Bowlin. The obligations of Bowlin to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived in writing by Bowlin:

                  (1) Representations and Warranties. The representations and warranties of Lamar and NewCo set forth in this Agreement, disregarding all qualifications and exceptions relating to materiality or Material Adverse Effect, will be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and except where the failure of any representations and warranties, individually or in the aggregate, would not have Material Adverse Effect.

                  (2) Covenants. Each of Lamar and NewCo will have performed or complied in all material respects with all obligations and covenants required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

                  (3) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Lamar or NewCo, and no event shall have occurred or circumstance shall exist that, in combination with any other events, could reasonably be expected to have a Material Adverse Effect on Lamar or NewCo.

                  (4) Consents and Approvals. All consents and approvals of third parties necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

                  (5) Closing Certificate. The receipt by Bowlin of a certificate executed by the Chief Executive Officer and Chief Financial Officer of Lamar dated the Closing Date, certifying that the conditions specified in
Section 6.3(a) through (d) have been fulfilled.

                                   ARTICLE 7
                            TERMINATION AND AMENDMENT

         7.1 Termination. This Agreement may be terminated and the Merger contemplated by this Agreement abandoned at any time before the Effective Time, whether before or after approval by the Bowlin stockholders as follows:

                  (1) Mutual Consent. By the mutual consent of the Boards of Directors of Bowlin and Lamar.

                  (2) Material Breach. By the Board of Directors of either Bowlin or Lamar if there has been a material breach by the other of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the party committing such breach; provided that the right to effect such cure will not extend beyond the date set forth in Section 7.1(c) below.

                  (3) Abandonment. By the Board of Directors of either Bowlin or Lamar if the Merger has not occurred by March 31, 2001, unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required under the terms and provisions of this Agreement to be performed by it.

                  (4) Government Action. By the Board of Directors of either Bowlin or Lamar if any Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger.

                  (5) Failure to Obtain Required Vote of Bowlin Stockholders. By either Bowlin or Lamar if the Bowlin Special Meeting (including any adjournments and postponements thereof) shall have been held and completed and this Agreement shall not have been adopted by the required affirmative vote of the Bowlin stockholders at such meeting; provided, however, that (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by it at or prior to the Effective Time, and (ii) Bowlin shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) unless Bowlin shall have made the payment(s) required to be made to Lamar pursuant to Section 7.3.

                  (6) Average Closing Share Price. By the Board of Directors of Bowlin, if the Average Closing Share Price is below $40.00.

         7.2 Effect of Termination. Upon termination of this Agreement pursuant to this Article 7, this Agreement will be void and of no effect, other than the obligation to pay the Termination Fee referred to in Section 7.3, if applicable, and will result in no obligation of or liability to any party or their respective directors, officers, employees, agents or stockholders, unless such termination was the result of an intentional breach of any representation, warranty or covenant in this Agreement in which case the party who breached the representation, warranty or covenant will be liable to the other party for damages.

         7.3 Expenses; Termination Fees. Except as set forth in this Section 7.3 or Section 5.12, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if this Agreement is terminated by Bowlin or Lamar pursuant to Section 7.1(e), then Bowlin shall pay to Lamar, in cash at the time specified in the next sentence, a nonrefundable fee in the amount equal to $580,000 (the "Termination Fee"). In the case of termination of this Agreement by Bowlin pursuant to Section 7.1(e), the Termination Fee shall be paid by Bowlin prior to the time of such termination; and in the case of termination of this Agreement by Lamar pursuant to Section 7.1(e), the fee referred to in the preceding sentence shall be paid by Bowlin within two business days after such termination.

                                   ARTICLE 8
                                  DEFINED TERMS

         8.1 Definitions. In addition to the other defined terms used in this Agreement, the following terms when capitalized have the meanings indicated.

         "Adverse Claim" has the meaning assigned thereto in Section 8.102(a) of the Uniform Commercial Code.

         "Advertising Contracts" means advertising contracts associated with the Faces.

         "Advertising Revenues" means Bowlin's outdoor advertising space revenue (net of discounts, rebates, tradeouts, commercial sales, paper sales, production revenue, agency commissions and revenue attributable to the advertising faces
(i) damaged or in need of repair that are listed in Schedule 3.9(5), and (ii) that will be contributed to Bowlin Travel in the Contribution Agreement) under the Advertising Contracts.

         "Affiliate" will have the meaning ascribed by Rule 12b-2 promulgated under the Exchange Act.

         "Agreement" means this Agreement and Plan of Merger, including the exhibits and schedules, as amended or otherwise modified from time to time.

         "Applicable Law" means any statute, law, rule or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or its property is subject.


         "Average Closing Share Price" means the average of the closing sales prices of a share of Lamar Common Stock as reported on the Nasdaq National Market System for the 30 trading days ending on the last trading day immediately prior to the Closing Date.

         "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than the Employee Plans, that is maintained, administered or contributed to by the employer and covers any employee or former employee of any member of the Bowlin Group.

         "Bowlin Audited Financial Statements" means the audited consolidated balance sheets and related consolidated statements of income, retained earnings and cash flow, and the related notes thereto of Bowlin for the years ended January 31, 1998, 1999 and 2000.

         "Bowlin Financial Statements" means the Bowlin Audited Financial Statements and the Bowlin Interim Financial Statements.

         "Bowlin Group" means, collectively, Bowlin and its subsidiaries (if any).

         "Bowlin Interim Financial Statements" means the unaudited balance sheet, and the related unaudited statements of income, retained earnings and cash flows of Bowlin for the six-month period ended July 31, 2000.

         "Bowlin Latest Balance Sheet" means the latest balance sheet of Bowlin included in the Bowlin Audited Financial Statements.

         "Bowlin Long-Term Debt" means Bowlin's long-term debt (excluding current portions thereof) and any payments on employment contracts and non-competition agreements to which Bowlin (or a predecessor in interest of Bowlin) is a party, including, without limitation, contingent severance obligations.

         "Bowlin Special Meeting" means the special meeting of the Bowlin stockholders for the purpose of approving this Agreement.

         "Business Day" means any day (other than Saturday or Sunday) on which commercial banks in Baton Rouge, Louisiana and Albuquerque, New Mexico are open for business.

         "Closing" means the consummation of the Merger and the other transactions contemplated by this Agreement.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended.


         "Employee Plan" means a plan or arrangement as defined in Section 3(3) of ERISA, that (a) is subject to any provision of ERISA, (b) is maintained, administered or contributed to by any member of the Bowlin Group and (c) covers any employee or former employee of any member of the Bowlin Group.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

         "GAAP" means accounting principles generally accepted in the United States.

         "Governmental Entity" means any court or tribunal of competent jurisdiction in any jurisdiction or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality.

         "Knowledge" means, when given to qualify or limit a representation or warranty otherwise made by Bowlin or Lamar, respectively, the actual knowledge, after reasonable inquiry, of the officers and directors of Bowlin or Lamar, respectively.

         "Lamar Audited Financial Statements" means the audited balance sheets and related statements of income, retained earnings and cash flow, and the related notes thereto of Lamar for the years ended December 31, 1997, 1998 and 1999.

         "Lamar Financial Statements" means the Lamar Audited Financial Statements and the Lamar Interim Financial Statements.

         "Lamar Interim Financial Statements" means the unaudited balance sheet, and the related unaudited statements of income, retained earnings and cash flows of Lamar for the six-month period ended June 30, 2000.

         "Lamar Latest Balance Sheet" means the latest balance sheet of Lamar included in the Lamar Audited Financial Statements.

         "Leases" means any (i) ground lease or (ii) office, warehouse or facility lease (in each of (i) and (ii), whether or not reduced to writing), to which Bowlin (or any predecessor in interest of Bowlin) is subject.

         "Lease Expense" means Bowlin's total lease expense for the real property and structures upon which the Faces are located for the one-month period ended December 31, 1999.

         "Liens" means pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, chattel mortgages, mortgages or deeds of trust, of any kind or nature whatsoever.

         "Material Adverse Effect" means any change in, effect on, or circumstance that, individually or in the aggregate, has had or would reasonably be likely to have a material and adverse effect on the operations, business, prospects, results of operations or financial condition of Lamar on a consolidated basis or Bowlin.

         "Material Contract" means any executory contract, agreement or other understanding, whether or not reduced to writing, that is not cancellable within 30 days, to which Bowlin or its property is subject, which provides for future payments to another Person by the relevant entity or entities of more than $50,000 in the aggregate in any calendar year.

         "Multiemployer Plan" means a plan or arrangement as defined in Section 4001(a)(3) and 3(37) of ERISA.

         "Nasdaq" means the National Association of Securities Dealers Automated Quotation System.

         "Permitted Liens" means (i) Liens securing Bowlin's credit facility,
(ii) Liens for Taxes not yet due and payable, and (iii) mechanics liens and similar Liens incurred in the ordinary course of business that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or cause a Material Adverse Effect with respect to Bowlin.

         "Person" means an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental authority or body, association, unincorporated organization or other entity.

         "Pre-Closing Periods" means all Tax periods ending at or before the Closing Date and, with respect to any Tax period that includes but does not end at the Closing Date, the portion of such period that ends at and includes the Closing Date.

         "Proceedings" means any suit, action, proceeding, dispute or claim before or investigation by any Governmental Entity.

         "Proxy Statement/Prospectus" means (a) the proxy statement of Bowlin to be included in the Registration Statement for the purpose of soliciting proxies from the Bowlin stockholders to vote in favor of the adoption of this Agreement at the Bowlin Special Meeting, and (b) the prospectus of Lamar to be used for the purpose of offering the Lamar Common Stock to be issued to the Bowlin stockholders upon consummation of the Merger, together with any accompanying letter to stockholders, notice of meeting and form of proxy.

         "Registration Statement" means the registration statement on Form S-4, including the Proxy Statement/Prospectus, to be filed by Lamar with the SEC for the purpose, among other things, of registering the Lamar Common Stock which will be issued to the Bowlin stockholders upon consummation of the Merger.

         "Returns" means all returns, reports, estimates, declarations and statements of any nature relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.


         "Spin-Off" means the series of transactions contemplated by Bowlin whereby the assets and liabilities of Bowlin directly related to the operation of Bowlin's travel centers will be contributed to Bowlin Travel, and, upon completion and satisfaction of all approvals and other requirements from the SEC and all other necessary parties, Bowlin would declare and distribute as a dividend to the stockholders of Bowlin, shares of Bowlin Travel proportionate to each stockholder's current holdings of common stock in Bowlin.

         "Spin-Off Date" means the date the shares of Bowlin Travel are distributed to the shareholders of Bowlin.

         "Taxes" means any federal, state, local or other taxes (including, without limitation, income, alternative minimum, franchise, property, sales, use, lease, excise, premium, payroll, wage, employment or withholding taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties and additions to tax).

         "Working Capital" means the consolidated or combined current assets of the relevant entity less the consolidated or combined current liabilities of Bowlin.

                                    ARTICLE 9
                                  MISCELLANEOUS

         9.1 Notices. All notices under this Agreement must be in writing and will be deemed to have been given upon receipt of delivery by: (a) personal delivery to the designated individual; (b) certified or registered mail, postage prepaid, return receipt requested; (c) a nationally recognized overnight courier service (against a receipt therefor); or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or to such other address as to which any party hereto may have notified the other in writing:

If to Lamar, to:

         Lamar Advertising Company
         5551 Corporate Boulevard
         Baton Rouge, Louisiana 70808
         Attn: James R. McIlwain
         Facsimile transmission no.: (225) 926-1005

With a copy to:

         Jones, Walker, Waechter, Poitevent Carrere & Denegre, L.L.P. Fifth Floor, Four United Plaza
         8555 United Plaza Boulevard
         Baton Rouge, Louisiana 70809-7000
         Attn: Brad J. Axelrod
         Facsimile transmission no.: (225) 231-3336


If to Bowlin, to:

         Bowlin Outdoor Advertising & Travel Centers Incorporated
         150 Louisiana N.E.
         Albuquerque, New Mexico  87108
         Attn: Michael Bowlin
         Facsimile transmission no.:  (505) 266-1422

With a copy to:

         Squire, Sanders & Dempsey L.L.P.
         40 North Central Ave.,
         Suite 2700
         Phoenix, AZ 85044
         Attn: Christopher D. Johnson
         Facsimile transmission no.: (602) 253-8129

         9.2 Headings; Gender. When a reference is made in this Agreement to a section, exhibit or schedule, such reference will be to a section, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement will include the other genders, whether used in the masculine, feminine or neuter gender, and the singular will include the plural and vice versa, whenever and as often as may be appropriate.

         9.3 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents, exhibits and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements, and understandings and communications, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

         9.4 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

         9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under it will be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties.

         9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party.

         9.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same document.


         9.8 AMENDMENT. This Agreement may only be amended by an instrument in writing signed by each of the parties to this Agreement.

         9.9 Effect of Spin-Off on Certain Bowlin Representations and Warranties. The parties acknowledge and agree that Bowlin has proposed, and Lamar has accepted, that Bowlin will not be deemed to be in breach of this Agreement by failing to disclose against the representations and warranties set forth in Sections 3.11, 3.15, 3.17, 3.19, 3.20(a), 3.23(a) and 3.26 with respect to any asset, liability, act, event or circumstance relating solely to (i) Bowlin's travel center line of business prior to the Spin-Off, and (ii) Bowlin Travel after the Spin-Off; provided, however, that to the extent that such non-disclosure would cause a failure of the closing condition set forth in
Section 6.2(a), Lamar shall be entitled to assert such matter as a basis for not closing the transactions contemplated herein.

         IN WITNESS WHEREOF, the parties to this Agreement have caused it to be signed by their respective duly authorized officers as of the date first above written.

                                LAMAR ADVERTISING COMPANY


                                By:      /s/ Kevin P. Reilly, Jr.
                                   --------------------------------------------
                                Name:    Kevin P. Reilly, Jr.
                                Title:   President, Chief Executive Officer

                                LAMAR SOUTHWEST ACQUISITION CORPORATION


                                By:      /s/ Kevin P. Reilly, Jr.
                                   --------------------------------------------
                                Name:  Kevin P. Reilly, Jr.
                                Title:   President, Chief Executive Officer

                                BOWLIN OUTDOOR ADVERTISING &
                                TRAVEL CENTERS INCORPORATED


                                By:      /s/ Michael Bowlin
                                   --------------------------------------------
                                Name:    Michael Bowlin
                                Title:   Chairman of the Board, Chief Executive
                                         Officer and President

                                   EXHIBIT A

                             CONTRIBUTION AGREEMENT

                 See Annex B to this proxy statement/prospectus

                                                                      EXHIBIT B

                               ARTICLES OF MERGER
                                       of
                     LAMAR SOUTHWEST ACQUISITION CORPORATION
                             (a Nevada corporation)
                                  with and into
            BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED
                             (a Nevada corporation)

       (Filed pursuant to Section 92A.200 of the Nevada Revised Statutes)

         The undersigned corporation, acting pursuant to Section 92A.200 of the Nevada Revised Statutes, hereby certifies as follows:

         1. The name and jurisdiction of organization of each constituent corporation are as follows:

Name                                              Jurisdiction of Organization
Lamar Southwest Acquisition Corporation           Nevada corporation
(the "Merging Corporation")

Bowlin Outdoor Advertising & Travel Centers, Incorporated   Nevada corporation
(the "Surviving Corporation")

         2. An Agreement and Plan of Merger dated October 3, 2000 by and among Lamar Advertising Company, a Delaware corporation, and the Merging Corporation, on the one hand, and the Surviving Corporation, on the other (the "Merger Agreement"), providing for the merger of the Merging Corporation with and into the Surviving Corporation (the "Merger"), has been adopted by the Merging Corporation and the Surviving Corporation.

         3. The Merger Agreement was approved by the written consent of the sole stockholder of the Merging Corporation.

         4. The Merger Agreement was submitted to a vote of the stockholders of the Surviving Corporation pursuant to Chapter 92A of the Nevada Revised Statutes. The stockholders of the Surviving Corporation approved the Merger Agreement, with ____ votes cast, ____ of which were cast to approve the Merger Agreement and _____ of which were cast against the Merger Agreement.

         4. The Articles of Incorporation of the Surviving Corporation will be amended and restated in the form attached to these Articles of Merger as Exhibit "A" (the "Amended Articles"). The Amended Articles will change the name of the Surviving Corporation to Lamar Southwest, Inc.

         5. A copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808.

         These Articles of Merger have been executed on this ____ day of ________, 2001 by the Surviving Corporation.

                                   BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS
                                   INCORPORATED


                                   By:
                                      ----------------------------------------
                                Name:
                                      Title:

                                                                       EXHIBIT C

                           FORM OF AFFILIATES' LETTER


                                     [Date]


Mr. Keith Istre, Vice President and Chief Financial Officer
Lamar Advertising Company
5551 Corporate Blvd.
Baton Rouge, LA 70808

Dear Mr. Istre:

         Pursuant to the Agreement and Plan of Merger dated October 3, 2000 (the "Merger Agreement") by and among Lamar Advertising Company, a Delaware corporation ("Lamar"), and Lamar Southwest Acquisition Corporation, a Nevada corporation and a wholly owned subsidiary of Lamar ("NewCo"), on the one hand, and Bowlin Outdoor Advertising & Travel Centers Incorporated, a Nevada corporation ("Bowlin"), I will receive shares of Lamar's Class A Common Stock, $.001 par value per share (the "Lamar Stock"). I am aware and acknowledge that as a director or executive officer of Bowlin or the beneficial owner of 10% or more of the outstanding common stock of Bowlin, I may be deemed an "affiliate" of the Company as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and the regulations promulgated under the Securities Act.

         I understand that, as a result of my status as an affiliate of Bowlin, I may not resell or otherwise dispose of the shares of Lamar Stock that I acquire pursuant to the Merger Agreement (the "Acquired Shares") except in compliance with Rule 145 promulgated under the Securities Act.

         On the basis of the foregoing, and in consideration of the delivery to me of the Acquired Shares, I agree that I will not, directly or indirectly, offer, sell, transfer, pledge or otherwise alienate, encumber or dispose of any of the Acquired Shares in violation of the Securities Act or the rules and regulations promulgated under it.


                                          Very truly yours,

                                                                       ANNEX B

                             CONTRIBUTION AGREEMENT

         THIS CONTRIBUTION AGREEMENT (this "Agreement") is entered into as of the 1st day of November, 2000 (the "Contribution Date") by and between BOWLIN TRAVEL CENTERS, INC., a Nevada corporation (the "Company"), and BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED, a Nevada corporation ("BOWLIN").

                                    RECITALS

         A. BOWLIN owns and operates both travel centers and outdoor advertising displays in the Southwestern United States. Under its travel centers business segment, BOWLIN owns or leases and operates fifteen full-service travel centers located along interstate highways in Arizona and New Mexico, which offer brand name food and gasoline and a variety of Southwestern merchandise to the traveling public (the "Travel Centers Business").

         B. The Company was formed by BOWLIN on August 8, 2000, as a Nevada corporation and is a wholly owned subsidiary of BOWLIN.

         C. BOWLIN wishes to contribute the Travel Centers Business to the Company in exchange for which BOWLIN shall receive shares of common stock in the Company subject to the terms and conditions of this Agreement.

         D. BOWLIN and the Company intend to treat BOWLIN's contribution of the Travel Centers Business to the Company as a transfer of assets in return for control of the Company in accordance with Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

         E. BOWLIN is a party to an Agreement and Plan of Merger by and among BOWLIN, Lamar Advertising Company ("Lamar"), and Lamar Southwest Acquisition Corporation, dated as of October 3, 2000 (the "Merger Agreement"), pursuant to which Lamar Southwest Acquisition Corporation will merge with and into BOWLIN (the "Merger").

         F. Immediately prior to consummation of the Merger, BOWLIN intends to distribute its shares of the Company's common stock to BOWLIN's shareholders (the "Spin-Off").

         In consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, BOWLIN and the Company agree as follows:

         All capitalized terms used herein shall have the meanings ascribed to them in Appendix A hereto.

                                   SECTION 1
                        CONTRIBUTION OF ASSETS BY BOWLIN

         1.1 CONTRIBUTION OF THE ASSETS.

               (a) Subject to the terms and conditions of this Agreement, on the Contribution Date, BOWLIN hereby assigns, transfers, and delivers to the Company, as a contribution, and in an "as is, where is" condition, all of the assets, properties, and business of every kind and description, wherever located whether real, personal, or mixed, tangible or intangible, owned or held, that are used primarily in the conduct of the Travel Centers Business by BOWLIN as the same shall exist on the Contribution Date (collectively, the "Assets), including without limitation, all assets and property shown on the Contributed Business Balance Sheet, and all right, title, and interest of BOWLIN in, to, and under:

                  (i) The real property listed and described in Schedule 1.1(a)(i) (the "Real Property");

                  (ii) The outdoor advertising faces and underlying structures listed and described in Schedule 1.1(a)(ii) (the "Faces");

                  (iii) The machinery, equipment, furniture, vehicles, and other tangible property, other than Inventory (including, without limitation, maintenance and operating supplies, fuel, and spare parts for such machinery and equipment), used primarily in connection with the Travel Centers Business and listed and described in Schedule 1.1(a)(iii) (collectively, the "Equipment");

                  (iv) The raw materials, finished goods, work-in-process, supplies, and inventories, used or usable primarily in connection with the Travel Centers Business (collectively, the "Inventory");

                  (v) Those patents, copyrights, trademarks, trade names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs, and other intangible property, and any applications for the same, used primarily in the Travel Centers Business (and the use of and any right in and to the name "BOWLIN") and described in Schedule 1.1(a)(v) and all goodwill associated with such intangible property (collectively, the "Intangible Property");

                  (vi) The leases of certain real property used or usable primarily in connection with the Travel Centers Business described in Schedule 1.1(a)(vi), together with all fixtures, office equipment, furnishings, furniture, and other tangible property located at such property and (collectively, the "Leased Property");

                  (vii) All of BOWLIN's rights, claims, credits, causes of action, or rights of setoff against third parties relating solely to the Assets and the Travel Centers Business, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties (collectively, "Claims");

                  (viii) Those contracts, agreements, leases, licenses, and other instruments, arrangements and commitments being assumed by the Company pursuant to Section 1.3 of this Agreement (collectively, "Rights");

                  (ix) All certificates of occupancy and other transferable licenses, permits, registrations, authorizations, use agreements, orders, or approvals of governmental or quasi-governmental agencies and authorities (whether federal, state, local, municipal, or foreign) or private parties relating solely to the construction, use, operation, or enjoyment of the Travel Centers Business (collectively, "Permits");

                  (x) All accounts receivable arising out of sales in the ordinary and usual course of the operation of the Travel Centers Business prior to the close of business on the Contribution Date (collectively, "Receivables");

                  (xi) All transferable bonds or deposits made by BOWLIN or its predecessors in title (or its agents) with any governmental agency or authority or with any utility company or third party relating solely to the construction, use, operation, or enjoyment of the Assets;

                  (xii) All prepaid rentals and other prepaid expenses for goods or services arising from payments made by BOWLIN prior to the close of business on the Contribution Date in the ordinary and usual course of the operation of the Travel Centers Business and related solely to the Assets;

                  (xiii) Originals or copies of all books, records, files, and papers, whether in hard copy or computer format, used in the Travel Centers Business, including without limitation, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, lists of present and former suppliers, and personnel and employment records and, with respect to information relating to any Tax, only information that is necessary for the preparation of Tax returns to be filed by the Company after the Contribution Date or the determination of the tax basis of the Assets (collectively, "Files and Records");

                  (xiv) All lists of present, and, to the extent available, future customers of the Travel Center Business and goodwill associated with the Assets; and

                  (xv) All cash and other monetary assets attributable solely to the Travel Center Business and all bank accounts listed on Schedule 1.1(xv).

         1.2 CONVEYANCE INSTRUMENTS. In order to effectuate the contribution of the Assets and the assumption of the Assumed Liabilities by the Company, BOWLIN and the Company have, or will hereafter, execute and deliver, or cause to be executed and delivered, all such documents or instruments of assignment, transfer, or conveyance, in each case dated as of the Contribution Date (collectively, the "Conveyance Instruments"), necessary or appropriate to vest in or confirm title to the Assets to the Company.

         1.3 ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and agreements of the parties contained herein, the Company hereby assumes and agrees to pay, perform, discharge and fulfill the following liabilities and obligations (collectively, the "Assumed Liabilities"):


                           (i) all of the liabilities and obligations set forth
               on Schedule 1.3, and

                           (ii) any and all liabilities and obligations, whether
               known or unknown, absolute or contingent, arising before, on or after the Contribution Date and directly relating to (A) any of the Assets or (B) any act, event or occurrence involving the ownership or use of the Assets or the conduct of the Travel Centers Business by either BOWLIN or the Company.

         1.4 EXCLUDED LIABILITIES. Notwithstanding any provision of this Agreement or any Conveyance Instrument to the contrary, the Company is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of BOWLIN (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising hereafter, and all such other liabilities and obligations shall be retained by and remain liabilities of BOWLIN (all of such liabilities and obligations not being assumed hereinafter referred to as the "Excluded Liabilities").

                                   Section 2
                   EVENTS OCCURRING ON THE CONTRIBUTION DATE

         2.1 DELIVERIES BY BOWLIN AND THE COMPANY. Contemporaneously with the execution hereof, and subject to Section 4.1(a), each of BOWLIN and the Company has duly executed and delivered to the other the following:

               (a) The Conveyance Instruments to effect the contribution of the Assets to the Company and the assumption of the Assumed Liabilities by the Company;

               (b) A copy of the resolutions of its Board of Directors, certified by its Secretary, authorizing or ratifying its execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby;

               (c) A copy of its Articles of Incorporation certified as of a date within five (5) days of the Contribution Date by the Secretary of State (or equivalent official) of Nevada;

               (d) A certificate from the Secretary of State (or equivalent official) of Nevada as to its good standing in Nevada certified as of a date within five (5) days of the Contribution Date; and

               (e) The executed counterpart copies of all consents, approvals, authorizations, and Permits, if any, from third parties referred to in Section 4.1(a) hereof.

         2.2 EFFECT OF CONTRIBUTIONS. In exchange for the transfer of the Assets to, and assumption of the Assumed Liabilities by, the Company, BOWLIN shall receive

_________shares of the common stock of the Company (equal to the total number of outstanding shares of common stock of Bowlin, on the Contribution Date).


                                   SECTION 3
                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF BOWLIN

               (a) ORGANIZATION. BOWLIN is a corporation which is duly organized, validly existing, and in good standing under the laws of Nevada, with the corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The copies of the Articles of Incorporation and all amendments thereto of BOWLIN, as certified by the Secretary of State (or equivalent official) of Nevada, and the Bylaws, as amended to date, of BOWLIN, as certified by its Secretary and delivered to the Company, are true, complete, and correct copies of the Articles of Incorporation and Bylaws, as amended and presently in effect, of BOWLIN.

               (b) AUTHORITY. BOWLIN has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by BOWLIN of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors of BOWLIN; no other corporate proceedings on the part of BOWLIN or any other person or entity, whether pursuant to the Articles of Incorporation or Bylaws of BOWLIN or by law or otherwise, are necessary to authorize BOWLIN to enter into this Agreement or to consummate the transactions contemplated hereby; and this Agreement is the legal, valid, and binding obligation of BOWLIN.

               (c) NO VIOLATIONS. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby:

                  (i) Requires any filing or registration with, or consent, authorization, approval, or permit of, any governmental or regulatory authority on the part of BOWLIN;

                  (ii) Violates or will violate (A) any order, writ, injunction, judgment, decree, or award of any court or governmental or regulatory authority, or (B) to the knowledge of BOWLIN, violates or will violate any law of any governmental or regulatory authority to which BOWLIN or any of its properties or assets are subject;

                  (iii) Violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the Articles of Incorporation or Bylaws of BOWLIN; or

                  (iv) Except as set forth on Schedule 3.1(c), violates or breaches or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which BOWLIN is a party or by which its properties may be bound, or (ii) will cause, or give any person grounds to cause, to be accelerated (with notice or lapse of time or both) the maturity of, or will increase, any liability or obligation of BOWLIN which violation, breach, default, liability, or obligation, individually or in the aggregate, is or would be material to the business or financial condition of BOWLIN or the Travel Centers Business taken as a whole.

         3.2 REPRESENTATION AND WARRANTIES OF THE COMPANY

         (a) ORGANIZATION. The Company is a corporation which is duly organized, validly existing, and in good standing under the laws of Nevada, with the corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The copies of the Articles of Incorporation and all amendments thereto of the Company, as certified by the Secretary of State (or equivalent official) of Nevada, and the Bylaws, as amended to date, of the Company, as certified by its Secretary and delivered to the Company, are true, complete, and correct copies of the Articles of Incorporation and Bylaws, as amended and presently in effect, of the Company.

         (b) AUTHORITY. The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors of the Company; no other corporate proceedings on the part of the Company or any other person or entity, whether pursuant to the Articles of Incorporation or Bylaws of the Company or by law or otherwise, are necessary to authorize the Company to enter into this Agreement or to consummate the transactions contemplated hereby; and this Agreement is the legal, valid, and binding obligation of the Company.

         (c) NO VIOLATIONS. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby:

                  (i) Requires any filing or registration with, or consent, authorization, approval, or permit of, any governmental or regulatory authority on the part of the Company;

                  (ii) Violates or will violate (A) any order, writ, injunction, judgment, decree, or award of any court or governmental or regulatory authority, or (B) to the knowledge of the Company, violates or will violate any law of any governmental or regulatory authority to which the Company or any of its properties or assets are subject;

                  (iii) Violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the Articles of Incorporation or Bylaws of the Company; or

                  (iv) Except as set forth on Schedule 3.2(c), violates or breaches or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which the Company is a party or by which its properties may be bound, or (ii) will cause, or give any person grounds to cause, to be accelerated (with notice or lapse of time or both) the maturity of, or will increase, any liability or obligation of the Company which violation, breach, default, liability, or obligation, individually or in the aggregate, is or would be material to the business or financial condition of the Company or the Travel Centers Business taken as a whole.

                                   SECTION 4
                            COVENANTS OF THE PARTIES

         4.1 CONSENTS, PERMITS, ETC.

               (a) BOWLIN (i) has maintained in full force and effect and renewed, when required, all Permits, and (ii) has obtained, or will obtain at the earliest practicable date hereafter, all consents, approvals, governmental filings, authorizations, and Permits necessary for (A) the consummation of the transactions contemplated by this Agreement, and (B) the continued conduct of the Travel Centers Business by the Company after the Contribution Date as it is presently conducted by BOWLIN, and delivers herewith, or will deliver when obtained hereafter, to the Company copies of each such consent, approval, governmental filing, authorization, and Permit.

               (b) To the extent that any of the contracts, leases, agreements, Permits, plans, commitments, purchase orders, or other binding arrangements relating to the Assets cannot be assumed by or assigned to the Company without the consent of another party, and such consent has not been obtained as of the Contribution Date, each of the parties hereto agrees to cooperate with the other to obtain such consents. BOWLIN will promptly pay to the Company when received all monies received by BOWLIN under any such agreements.

         4.2 EMPLOYEE MATTERS.

               (a) Schedule 4.2 sets forth a list of the name, title, current annual compensation rate (including bonus and commissions) of each employee engaged primarily in the operation of the Bowlin Travel Centers Business (the "Travel Centers Business Employees") as well as any employment, consulting, employee confidentiality or similar agreements of each Travel Centers Business Employee.

               (b) The Company shall offer employment with the Company to each of the Travel Centers Business Employees on the same terms and conditions of employment as they currently enjoy under Bowlin. All such Travel Centers Business Employees who are offered employment by the Company and who accept such employment shall be collectively referred to as the "Transferred Employees."

               (c) Except as specifically provided for in this Agreement, the Company covenants and agrees to assume all responsibility and liability with respect to the accrued benefits (including any claims with respect to any medical benefits that were incurred but not reported prior to the Contribution
Date) of the Travel Centers Business Employees (including any beneficiary or dependent thereof) under BOWLIN employee welfare benefit plans, employee pension benefit plans, and employee fringe benefit arrangements and any other liabilities or obligations relating to BOWLIN employee benefits or compensation (including accrued vacation and sick pay, if any), for periods ending on or prior to the Contribution Date.

         (d) On the Contribution Date, BOWLIN and the Company will enter into an amendment (the "401(k) Amendment") to BOWLIN's 401(k) Plan (the "Plan") whereby the Company will (i) expressly assume the obligation to maintain the Plan as successor employer, (ii) after the closing of the Merger, cause the assets held in the Plan accounts of employees who remain employed by BOWLIN to be transferred from the Plan to The Lamar Savings and Profit Sharing Plan Trust,
(iii) report the transfer of Plan assets to any employees and regulatory authorities as required by Applicable Law. The Company will execute any and all documents as needed for the 401(k) Amendment to comply with IRS requirements and will provide BOWLIN with copies of any IRS filings. The Company will provide a list of all participating employees to BOWLIN at Closing.

                                   SECTION 5
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         5.1 SURVIVAL. The representations, and warranties of BOWLIN contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith will not survive the Closing. The representations, warranties and covenants of the Company contained herein and the obligations of the Company arising under this Section 5, will survive indefinitely.

         5.2 INDEMNIFICATION BY THE COMPANY. (a) The Company and its successors and assigns, jointly and severally, hereby agree to indemnify and hold harmless BOWLIN, and upon consummation of the Merger, Lamar, and each of BOWLIN's and Lamar's directors, officers, shareholders, employees, Affiliates, successors and assigns (each a "BOWLIN Indemnitee") and will reimburse the Bowlin Indemnitees for, from and against:

               (a) any and all losses, liabilities, claims, demands, penalties, fines, settlements, damages, or expenses (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and professional advisors) (collectively, "Losses") incurred by any of the Bowlin Indemnitees:

                  (i) arising under federal, state or local environmental laws and arising out of or in connection with the Travel Center Business or the ownership or operation of any of the Assets or Assumed Liabilities;

                  (ii) resulting from any labor or employment dispute arising out of or in connection with the operation of the Travel Center Business or otherwise involving a Travel Centers Business Employee; and

                  (iii) any attempt (whether or not successful) by any Person to cause or require Bowlin to discharge or pay any Assumed Liability, or otherwise arising out of or relating to any Assumed Liability.

               (b) any and all tax liabilities for which the Company provides indemnification to BOWLIN as set forth in the Tax Agreement between the Company and BOWLIN, dated as of the date of this Agreement and attached hereto as Exhibit A.

         5.3 CONTROL OF LITIGATION.

               (a) The BOWLIN Indemnitees agree to give prompt notice to the Company of the assertion of any third party claim, or the commencement of any third party suit, action, or proceeding in respect of which indemnity may be sought under Section 5.2 of this Agreement and of any Loss which any such Indemnitee deems to be reimbursable under Section 5.2 of this Agreement (specifying with reasonable particularity the basis therefore) and will give the Company such information with respect thereto as the Company may reasonably request; provided, however, that the failure to give such notice by the Indemnitee shall not abrogate Indemnitee's rights hereunder unless such failure materially impairs the rights or ability of the Company to defend the suit, action or proceeding or to otherwise provide indemnification to the Indemnitee. The Company may, at its own expense, participate in and, upon notice to such Indemnitee, assume the defense of any such suit, action or proceeding, provided that the Company's counsel is reasonably satisfactory to such Indemnitee. The Company shall thereafter consult with such Indemnitee upon such Indemnitee's reasonable request for such consultation from time to time with respect to such suit, action, or proceeding, and the Company shall not, without such Indemnitee's consent, which consent shall not be unreasonably withheld, settle or compromise any such suit, action or claim. If the Company assumes such defense, such Indemnitees shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by the Company. In the event that the Company, within ten days after the notice of any such action or claim, does not assume the defense thereof, the Indemnitee will have the right to undertake the defense, compromise or settlement of any action, claim or proceeding for the account of the Company. For any period during which the Company has not assumed the defense thereof, the Company shall be liable for the fees and expenses of counsel employed by any Indemnitee. If the Indemnitees conduct the defense thereof, the Indemnitees shall consult with the Company upon the Company's reasonable request for such consultation with respect to such suit, action or proceeding and the Indemnitees shall not, without the Company's consent, which consent shall not be unreasonably withheld, settle or compromise any such suit, action or claim. Whether or not the Company chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

               (b) The Company shall not be liable under Section 5.2 hereof with respect to any Loss resulting from a claim or demand the defense of which the Company was not offered the opportunity to assume to the extent the Company's liability under Section 5.2 hereof is materially prejudiced as a result thereof. No investigation by any BOWLIN Indemnitee or BOWLIN Indemnitee Affiliate prior to the Contribution Date shall relieve the Company of any liability hereunder.

         5.4 TRANSFER TAXES. The Company shall pay, or cause to be paid, all Taxes or recording fees imposed on any transfers by BOWLIN of real property and tangible and intangible personal property, including without limitation Intellectual Property, applicable to the transfers of the Assets contemplated by this Agreement and all sales and use Taxes applicable to transfers by BOWLIN of the Assets contemplated by this Agreement.


                                    SECTION 6
                                   ARBITRATION

         If any dispute arises out of this Agreement, the Company and BOWLIN shall, upon the request of either party, attend a meeting in Baton Rouge, Louisiana (or, if the Merger has not been consummated, in Albuquerque, New Mexico) to attempt a resolution of the dispute. If the Company and BOWLIN fail to resolve all differences at the end of the meeting, they will jointly request the American Arbitration Association to appoint an arbitrator in Baton Rouge, Louisiana (or, if the Merger has not been consummated, in Albuquerque, New Mexico) to settle the dispute in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. If either party fails to join in making a joint request for arbitration, then the other party may make the request unilaterally after giving ten days notice to the party refusing to join in the request for arbitration. The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s); provided, however, that if the dispute is resolved by agreement of the Company and BOWLIN following the designation of an arbitrator, the Company and BOWLIN each will pay one-half of any costs and expenses of the arbitrator already designated. The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.

                                   SECTION 7
                            MISCELLANEOUS PROVISIONS

         7.1 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

         7.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requests or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.2, with appropriate notice in accordance with Section 7.7 of this Agreement.

         7.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any party may assign any of its rights hereunder but only with the consent of the other party hereto, which consent shall not be unreasonably withheld, but no such assignment shall relieve it of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors and permitted assigns, any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.

         7.4 FURTHER ASSURANCES. From time to time, at the request of BOWLIN or the Company and without further consideration, each party, at its own expense, will execute and deliver such other documents, and take such other action, as BOWLIN or the Company may reasonably request in order to consummate more effectively the transactions contemplated hereby. BOWLIN hereby constitutes and appoints, effective as of the Contribution Date, the Company and its successors and permitted assigns as the true and lawful attorney of BOWLIN with full power of substitution in the name of the Company or in the name of BOWLIN, but for the benefit of the Company, to collect for the account of the Company any items of Assets and to institute and prosecute all proceedings which the Company may in its reasonable discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Assets, and to defend or compromise any and all actions, suits, or proceedings in respect of the Assets. The Company shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. The Company shall, in each instance, give notice to BOWLIN of its exercise of the power of attorney granted to it under this Section 7.4.

         7.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New Mexico (without regard to its conflicts of law doctrines).

         7.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

         7.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         Prior to the Merger

             If to BOWLIN:         BOWLIN Outdoor Advertising & Travel Centers,
                                   Incorporated
                                   150 Louisiana NE
                                   Albuquerque, NM 87108
                                   Attention: President

             with a copy to:       Squire, Sanders & Dempsey L.L.P.
                                   40 North Central Avenue, Suite 2700
                                   Phoenix, Arizona 85004
                                   Attention: Christopher Johnson

         After the Merger

             If to BOWLIN          Lamar Advertising Company
                                   5551 Corporate Boulevard
                                   Baton Rouge, Louisiana 70808
                                   Attn: James R. McIlwain
                                   Facsimile transmission no.: (225) 926-1005

             With a copy to:       Jones, Walker, Waechter, Poitevent Carrere
                                   & Denegre, L.L.P.
                                   Fifth Floor, Four United Plaza
                                   8555 United Plaza Boulevard
                                   Baton Rouge, Louisiana 70809-7000
                                   Attn: Brad J. Axelrod

             If to the Company:    Bowlin Travel Centers, Inc.
                                   150 Louisiana NE
                                   Albuquerque, NM 87108
                                   Attention: President

             with a copy to:       Squire, Sanders & Dempsey L.L.P.
                                   40 North Central Avenue, Suite 2700
                                   Phoenix, Arizona 85004
                                   Attention: Christopher Johnson

         7.8 SPECIFIC PERFORMANCE. Each of the parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

         7.9 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.10 ENTIRE AGREEMENT. This Agreement, the Tax Agreement, and the exhibits, schedules and other documents and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         7.11 SEVERABILITY. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         7.12 EXHIBITS. All Exhibits and Schedules attached hereto are hereby incorporated in and made a part as if set forth in full herein.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                   BOWLIN OUTDOOR ADVERTISING & TRAVEL
                                   CENTERS, INCORPORATED, a Nevada
                                   corporation

                                   /s/ MICHAEL L. BOWLIN
                                   --------------------------------------------
                                   By:  Michael L. Bowlin
                                   Title: President and Chief Executive Officer



                                   BOWLIN TRAVEL CENTERS, INC., a Nevada
                                   corporation

                                   /s/ MICHAEL L. BOWLIN
                                   --------------------------------------------
                                   By:  Michael L. Bowlin
                                   Its: President and Chief Executive Officer

                                   APPENDIX A

                                   DEFINITIONS

         For the purpose of this Agreement, the following terms have the following meanings:

         "Affiliate" means, with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with such other person .

         "Assets" has the meaning ascribed to it in Section 1.1(a) of the Agreement.

         "Assumed Liabilities" has the meaning ascribed to it in Section 1.3 of the Agreement.

         "Claims" means all rights, claims, credits, causes of action, or rights of setoff against third parties relating solely to the Assets, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties and the Travel Centers Business.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contribution Date" means the date on which BOWLIN contributes the Assets to the Company and the Company assumes the Assumed Liabilities under the Agreement.

         "Contributed Business Balance Sheet" means the balance sheet of BOWLIN, setting forth the assets, liabilities and shareholder's equity of the Travel Centers Business, dated as of the Contribution Date.

         "Conveyance Instruments" means all documents or instruments of assignment, transfer, or conveyance, in each case dated as of the Contribution Date as the parties and their respective counsel shall reasonably deem necessary or appropriate to vest in or confirm title to the Assets to the Company.

         "Equipment" means the machinery, equipment, furniture, vehicles, and other tangible property (including, without limitation, maintenance and operating supplies, fuel, and spare parts for such machinery and equipment) used in connection with the Travel Centers Business.

         "Excluded Liabilities" means all liabilities and obligations of BOWLIN (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising after the Contribution date, that are not Assumed Liabilities.

         "Faces" means the outdoor advertising faces and underlying structures owned or leased by BOWLIN on the Contribution Date and used solely in the Travel Centers Business.

         "Files and Records" means originals or copies of all books, records, files, and papers, whether in hard copy or computer format, used in the Travel Centers Business, including without limitation, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, lists of present and former suppliers, and personnel and employment records and, with respect to information relating to any Tax, only information that is necessary for the preparation of Tax returns to be filed by the Company after the Contribution Date or the determination of the tax basis of the Assets.

         "Indemnitor" means the Company, as obligated pursuant to Section 5.2.

         "Intangible Property" means those patents, copyrights, trademarks, trade names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs, and other intangible property, and any applications for the same, used primarily in the Travel Centers Business (including use of and any right in and to the name "BOWLIN") and all goodwill associated with such intangible property.

         "Inventory" means the raw materials, finished goods, work-in-process, supplies, and inventories, with respect to the Travel Centers Business.

         "Leased Property" means real property leased by BOWLIN and used primarily in the Travel Centers Business, together with all fixtures, office equipment, furnishings, furniture, and other tangible property located at such property.

         "Leases" means all leases for the Leased Properties.

         "Merger Agreement" means the Agreement and Plan of Merger by and among BOWLIN, Lamar Advertising Company, and Lamar Southwest Acquisition Corporation, dated as of October 3, 2000.

         "Permits" means all certificates of occupancy and other transferable licenses, permits, registrations, authorizations, use agreements, orders, or approvals of governmental or quasi-governmental agencies and authorities (whether federal, state, local, municipal, or foreign) or private parties relating solely to the construction, use, operation, or enjoyment of the Travel Centers Business.

         "Person" or "person" means an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental authority or body, association, unincorporated organization or other entity.


         "Real Property" means the 15 travel centers owned by BOWLIN and the real property listed and described in Schedule 1.1(a)(i)

         "Receivables" means all accounts receivable arising out of sales in the ordinary and usual course of the operation of the Travel Centers Business prior to the close of business on the Contribution Date.

         "Rights" means those contracts, agreements, leases, licenses, and other instruments, arrangements and commitments being assumed by the Company with respect to the Assets pursuant to Section 1.3 of this Agreement.

         "Spin-Off" means the distribution by BOWLIN of its shares of the Company's common stock to the shareholders of BOWLIN.

         "Tax" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax, or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), and (ii) liability for the payment of any amounts of the type described in (i) as a result of any express obligations to indemnify any other person.

         "Tax Return" i.e. means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

         "Travel Centers Business Employees" means each employee engaged primarily in the operation of the Bowlin Travel Centers Business and set forth on Schedule 4.2.

         "Transferred Employees" means all Travel Centers Business Employees who are offered employment by the Company and who accept such employment.

                        SCHEDULE 1.1(a)(i) REAL PROPERTY


1.       See attached (including location of travel centers)



                            SCHEDULE 1.1(a)(ii) FACES


1.       See attached.



                         SCHEDULE 1.1(a)(iii) EQUIPMENT


1.       See attached.



                     SCHEDULE 1.1(a)(v) INTANGIBLE PROPERTY

1. The trademarks and trade name "The Thing", "Trails West" and "Bowlin's Running Indian", as well as the trademarks Dairy Queen, Dairy Queen/Brazier, Stuckey's, CITGO and EXXON, which are owned by third parties and licensed to BOWLIN, and any and all rights in and to, and use of, the name "BOWLIN".


                       SCHEDULE 1.1(a)(vi) LEASED PROPERTY



                        SCHEDULE 1.3 ASSUMED LIABILITIES

1. All liabilities represented by, or set forth on Contributed Business Balance Sheet.

2. Pursuant to Section 5.12 of the Merger Agreement, if the Merger is consummated, Lamar will pay or will cause the Surviving Corporation (as defined in the Merger Agreement) to pay, up to $1,250,000 of BOWLIN's aggregate costs and expenses associated with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including financial advisory fees, a fairness opinion, legal fees and accounting fees (the "Closing Costs"). The Company expressly assumes the obligation under the Merger Agreement to pay any Closing Costs in excess of $1,250,000.

3. All liabilities and obligations arising under or in connection with any of the following agreements:

o Management Services Agreement, between Bowlin Outdoor Advertising and Travel Centers Incorporated and Bowlin Travel Centers, Inc. dated August 1, 2000.

o Distributor Franchise Agreement, dated as of July 19, 1995, between Bowlin Outdoor Advertising and Travel Centers Incorporated and CITGO Petroleum Corporation.

o Distributor Sales Agreement, dated as of April 1, 1999, between Bowlin Outdoor Advertising and Travel Centers Incorporated and Exxon Company, U.S.A. (a division of Exxon Corporation).

o Lease, dated as of January 12, 1987, between Janet Prince and Bowlin Outdoor Advertising and Travel Centers Incorporated.

o Commercial Lease, dated as of September 21, 1996, between the State of Arizona and Bowlin Outdoor Advertising and Travel Centers Incorporated, as amended.

o Commercial Lease, dated as of March 16, 2000, between the New Mexico Commissioner of Public Lands and Bowlin Outdoor Advertising and Travel Centers Incorporated, as amended.

o Lease Agreement, dated as of June 23, 1989, between Bowlin Outdoor Advertising and Travel Centers Incorporated and Rex Kipp, Jr., as amended.

o Lease, dated as of September 29, 1983, between J.T. and Ida M. Turner and Bowlin Outdoor Advertising and Travel Centers Incorporated.

o Business Lease, dated as of October 1, 1996, between Bowlin Outdoor Advertising and Travel Centers Incorporated and the New Mexico Commission of Public Lands.

o Commercial Lease, dated as of September 21, 1996, between Bowlin Outdoor Advertising and Travel Centers Incorporated and the State of Arizona, as amended.

o        Profit-Sharing 401(k) Plan and Trust.

o "Dairy Queen" Operating Agreement, dated as of March 10, 1983, between Interstate Dairy Queen Corporation and Bowlin Outdoor Advertising and Travel Centers Incorporated d/b/a DQ/B of Edgewood, NM, together with amendments and ancillary agreements related thereto.

o "Dairy Queen" Operating Agreement, dated as of May 1, 1982, between Interstate Dairy Queen Corporation and Bowlin Outdoor Advertising and Travel Centers Incorporated d/b/a DQ/B of Flying C, New Mexico, together with amendments and ancillary agreements related thereto.

o "Dairy Queen" Store Operating Agreement, dated as of November 18, 1986, between Dairy Queen of Southern Arizona, Inc. and Bowlin Outdoor Advertising and Travel Centers Incorporated , together with amendments and ancillary agreements related thereto.

o "Dairy Queen" Operating Agreement, dated as of September 1, 1982, between Interstate Dairy Queen Corporation and Bowlin Outdoor Advertising and Travel Centers Incorporated d/b/a DQ of Bluewater, New Mexico, together with amendments and ancillary agreements related thereto.

o "Dairy Queen" Store Operating Agreement, dated as of February 1, 1984, between Dairy Queen of Arizona, Inc. and Bowlin Outdoor Advertising and Travel Centers Incorporated , together with amendments and ancillary agreements related thereto.

o "Dairy Queen" Operating Agreement, dated as of October 30, 1985, between Interstate Dairy Queen Corporation and Bowlin Outdoor Advertising and Travel Centers Incorporated , as amended.

o "Dairy Queen" Operating Agreement, dated as of June 7, 1989, between Interstate Dairy Queen Corporation and Bowlin Outdoor Advertising and Travel Centers Incorporated d/b/a "DQ" at Butterfield Station, together with amendments and ancillary agreements related thereto.

o Letter of Agreement, dated as of March 1, 1987, between Stuckey's Corporation and Bowlin Outdoor Advertising and Travel Centers Incorporated confirming franchise of Benson, AZ Stuckey's Pecan Shoppe.

o Franchise Agreement, dated as of February 22, 1982, between Stuckey's, Inc. and Bowlin Outdoor Advertising and Travel Centers Incorporated , together with a related Personal Guaranty and Indemnity.

o Credit Agreement with First Security Bank, dated as of November ___, 2000 granting Bowlin Travel Centers, Inc. funds available in the aggregate amount of $_________.

o Lease Agreement between Bowlin Travel Centers, Inc. and Bowlin Outdoor Advertising and Travel Centers Incorporated , dated August 1, 2000.

o Tax Agreement, dated as of November 1, 2000, between the Company and Bowlin.

o Confidentiality Agreement, dated as of September 6, 2000, between Bowlin and Lamar Advertising Company.

4. All liabilities and obligations arising with respect to benefits under, or the operation and maintenance of, (i) the Bowlin Outdoor Advertising and Travel Center Incorporated 401(k) Profit Sharing Plan, (ii) any successor plan thereto, and (iii) any other employee pension plan or welfare benefit plan, maintained by Bowlin or the Company in each case for any period prior to the consummation of the Merger, including without limitation, liabilities and obligations involving deficiencies in reporting for IRS or Department of Labor purposes, tax penalties, and attorney or use fees associated with the use of the IRS voluntary compliance program.

5. Severance obligations under any agreement, whether written or oral, between Bowlin and the Company on the one hand, and any employee of Bowlin or the Company on the other hand, entered into or executed prior to the consummation of the Merger.




                          SCHEDULE 3.1(c) NO VIOLATIONS


                          SCHEDULE 4.2 EMPLOYEE MATTERS

                                    EXHIBIT A

                    TAX SHARING AND DISAFFILIATION AGREEMENT

         TAX SHARING AND DISAFFILIATION AGREEMENT dated as of November 1, 2000, by and between BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS, INC., a Nevada corporation ("Bowlin"), and BOWLIN TRAVEL CENTERS, INC., a Nevada corporation ("Travel Centers").

                                    RECITALS

         A. Pursuant to the Contribution Agreement dated as of the date hereof, by and between Bowlin and Travel Centers (the "Contribution Agreement"), Bowlin has contributed to Travel Centers the assets used in the Travel Centers Business and Travel Centers has assumed the Assumed Liabilities (as more fully described in the Contribution Agreement, the "Contribution"), and Bowlin plans to distribute to the holders of Bowlin Common Stock all of the outstanding shares of Travel Centers Common Stock owned by Bowlin (the "Distribution").

         B. Bowlin and Travel Centers intend that the Contribution will qualify as a transfer to a controlled corporation within the meaning of Section 351 of the Code and/or a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and the Distribution will qualify as a distribution described in
Section 355 of the Code and will not result in the recognition of any taxable gain or income to any shareholder of Bowlin.

         C. Prior to the Distribution Date, Travel Centers will be a member of the Bowlin Affiliated Group and after the Distribution Date Travel Centers will cease to be a member of the Bowlin Affiliated Group for federal income tax purposes.

         D. Travel Centers and Bowlin desire on behalf of themselves and their successors to set forth their rights and obligations with respect to Taxes due for periods before, on and after the Distribution Date.

         E. Capitalized terms used but not defined herein have the meanings set forth in the Contribution Agreement.

                                    AGREEMENT

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

                  1.01 FOR THE PURPOSES OF THIS AGREEMENT:

                  "ACQUIRER" shall have the meaning set forth in Section 2.01(f) of this Agreement.

                  "ACQUISITION" shall have the meaning set forth in Section 2.01(f) of this Agreement.

                  "AGREEMENT" shall mean this Tax Sharing and Disaffiliation Agreement as the same may be amended from time to time.

                  "APPLICABLE FEDERAL RATE" shall have the meaning set forth in
Section 1274(d) of the Code, compounded quarterly.

                  "BOWLIN" shall have the meaning set forth in the preamble to this Agreement.

                  "BOWLIN AFFILIATED GROUP" shall mean the corporations included in the affiliated group, as defined in Section 1504 of the Code, of which Bowlin is the common parent, and any successor group.

                  "BOWLIN TAXES" shall mean any Taxes (excluding Restructuring Taxes and Transaction Taxes) that are attributable to the Outdoor Advertising Business. For purposes of the foregoing, Taxes shall be deemed attributable to the Outdoor Advertising Business to the extent such Taxes are imposed as a result of Tax Items of Bowlin or Travel Centers directly related to the Outdoor Advertising Business; provided, however, that net losses (if any) incurred with respect to the Travel Centers Business on or before the Distribution Date shall be used to offset the income of Bowlin for purposes of determining Bowlin Taxes.

                  "CLAIM" shall have the meaning set forth in Section 5.03(a) of this Agreement.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "CONTRIBUTION" shall have the same meaning set forth in the first recital.

                  "CONTRIBUTION AGREEMENT" shall have the meaning set forth in the first recital.

                  "CONTROLLING PARTY" shall have the meaning set forth in
Section 5.01 of this Agreement.

                  "DISTRIBUTION" shall have the meaning set forth in the first recital.

                  "DISTRIBUTION DATE" means the date on which the Distribution takes place.

                  "FILING PARTY" shall have the meaning set forth in Section
4.01 of this Agreement.

                  "FINAL DETERMINATION" shall mean with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

                  "INDEMNITOR" shall have the meaning set forth in Section 5.02 of this Agreement.

                  "IRS" means the Internal Revenue Service.

                  "LIABLE PARTY" shall have the meaning set forth in Section
4.01 of this Agreement.

                  "OUTDOOR ADVERTISING BUSINESS" means those portions of the business of Bowlin that are not part of the Travel Centers Business.

                  "RESTRUCTURING TAXES" shall mean any Taxes imposed as a result of the Contribution or Distribution. For purposes of filing Bowlin's Tax Return only, Restructuring Taxes shall mean any Tax imposed as a result of any stock or securities of Travel Centers failing to qualify as "qualified property" within the meaning of Section 355(c)(2) of the Code because of the application of
Section 355(e) of the Code (or similar state statute) to the Distribution; provided, however, that Restructuring Taxes shall be calculated by assuming that the aggregate fair market value of the Travel Centers' stock distributed by Bowlin in the Distribution is equal to (a) the product of (i) the mean between the high bid and low asked prices for Travel Centers' stock on its first trading day (as reported in The Wall Street Journal or such other source as Travel Centers deems reliable) and (ii) the total number of outstanding shares of Travel Centers stock immediately after the Distribution, or (b) such other amount as determined by Travel Centers in its reasonable discretion. Travel Centers shall provide Bowlin with written notification of this valuation within five (5) days after the Distribution Date. Notwithstanding any provision of this Agreement to the contrary, if a Claim is successfully asserted by the IRS with respect to Restructuring Taxes, Restructuring Taxes shall be determined in accordance with the Final Determination in connection with such Claim.

                  "TAX" (and with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorum, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental or regulatory authority.

                  "TAX ITEM" means any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credit, receipt, proceeds or any other item or event that increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

                  "TAX RETURN" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  "TRANSACTION TAXES" shall have the meaning set forth in
Section 3.03(c) of this Agreement.

                  "TRAVEL CENTERS" shall have the meaning set forth in the preamble to this Agreement.

                  "TRAVEL CENTERS TAXES" shall mean any Taxes that are attributable or allocable to the Travel Centers Business, Transaction Taxes and Restructuring Taxes; provided, however, that notwithstanding any provision of this Agreement to the contrary, any Restructuring Taxes that are primarily attributable to Bowlin's breach of its representations and warranties under Sections 2.01(i), (j) or (k) shall be regarded as Bowlin Taxes. For purposes of the foregoing, Taxes shall be deemed attributable to the Travel Centers Business to the extent such Taxes are imposed as a result of Tax Items of Bowlin or Travel Centers directly related to the Travel Centers Business; provided, however, that net losses (if any) incurred with respect to the Outdoor Advertising Business on or before the Distribution Date shall be used to offset the income of Travel Centers for purposes of determining Travel Centers Taxes and (to the extent available) shall be used to offset gain in determining the amount of Restructuring Taxes.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

                  2.01 BOWLIN. Bowlin hereby represents and warrants as follows:

                  (a) The Distribution will consist of Bowlin distributing to its shareholders all of its stock in Travel Centers, which will represent 100% of the outstanding shares of Travel Centers. No securities of Travel Centers other than its stock will be distributed to the Bowlin shareholders in the Distribution.

                  (b) Bowlin has engaged in both the Travel Centers Business and Outdoor Advertising Business on an active basis for more than five years prior to the Distribution Date.

                  (c) No intercorporate debt will exist between Bowlin and Travel Centers at the time of, or subsequent to, the Distribution.

                  (d) No part of the consideration to be distributed by Bowlin pursuant to the Distribution will be received by a Bowlin shareholder as a creditor, employee, or in any capacity other than that of a shareholder of Bowlin.

                  (e) The Distribution is being carried out for the corporate business purpose of facilitating a subsequent tax-free acquisition (the "Acquisition") of Bowlin by another corporation ("Acquirer") and such acquisition (i) will not be completed unless Bowlin and Travel Centers are separated, (ii) cannot be accomplished by an alternative non-taxable transaction that does not involve the distribution of Travel Centers' stock in a manner that is not impractical or unduly expensive, (iii) will be by an Acquirer that is not related to Bowlin or Travel Centers, and (iv) will be completed within one year of the Distribution.

                  (f) The total adjusted basis and the fair market value of the assets transferred to Travel Centers by Bowlin pursuant to the Contribution each equals or exceeds the sum of the liabilities assumed by Travel Centers plus any liabilities to which the transferred assets are subject and the liabilities assumed in the Contribution and the liabilities to which the transferred assets are subject were incurred in the ordinary course of business and are associated with the assets being transferred.

                  (g) Payments made in connection with all continuing transactions, if any, between Bowlin and Travel Centers, will be for fair market value based on terms and conditions arrived at by the parties bargaining at arms' length.

                  (h) To the best knowledge of Bowlin, there is no plan or intention by any shareholder who owns 5% or more of the stock of Bowlin to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Bowlin or Travel Centers after the Distribution, other than the merger of Bowlin with a subsidiary of Acquirer in a non-taxable transaction under which the shareholders of Bowlin will exchange their Bowlin shares for shares of Acquirer.

                  (i) Following the Distribution, Bowlin will continue the active conduct of its business, independently and with its separate employees.

                  (j) There is no plan or intention by Bowlin, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Distribution.

                  (k) There is no plan or intention to liquidate Bowlin or to sell or otherwise dispose of the assets of Bowlin after the Distribution, except in the ordinary course of business; provided, however, that there is a plan and intention to merge Bowlin with a subsidiary of Acquirer in a non-taxable transaction under which the shareholders of Bowlin will exchange their Bowlin shares for shares of Acquirer.

                  2.02 TRAVEL CENTERS. Travel Centers hereby represents and warrants as follows:

                  (a) Following the Distribution, Travel Centers will continue the active conduct of its business, independently and with its separate employees.

                  (b) There is no plan or intention by Travel Centers, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Distribution.

                  (c) There is no plan or intention to liquidate Travel Centers, to merge Travel Centers with any other corporation, or to sell or otherwise dispose of the assets of Travel Centers after the Distribution, except in the ordinary course of business.

                  (d) Payments made in connection with all continuing transactions, if any, between Bowlin and Travel Centers, will be for fair market value based on terms and conditions arrived at by the parties bargaining at arms' length.

                                  ARTICLE III
              TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS

                  3.01 OBLIGATIONS TO FILE TAX RETURNS

                  (a) Bowlin shall timely file or cause to be filed all Tax Returns with respect to the Bowlin Affiliated Group, which shall include Travel Centers, for the period beginning prior to the Distribution; provided, however, that Travel Centers shall prepare and forward to Bowlin all federal and state income Tax Returns with respect to the Bowlin Affiliated Group for the period ending January 31, 2001.

                  (b) Travel Centers shall timely file or cause to be timely filed all Tax Returns with respect to the Travel Centers for all periods beginning after the Distribution Date.

                  3.02 OBLIGATION TO REMIT TAXES. Bowlin and Travel Centers shall each remit or cause to be remitted any Taxes due in respect of any Tax Return it is required to file or cause to be filed pursuant to Section 3.01, and shall be entitled to reimbursement for such payments to the extent provided in
Section 3.03.

                  3.03 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS

                  (a) Travel Centers shall be liable for and pay, and shall defend and hold harmless Bowlin and any other Bowlin Indemnitee for, from and against, any and all Losses incurred or suffered by Bowlin or one or more of the Bowlin Indemnitees in connection with (i) any Travel Centers Taxes, (ii) any inaccuracy or breach of any warranty, representation or covenant that is made by Travel Centers pursuant to this Agreement, and (iii) any amount determined to be Travel Centers' liability under Section 3.03(c). In the event that Bowlin receives any refund of or credit for Taxes for which Travel Centers is responsible under this Section 3.03(a), Bowlin shall pay Travel Centers an amount equal to such refund or credit within five business days of Bowlin's receipt of such refund or credit.

                  (b) Bowlin shall be liable for and pay, and shall indemnify, defend, and hold harmless Travel Centers and any other Travel Centers Indemnitee for, from and against, any and all Losses incurred or suffered by Travel Centers or one or more of the Travel Centers Indemnitees in connection with (i) any Bowlin Taxes and (ii) any inaccuracy or breach of any warranty, representation or covenant that is made by Bowlin pursuant to this Agreement; provided, however, that subsequent to the Acquisition, Bowlin shall not be liable with respect to any representation and warranty set forth in Sections 2.01(a) through 2.01(h). In the event that Travel Centers receives any refund of or credit for Taxes for which Bowlin is responsible under this Section 3.03(b), Travel Centers shall pay Bowlin an amount equal to such refund or credit within five business days of Travel Centers' receipt of such refund or credit.

                  (c) Bowlin and Travel Centers will determine the amount of sales, transfer or other similar taxes or fees (including, without limitation, all real estate, patent, copyright and trademark transfer taxes and real estate recording fees, but excluding Restructuring Taxes) payable in connection with the transactions contemplated by the Contribution Agreement (the "Transaction Taxes"). Bowlin and Travel Centers shall each file promptly and timely the Tax Returns for such Transaction Taxes with the appropriate taxing authorities and remit payment of the Transaction Taxes. Travel Centers shall be liable for Transaction Taxes.

                  (d) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing agreements or practices between any member of the Bowlin Affiliated Group (other than Travel Centers) and Travel Centers shall be terminated with respect to the Travel Centers as of the Distribution Date.

                  3.04 PERIOD THAT INCLUDES THE DATE OF DISTRIBUTION. To the extent permitted by law or administrative practice, the taxable year of Travel Centers shall be treated as closing at the close of the Distribution Date. If it is necessary for purposes of this Agreement to determine Travel Centers Taxes or Bowlin Taxes for a taxable year that begins on or before and ends after the Distribution Date and is not treated under this Section 3.04 as closing at the close of the Distribution Date, the determination shall be made by assuming that such taxable year ended on a "closing of the books" basis at the close of the Distribution Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis.

                                   ARTICLE IV
                                    PAYMENTS

                  4.01 GENERAL TAX PAYMENTS. With respect to any Taxes for which one party (the "Liable Party") is liable under Section 3.03 and that are to be remitted in connection with Tax Returns to be filed by the other party (the "Filing Party") after the Distribution Date pursuant to Sections 3.01 and 3.02,
(a) upon the request of the Filing Party, the Liable Party shall promptly provide to the Filing Party all information necessary to enable the Filing Party to file such Tax Returns and (b) assuming compliance by the Liable Party with the Liable Party's obligations under clause (a) (or written waiver by the Filing Party of such compliance), the Filing Party shall, not later than ten (10) days prior to the due date for remitting such Taxes (or, if the due date is within forty-five (45) days after the Distribution Date, as promptly following the Distribution Date as possible) provide the Liable Party with a written request showing in reasonable detail the calculation of the amount of such Liable Party's Taxes (and any other amounts) owing by the Liable Party to the Filing Party pursuant to this Agreement. The Liable Party shall have the right to object in writing to such calculation on or before thirty (30) days after the date on which such request is provided to the Liable Party, on the grounds that there is substantial authority that such calculation is incorrect; provided that if the Liable Party so objects, (i) the Filing Party and the Liable Party shall promptly submit the dispute to an independent accounting or law firm acceptable to both the Filing Party and the Liable Party for prompt resolution, whose decision shall be final and binding on the Filing Party and the Liable Party, and (ii) the party that such accounting or law firm determines has lost the dispute shall pay all of the fees and expenses incurred in connection with submitting such dispute. The Liable Party shall pay to the Filing Party any amount not in dispute on or before the tenth (10th) day following the receipt of such request by the Liable Party, with additional amounts to be paid by the Liable Party (together with interest at the Applicable Federal Rate accruing from the date on which the Tax in issue is due) promptly upon resolution of any objection. Payment under this Section 4.01 of an amount determined by an independent accounting or law firm will not negate any liability of a Liable Party pursuant to this Agreement by reason of a Final Determination.

                  4.02 OTHER PAYMENTS. Other payments due to a party under
Section 3.03 shall be due not later than twenty (20) days after the receipt of notice of a Final Determination to the effect that the indemnified party is liable for an indemnified cost, together with interest at a rate equal to the Applicable Federal Rate from the date on which the indemnifying party receives such receipt, credit or notice.

                  4.03 NOTICE. Bowlin and Travel Centers shall give each other prompt written notice of any payment that may be due under this Agreement.

                                   ARTICLE V
                                   TAX AUDITS

                  5.01 GENERAL. Except as otherwise provided in this Agreement, each of Travel Centers and Bowlin (as the case may be, the "Controlling Party") shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 3.01. Except as provided in Section 5.03, the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice.

                  5.02 INDEMNIFIED CLAIMS IN GENERAL. Bowlin or Travel Centers shall promptly notify the other in writing upon the receipt of an actual notice of assessment by the relevant Taxing authority of any proposed adjustment to a Tax Return that may result in liability of the other party (the "Indemnitor") under this Agreement. If the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and amounts of the proposed adjustments and, subject to additional rights of the Indemnitor in certain circumstances under Section 5.03 of this Agreement, shall permit the Indemnitor to participate in the proceeding at the Indemnitor's own expense. The Indemnitor shall pay all reasonable expenses (including, but not limited to, legal and accounting fees) incurred by the Controlling Party in connection with the assessment or adjustment within seven (7) days after a written request by the Controlling Party.

                  5.03 CERTAIN FEDERAL INCOME TAX CLAIMS

                  (a) Any issues raised by the IRS in any Tax inquiry, audit, examination, investigation, dispute, litigation or other proceeding that would result in liability to the Indemnitor under this Agreement are defined as a Claim (a "Claim"). Except as provided in Section 5.03(d) and notwithstanding any other provision of this Agreement that may be construed to the contrary, the Controlling Party agrees to contest any Claim and not to settle any Claim without prior written consent of the Indemnitor, provided that (i) the Controlling Party shall provide notice to Indemnitor pursuant to Section 5.02 of any Claim, and (ii) within thirty (30) days after such notice is received by the Indemnitor, the Indemnitor shall request in writing that such Claim be contested. If the Indemnitor requests that the Claim be contested in accordance with the preceding sentence and such Claim does not materially prejudice any other IRS claim with respect to matters unrelated to the Claim (other than the Tax calculation), the Indemnitor shall have the right, upon written notice to the Controlling Party and to the extent permitted under applicable law (assuming cooperation of the Controlling Party), to assume the defense of such Claim, including employment of counsel reasonably satisfactory to the Controlling Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnitor declines, fails or is otherwise unable to assume the defense of such Claim, the Controlling Party may employ counsel to defend such Claim and the Indemnitor shall agree to pay (and shall pay) on demand all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by the Controlling Party in connection with contesting such Claim. The party that has assumed defense of a Claim, after reasonable consultation with the other party, shall determine the nature of all actions to be taken to contest such Claim (assuming such determination does not negatively impact any other claim that the IRS may have with respect to matters unrelated to the Claim), including (A) whether any action to contest such Claim shall initially be by way of judicial or administrative proceeding, or both, (B) whether any such Claim shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (C) the court or other judicial body before which judicial action, if any, shall be commenced. To the extent the Indemnitor is not participating, the Controlling Party shall keep the Indemnitor (and, upon request by the Indemnitor, its counsel) informed as to the progress of the contest.

                  (b) If the Indemnitor requests that the Controlling Party accept a settlement of a Claim offered by the IRS and if such Claim may, in the reasonable discretion of the Controlling Party, be settled without prejudicing any claims the IRS may have with respect to matters unrelated to the Claim, the Controlling Party shall either accept such settlement offer or agree with the Indemnitor that the Indemnitor's liability with respect to such Claim shall be limited to the lesser of (i) an amount calculated on the basis of such settlement offer plus interest owed to the IRS on the date that is no more than 45 days after the date of the Indemnitor's request that the Controlling Party accept such Settlement, or (ii) the amount calculated on the basis of a Final Determination.

                  (c) If the Indemnitor elects to have the Controlling Party pay the Tax claimed and seek a refund, the Indemnitor shall lend sufficient funds on an interest-free basis to the Controlling Party (with no net after-tax cost to the Controlling Party), to cover any applicable indemnity obligations of the Indemnitor. To the extent such refund claim is ultimately disallowed, the loan or portion thereof equal to the amount of the refund claim so disallowed shall be applied against the Indemnitor's obligation to make indemnity payments pursuant to this Agreement. To the extent such refund claim is allowed, the Controlling Party shall pay to the Indemnitor all amounts advanced to the Controlling Party with respect to the indemnity obligation within ten (10) days of the receipt of such refund (or if the Controlling Party would have received such refund but for the existence of a counterclaim or other claim not indemnified by the Indemnitor under this Agreement, within ten (10) days of the final resolution of the contest), plus an amount equal to any interest received (or that would have been received) from the IRS that is properly attributable to such amount.

                  (d) Except as provided below, the Controlling Party shall not settle a Claim that the Indemnitor is entitled to require the Controlling Party to contest under Section 5.03(a) without the prior written consent of the Indemnitor. At any time, whether before or after commencing to take any action pursuant to this Section 5.03 with respect to any Claim, the Controlling Party may decline to take action with respect to such Claim and may settle such Claim without the prior written consent of the Indemnitor by notifying the Indemnitor in writing that the Indemnitor is released from its obligations to indemnify the Controlling Party with respect to such Claim (which notification shall release the Indemnitor from such obligations except to the extent the Indemnitor has agreed in writing that it would be willing to have its liability calculated on the basis of a settlement offer, as provided in Section 5.03(b), at that point in the contest) and with respect to any Claim related to such Claim or based on the outcome of such Claim. If the Controlling Party settles any Claim or otherwise takes or declines to take any action pursuant to this paragraph, the Controlling Party shall pay to the Indemnitor any amounts paid or advanced by the Indemnitor with respect to such Claim (other than amounts payable by the Indemnitor in connection with a settlement offer pursuant to Section 5.03(b)), plus interest attributable to such amounts.

                                   ARTICLE VI
                                   COOPERATION

                  6.01 GENERAL. Bowlin and Travel Centers shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments that do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party or any of its subsidiaries. Each party agrees to treat the Contribution and Distribution for all income Tax purposes as not causing the recognition of any income, gain or loss (except for Restructuring Taxes).

                  6.02 COOPERATION WITH RESPECT TO TAX RETURN FILINGS, EXAMINATIONS AND TAX RELATED CONTROVERSIES. Each party shall fully cooperate with the other party and its representatives, in a prompt and timely manner, in connection with the preparation and filing of, and any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return required to be filed by any party pursuant to this Agreement. Such cooperation shall include, but not be limited to, (a) the execution and delivery of any power of attorney required to allow each party and its counsel to participate in or control any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in
Article V of this Agreement, and (b) making available to the other party, during normal business hours, and within fifteen (15) days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter.

                                  ARTICLE VII
                          RETENTION OF RECORDS; ACCESS

                  Bowlin and Travel Centers shall:

                  (a) retain (for a minimum of five (5) years) records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Bowlin Affiliated Group or Travel Centers or for the audit of such Tax Returns; and

                  (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the current or potential review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement or applicable law. At any time after the Distribution Date that a party proposes to destroy such records, documents, accounting data or other information, such party shall first notify the other party in writing and such other party shall be entitled to receive such records, documents, accounting data or other information proposed to be destroyed.

                                  ARTICLE VIII
                                    DISPUTES

                  If Bowlin and Travel Centers cannot agree on any calculation of any liabilities under this Agreement, such calculation shall be made by any independent public accounting firm acceptable to both Bowlin and Travel Centers. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne by the party that such independent public accounting firm determines has lost the dispute.

                                   ARTICLE IX
                           TERMINATION OF LIABILITIES

                  Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall survive indefinitely.

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

                  10.01 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

                  10.02 WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requests or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.02, with appropriate notice in accordance with Section 10.06 of this Agreement.

                  10.03 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any party may assign any of its rights hereunder but only with the consent of the other party hereto, which consent shall not be unreasonably withheld, but no such assignment shall relieve it of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors and permitted assigns, any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.

                  10.04 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New Mexico (without regard to its conflicts of law doctrines).

                  10.05 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.


                  10.06 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     Prior to the Acquisition

               If to Bowlin:        Bowlin Outdoor Advertising & Travel Centers,
                                    Incorporated
                                    150 Louisiana NE
                                    Albuquerque, NM  87108
                                    Attention:  President

             with a copy to:        Squire, Sanders & Dempsey L.L.P.
                                    40 North Central Avenue, Suite 2700
                                    Phoenix, Arizona  85004
                                    Attention:  Christopher Johnson

     After the Acquisition

               If to Bowlin:        Lamar Advertising Company
                                    5551 Corporate Boulevard
                                    Baton Rouge, Louisiana 70808
                                    Attn: James R. McIlwain
                                    Facsimile transmission no.: (225) 926-1005

             With a copy to:        Jones, Walker, Waechter, Poitevent Carrere
                                    & Denegre, L.L.P.
                                    Fifth Floor, Four United Plaza
                                    8555 United Plaza Boulevard
                                    Baton Rouge, Louisiana 70809-7000
                                    Attn: Brad J. Axelrod

          If to the Company:        Bowlin Travel Centers, Inc.
                                    150 Louisiana NE
                                    Albuquerque, NM  87108
                                    Attention:  President

             with a copy to:        Squire, Sanders & Dempsey L.L.P.
                                    40 North Central Avenue, Suite 2700
                                    Phoenix, Arizona  85004
                                    Attention:  Christopher Johnson

                  10.07 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.08 ENTIRE AGREEMENT. This Agreement and the Contribution Agreement (including the exhibits, schedules and other documents and instruments referred to therein) embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  10.09 SEVERABILITY. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    BOWLIN OUTDOOR ADVERTISING &
                                    TRAVEL CENTERS, INCORPORATED,
                                    a Nevada corporation



                                    --------------------------------------------
                                    By:  Michael L. Bowlin
                                    Title: President and Chief Executive Officer



                                    BOWLIN TRAVEL CENTERS, INC., a Nevada
                                    corporation


                                    --------------------------------------------
                                    By:  Michael L. Bowlin
                                    Its: President and Chief Executive Officer

                                                                         ANNEX C


PERSONAL AND CONFIDENTIAL

                                 October 2, 2000

Board of Directors
BOWLIN Outdoor Advertising & Travel
  Centers, Incorporated
c/o Rudy Miller
Miller Capital Corporation
4909 East McDowell Road
Phoenix, AZ 85008

Attention:        Mr. Michael Bowlin
                  Chief Executive Officer

Gentlemen:

You have advised Sanders Morris Harris, Inc. ("SMH") that Lamar Advertising Company ("Lamar") has proposed to acquire via a merger 100% of the outstanding common stock of BOWLIN Outdoor Advertising & Travel Centers, Incorporated ("BOWLIN") pursuant to an Agreement and Plan of Merger (the "Agreement"). Under the Agreement, Lamar proposes to pay a price in the range of approximately $6.30 to $8.00 per share in stock based on the average price of Lamar's common stock for the 30 days prior to Closing (estimated to be in December, 2000). The transaction is expected to involve Lamar issuing 725,000 shares of Lamar common stock. Prior to Closing, certain assets, liabilities and operations of BOWLIN's corporate offices and travel center business will be "spun off" into a new public entity. The terms of the transaction are set forth in the September 20, 2000 draft of the Agreement.

You have requested that SMH act as financial advisor to the Board of Directors of BOWLIN and issue an opinion ("Opinion") as to the fairness, from a financial point of view, to the public shareholders of BOWLIN of the terms of the proposed transaction.

SMH, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.


In arriving at our Opinion, we have, among other things:

BOWLIN
October 2, 2000
Page 2



1. Reviewed a draft of the Agreement and Plan of Merger dated September 20, 2000 (from which we have assumed there will be no material changes in the final Agreement);

2.       Reviewed a Letter of Intent from Lamar dated June 15, 2000;

3. Reviewed BOWLIN audited financials and annual reports for the years ended January 31, 2000 and January 31, 1999;

4. Reviewed BOWLIN unaudited financial statements for the quarters ended July 31, 2000 and April 30, 2000;

5. Reviewed Lamar audited financial statements for the year ended December 31, 1999;

6. Reviewed Lamar unaudited financial statements for the six months ended June 30, 2000;

7. Reviewed Lamar Form S-3 (i.e., prospectus relating to the sale of 26.2 million shares of Lamar by Clear Channel Communications) dated September 8, 2000;

8. Reviewed BOWLIN Form 10 (i.e., registration statement for the travel centers spin-off) draft dated September 14, 2000;

9. Reviewed BOWLIN management's outdoor advertising segment budget for the year ending January 31, 2001;

10. Reviewed historical market prices and trading volume for common stocks of both BOWLIN and Lamar;

11. Reviewed recent Lamar equity research reports provided by Lamar management;

12. Reviewed a 1999 Confidential Memorandum prepared by Miller Capital Corporation regarding the sale of BOWLIN's travel center segment;

13. Reviewed BOWLIN's December 17, 1996 Prospectus prepared by HD Brous & Co., Inc.;

14. Discussed various assets, liabilities and operations of BOWLIN involved in the Transaction; and

15. Reviewed such other financial studies and analyses and performed such other investigations as we deemed appropriate.

BOWLIN
October 2, 2000
Page 3



With your permission, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this Opinion, and have further relied upon the assurances of management of BOWLIN that it is not aware of any facts that will make such information inaccurate or misleading in any respect material to our analysis. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of BOWLIN, nor have we conducted a physical inspection of the properties and facilities of BOWLIN. We have assumed that the financial forecasts provided to us by BOWLIN have been reasonably determined on bases reflecting the best currently available estimates and judgment of BOWLIN's management as to BOWLIN's future financial performance. We have further assumed in our analyses that, in, all material respects, such forecasts and projections will be realized in the amounts and times indicated thereby. We express no view as to such forecasts or the assumptions on which they were based. We have relied as to all legal, accounting and tax matters with respect to the transaction (i.e., the merger and spin-off) on legal counsel, accountants and other financial advisors of BOWLIN. We were not authorized to negotiate the terms of the transaction, and we have based our opinion solely upon the proposed Agreement as negotiated by others. We were not asked to, and we did not, solicit third party offers to acquire all or part of BOWLIN.

For purposes of rendering our Opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the transaction will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either BOWLIN or Lamar are party, as contemplated by the Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the consideration to be received by the public shareholders or the time of such receipt.

Our Opinion is limited to the fairness, from a financial point of view, of the proposed transaction to BOWLIN's public shareholders, and we express no opinion as to the merits of the underlying decision by BOWLIN to engage in the transaction. We are not expressing an opinion herein as to the prices as which the Lamar common stock or any other security will trade following the announcement or consummation of the merger, which may vary depending on any number of factors, many of which are beyond the control of Lamar. We also express no opinion with respect to the price per share or market for the securities to be received by BOWLIN shareholders in the spin-off. This Opinion does not constitute a recommendation to any shareholder of BOWLIN as to how such shareholder should vote with respect to the transaction. Our Opinion necessarily is based upon market, economic and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our Opinion based upon circumstances or events occurring after the date hereof.

We have acted as financial advisor to the Board of Directors of BOWLIN in connection with the transaction and will receive a fee for our services, including for rendering this Opinion. In

BOWLIN
October 2, 2000
Page 4


addition, BOWLIN has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, in the ordinary course of business, we or our affiliates may trade in BOWLIN's or Lamar's common stock for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the financial terms of the proposed transaction are fair to the public shareholders of BOWLIN from a financial point of view.

                                     SANDERS MORRIS HARRIS INC.


                                     By:  /s/ G. Clyde Buck
                                         ----------------------
                                         G. Clyde Buck
                                         Managing Director

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") grants Lamar the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of Lamar, or is or was serving at the request of Lamar as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Lamar, and with to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of Lamar where the person involved is adjudged to be liable to Lamar except to the extent approved by a court.

         Lamar's By-laws provide that any person who is made a party to any action or proceeding because such person is or was a director or officer of Lamar will be indemnified and held harmless against all claims, liabilities and expenses, including those expenses incurred in defending a claim and amounts paid or agreed to be paid in connection with reasonable settlements made before final adjudication with the approval of the board of directors, if such person has not acted, or in the judgment or the stockholders or directors of Lamar has not acted, with willful or intentional misconduct. The indemnification provided for in Lamar's By-laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law.

         Lamar's Certificate of Incorporation provides that directors of Lamar will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director's duty of loyalty to Lamar or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

         The Company carries Directors' and Officers' insurance which covers its directors and officers against certain liabilities they may incur when acting in their capacity as directors or officers of the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)    See Exhibit Index immediately following the signature page.

         (b)    Not applicable.

         (c)    (1)   Opinion of Sanders  Morris Harris Inc.  (included as
                      Annex C to the proxy statement/prospectus which is a part of this registration statement).

ITEM 22. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
                Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b)    (1)   The undersigned registrant hereby undertakes as follows:
                      that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on November 13, 2000.

                                   LAMAR ADVERTISING COMPANY



                                   By:  /s/ Kevin P. Reilly, Jr.
                                      ---------------------------------------
                                        Kevin P. Reilly, Jr.
                                        President and Chief Executive Officer

                               POWER OF ATTORNEY

         We, the undersigned officers and directors of Lamar Advertising Company, hereby severally constitute and appoint Kevin P. Reilly, Jr. and Keith
A. Istre and each of them singly, our true and lawful attorneys, with full power to them in any and all capacitates, to sign any amendments to this Registration Statement on Form S-4 (including Pre- and Post-Effective Amendments), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                       Title                                        Date
---------                                       -----                                        ----
                                                Director and Principal                       November 13, 2000
/s/ Kevin P. Reilly, Jr.                        Executive Officer
------------------------------------
Kevin P. Reilly, Jr.

                                                Director and Principal
/s/ Keith A. Istre                              Financial and Accounting Officer             November 13, 2000
------------------------------------
Keith A. Istre

/s/ Charles W. Lamar                            Director                                     November 13, 2000
------------------------------------
Charles W. Lamar

/s/ Gerald H. Marchand                          Director                                     November 13, 2000
------------------------------------
Gerald H. Marchand

                                                Director                                     November __, 2000
------------------------------------
Wendell Reilly

                                                Director                                     November __, 2000
------------------------------------
Stephen Mumblow

/s/ T. Everett Stewart, Jr.                     Director                                     November 13, 2000
------------------------------------
T. Everett Stewart, Jr.

/s/ Sean Reilly                                 Director                                     November 13, 2000
------------------------------------
Sean Reilly

                                                Director                                     November __, 2000
------------------------------------
John Maxwell Hamilton

                                                Director                                     November __, 2000
------------------------------------
Thomas Reifenheiser


                                  INDEX TO EXHIBITS


EXHIBIT
NUMBER                              DESCRIPTION
------                              -----------
2.1               Agreement and Plan of Merger by and among Lamar Advertising
                  Company, Lamar Southwest Acquisition Corporation and Bowlin
                  Outdoor Advertising & Travel Centers Incorporated dated
                  October 3, 2000 (attached as Annex A to the proxy
                  statement/prospectus contained in this registration
                  statement).

3.1 Certificate of Incorporation of Lamar New Holding Co., as amended. Previously filed as Exhibit 3.1 to the Company's
                  Quarterly Report on Form 10-Q for the period ended June 30,
                  1999 (File No. 0-20833) and incorporated herein by reference.

3.2 Certificate of Amendment to the Certificate of Incorporation of Lamar New Holding Co. (whereby the name of Lamar New
                  Holding Co. was changed to Lamar Advertising Company).
                  Previously filed as Exhibit 3.2 to the Company's Quarterly
                  Report on Form 10-Q for the period ended June 30, 1999 (File
                  No. 0-20833) and incorporated herein by reference.

3.3 Certificate of Amendment to the Certificate of Incorporation of the Company. Previously filed as Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the period ended
                  June 30, 2000 (File No. 0-30242) and incorporated herein by reference.

3.4               By-Laws. Previously filed as Exhibit 3.3 to the Company's
                  Quarterly Report on Form 10-Q for the period ended June 30,
                  1999 (File No. 0-20833) and incorporated herein by reference.

4.2 Specimen certificate for shares of the Class A common stock of Lamar Advertising Company. Previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No.
                  333-05479), and incorporated herein by reference.

5.1               Opinion of Palmer & Dodge LLP.  Filed herewith.

8.1               Opinion of Squire, Sanders & Dempsey, L.L.P. regarding certain
                  United States federal income tax consequences of the merger.
                  To be filed by amendment.

23.1 Consent of Palmer & Dodge LLP (included as part of their opinion listed as Exhibit 5.1). Filed herewith.

23.2              Consent of KPMG LLP, independent auditors of Lamar Advertising
                  Company and Lamar Media Corp. Filed herewith.

23.3 Consent of Arthur Andersen LLP, independent public accountants of Martin Media (a California limited partnership) and Martin
                  & MacFarlane, Inc. Filed herewith.

23.4              Consent of Barbich Longcrier Hooper & King, Accounting
                  Corporation, independent accountants of Martin & MacFarlane,
                  Inc. Filed herewith.

23.5 Consent of BDO Seidman LLP, independent certified public accountants of The Outdoor Advertising Division of Whiteco
                  Industries, Inc. Filed herewith.

23.6 Consent of PricewaterhouseCoopers LLP, independent accountants of Chancellor Media Outdoor Corporation, The Outdoor Division of Whiteco Industries, Inc., Martin Media, L.P. and Martin &
                  MacFarlane, Inc. Filed herewith.

23.7              Consent of KPMG LLP, independent auditors of Bowlin Outdoor
                  Advertising and Travel Centers Incorporated. Filed herewith.

24.1              Powers of Attorney (included on signature pages).  Filed herewith.

99.1              Form of Proxy Card for holders of Bowlin stock.  Filed herewith.

99.2 Opinion of Sanders Morris Harris Inc. (attached as Annex C to the proxy statement/prospectus contained in this registration statement).

99.3              Consent of Sanders Morris Harris Inc., financial advisor of
                  Bowlin Outdoor Advertising and Travel Centers Incorporated.
                  Filed herewith.